                                                                       EXHBIT 10
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                          AGREEMENT AND PLAN OF MERGER

                                      among

                         AIRTOUCH COMMUNICATIONS, INC.,

                                AIRTOUCH CELLULAR

                                       and

                          CELLULAR COMMUNICATIONS, INC.




                                 --------------




                            Dated as of April 5, 1996




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



                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
ARTICLE I           THE MERGER................................................................................     1
         1.1        Effective Time of the Merger..............................................................     1
         1.2        Closing...................................................................................     2
         1.3        Effects of the Merger.....................................................................     2

ARTICLE II          MANNER OF CONVERTING SHARES...............................................................     2
         2.1        Certain Definitions.......................................................................     2
         2.2        Conversion of Securities..................................................................     3

                    (a)    AirTouch Cellular Capital Stock....................................................     3
                    (b)    CCI Stock..........................................................................     3
                    (c)    Election of Consideration..........................................................     3
                    (d)    Excess Cash Elections..............................................................     4
                    (e)    Excess Unit Elections..............................................................     4
                    (f)    Insufficient Elections.............................................................     4
                    (g)    Class B Maximum Adjustment.........................................................     5
                    (h)    Treasury Shares; Shares Held by AirTouch...........................................     5
                    (i)    Dissenting Shares..................................................................     5
                    (j)    No Fractional Shares...............................................................     5
                    (k)    Closing of Transfer Books..........................................................     6
                    (l)    Adjustments to Preserve Tax Status of Merger.......................................     6
         2.3        Election Procedures.......................................................................     6
         2.4        Adjustments for Dilution and Other Matters................................................     7
         2.5        Conversion of Dissenting CCI Stock........................................................     7
         2.6        Employee Stock Options....................................................................     7
         2.7        CCI Convertible Debt......................................................................     8
         2.8        Calculation of Conversion Price for AirTouch Class B and Class C Preferred................     8
         2.9        Rights Plan Redemption Consideration......................................................     9

ARTICLE III         EXCHANGE OF SHARES........................................................................     9
         3.1        Exchange Procedures.......................................................................     9
         3.2        Voting and Dividends......................................................................    10
         3.3        No Liability..............................................................................    10
         3.4        Withholding Rights........................................................................    10

ARTICLE IV          REPRESENTATIONS AND WARRANTIES............................................................    11
         4.1        Representations and Warranties of CCI.....................................................    11
                    (a)    Corporate Organization.............................................................    11
                    (b)    Capitalization.....................................................................    11
                    (c)    Authority..........................................................................    12
                    (d)    Disclosure Documents...............................................................    12
                    (e)    Consents; No Violation.............................................................    13
                    (f)    SEC Reports; Material Contracts; Financial Statements..............................    13
                    (g)    Absence of Certain Changes.........................................................    14
                    (h)    Undisclosed Liabilities............................................................    14
                    (i)    Compliance with Laws...............................................................    14
                    (j)    Legal Proceedings..................................................................    14
                    (k)    Finders; Investment Bankers........................................................    14
                    (l)    Tax Returns, Audits and Liabilities................................................    14
                    (m)    Employee Benefit Plans.............................................................    16
                    (n)    Opinion of Financial Advisor.......................................................    17
                    (o)    Intercompany Balances; Transactions with Affiliates................................    17


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
                    (p)    Tax Matters........................................................................    18
                    (q)    Material Contracts.................................................................    18
         4.2        Representations and Warranties of AirTouch................................................    18
                    (a)    Corporate Organization.............................................................    18
                    (b)    Capitalization.....................................................................    18
                    (c)    Authority..........................................................................    18
                    (d)    Valid Issuance.....................................................................    18
                    (e)    Disclosure Documents...............................................................    18
                    (f)    Consents; No Violation.............................................................    19
                    (g)    SEC Reports; Financial Statements..................................................    19
                    (h)    Absence of Certain Changes.........................................................    19
                    (i)    Finders; Investment Bankers........................................................    20
                    (j)    Tax Matters........................................................................    20

ARTICLE V           PRE-CLOSING COVENANTS.....................................................................    20
         5.1        CCI Interim Operations....................................................................    20
                    (a)    Conduct of Business................................................................    20
                    (b)    Charters and By-Laws; Ownership of New Par.........................................    20
                    (c)    Capital Stock......................................................................    20
                    (d)    Dividends; Other Payments..........................................................    20
                    (e)    No Material Transactions; No Affiliate Transactions................................    20
                    (f)    Employee Plans, Compensation, et. .................................................    21
                    (g)    Assets.............................................................................    21
                    (h)    Debt...............................................................................    21
                    (i)    Settlements........................................................................    22
                    (j)    Accounting Methods.................................................................    22
                    (k)    Merger Fees........................................................................    22
                    (l)    No Inconsistent Acts...............................................................    22
         5.2        Certain Covenants of AirTouch.............................................................    22
                    (a)    Charters and Bylaws................................................................    22
                    (b)    Capital Stock; Dividends...........................................................    22
                    (c)    Disposition of Assets..............................................................    22
         5.3        Access and Information....................................................................    23
         5.4        Registration Statement....................................................................    23
         5.5        Stockholders' Approval....................................................................    24
         5.6        Stockholder Rights Plan...................................................................    24
         5.7        Tax Matters...............................................................................    24
         5.8        Indemnification...........................................................................    24
         5.9        Further Assurances; Cooperation...........................................................    24
         5.10       New York Office Lease; Furniture and Fixtures.............................................    25
         5.11       Affiliates; Other Documents...............................................................    25
         5.12       Affiliate Transactions....................................................................    25
         5.13       Redemption of Series B Preference Stock...................................................    25
         5.14       Accountants "Comfort" Letters.............................................................    26
         5.15       Employees.................................................................................    26
         5.16       Expenses..................................................................................    26
         5.17       Sale of Celsat Subsidiaries...............................................................    26
         5.18       Transition Arrangements...................................................................    26
         5.19       Maintenance of D&O Insurance..............................................................    27

ARTICLE VI          CONDITIONS................................................................................    27
         6.1        Conditions to Each Party's Obligation to Effect the Merger................................    27
                    (a)    Stockholder Approval...............................................................    27
                    (b)    Regulatory Approvals...............................................................    27


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
                    (c)    HSR Act............................................................................    27
                    (d)    Registration Statement Effective...................................................    27
                    (e)    State Securities Laws..............................................................    27
                    (f)    NYSE Listing.......................................................................    27
                    (g)    No Injunction......................................................................    27

         6.2        Conditions to Obligations of CCI to Effect the Merger.....................................    27
                    (a)    Representations and Warranties.....................................................    28
                    (b)    Performance of Obligations.........................................................    28
                    (c)    Legal Opinions.....................................................................    28
                    (d)    Comfort Letter of AirTouch's Accountants...........................................    28
                    (e)    Tax Opinion........................................................................    28
         6.3        Conditions to Obligations of AirTouch to Effect the Merger ...............................    28
                    (a)    Representations and Warranties.....................................................    28
                    (b)    Performance of Obligations.........................................................    28
                    (c)    FCC Consents.......................................................................    28
                    (d)    Consents Under Agreements..........................................................    28
                    (e)    Legal Opinions.....................................................................    29
                    (f)    Tax Opinion........................................................................    29
                    (g)    Litigation, etc....................................................................    29
                    (h)    Comfort Letter of CCI's Accountants................................................    29
                    (i)    Rights Agreement...................................................................    29
                    (j)    Consummation of Certain Transactions...............................................    29
                    (k)    Absence of Restrictive Conditions..................................................    29
                    (l)    Contingent Liabilities.............................................................    29
                    (m)    Change in Business Condition.......................................................    30
                    (n)    Amendment of Indemnification Agreements............................................    30

ARTICLE VII         TERMINATION; AMENDMENT AND MISCELLANEOUS..................................................    30
         7.1        Termination...............................................................................    30
         7.2        Effect of Termination.....................................................................    31
         7.3        Termination Expenses......................................................................    31
         7.4        Non-Survival of Representations, Warranties and Coventants Following the Effective Time...    31
         7.5        Waiver and Amendment......................................................................    31
         7.6        Entire Agreement..........................................................................    31
         7.7        Applicable Law............................................................................    31
         7.8        Interpretation............................................................................    31
         7.9        Notices...................................................................................    31
         7.10       Counterparts..............................................................................    32
         7.11       Severability..............................................................................    32
         7.12       No Assignment.............................................................................    32
         7.13       Specific Performance......................................................................    33
         7.14       Consent to Jurisdiction...................................................................    33
         7.15       Publicity.................................................................................    33


                    Certain Schedules and Exhibits that do not contain material information have been omitted. The
                    Company will furnish such exhibits and schedules to the Commission supplementally upon request.


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                         Table of Certain Defined Terms
                         ------------------------------

Term                                                       Section
- ----                                                       -------
Affiliate Transactions                                     4.1(o)
AirTouch Common Stock                                      4.2(b)
AirTouch Preferred Stock Issue Price                       2.8(c)
AirTouch Security                                          2.2(j)
Business Condition                                         4.1(e)
Cash Election                                              2.2(c)
Cash Election Shares                                       2.2(d)
CCI Class A Preferred                                      4.1(b)
CCI Class A Preference Stock                               4.1(b)
CCI Convertible Debt                                       2.7
CCI Financial Statements                                   4.1(f)
CCI Option Plans                                           2.6
CCI Redeemable Preferred                                   4.1(b)
CCI Series A Common                                        4.1(b)
CCI Series B Preference Stock                              4.1(b)
CCI Series C Common                                        4.1(b)
CCI Series D Preference Stock                              4.1(b)
CGCL                                                       1.1(b)
Closing                                                    1.2
Closing Date                                               1.2
Code                                                       Recitals
Commission                                                 2.6(b)
Confidentiality Agreement                                  7.2(b)
Credit Agreement                                           5.1(h)
DGCL                                                       1.1(a)
Disclosure Documents                                       4.1(d)
Dissenting CCI Stock                                       2.2(i)
Effective Time                                             1.1
Employee New Options                                       4.1(b)
Exchange Act                                               4.1(d)
Exchange Agent                                             2.2(k)
Existing Agreement                                         Recitals
FCC Consents                                               6.3(c)
Form of Election                                           2.2(c)
Governmental Entity                                        4.1(e)
HSR Act                                                    4.1(e)
Intercompany Balances                                      4.1(o)
Merger                                                     Recitals
Merger Fees                                                4.1(k)
New Par                                                    Recitals
Non-Election                                               2.2(c)
Non-Election Shares                                        2.2(d)
NYSE                                                       2.8(c)
Per Share Cash Consideration                               2.2(b)
Per Share Unit Consideration                               2.2(b)
Proxy Statement                                            4.1(d)
Registration Statement                                     4.2(e)
Regulatory Approvals                                       4.1(e)
Rights                                                     4.1(b)
Rights Agreement                                           4.1(b)


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
Term                                                       Section
- ----                                                       -------
Rights Redemption                                          5.6
Securities Act                                             3.1(c)
Stockholders Meeting                                       5.5
Surviving Corporation                                      1.3(a)
Unit Election                                              2.2(c)
Unit Election Shares                                       2.2(e)
Volume Weighted-Average Trading Price                      2.8(c)


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                          AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of April 5, 1996, among AIRTOUCH COMMUNICATIONS, INC., a Delaware corporation ("AirTouch"), AIRTOUCH CELLULAR, a California corporation ("AirTouch Cellular"), and CELLULAR COMMUNICATIONS, INC., a Delaware corporation ("CCI").

                              W I T N E S S E T H:

          WHEREAS, AirTouch and CCI, among others, are parties to an Amended and Restated Agreement and Plan of Merger and Joint Venture Organization dated as of December 14, 1990 (the "Existing Agreement"); and

          WHEREAS, pursuant to the Existing Agreement, AirTouch and CCI on July 31, 1991 organized New Par, a Delaware general partnership ("New Par"), and currently each hold indirectly a fifty percent ownership interest therein; and

          WHEREAS, AirTouch presently owns approximately 37% of the outstanding capital stock of CCI and, pursuant to an Appraisal Process (as defined in the Existing Agreement) which is currently scheduled to commence on August 2, 1996, has the right, by causing the Redemption (as defined in the Existing Agreement), to acquire the rest of CCI's equity; and

          WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, AirTouch and CCI desire instead to effect a business combination in the form of a merger of CCI with and into AirTouch Cellular, or another wholly owned subsidiary of AirTouch (the "Merger"); and

          WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

          WHEREAS, the respective Boards of Directors of AirTouch, AirTouch Cellular and CCI have resolved that the transactions described herein are in the best interests of the parties and their respective stockholders and have approved the transactions described herein.

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

          1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date:

                (a) a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by AirTouch Cellular and thereafter delivered to the Secretary of State of Delaware for filing, as provided in the Delaware General Corporation Law ("DGCL"); and

                (b) an agreement of merger, together with related certificates (the "Agreement of Merger"), shall be duly prepared and executed by AirTouch Cellular and thereafter delivered to the Secretary of State of California for filing, as provided in the California General Corporation Law ("CGCL").


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        The Merger shall become effective upon the later of such filings, or at such time thereafter as is provided in the Certificate of Merger or Agreement of Merger (the "Effective Time").

        1.2 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on the second business day after satisfaction (or waiver) of each of the conditions set forth in Article 6 (the "Closing Date"), at the offices of Pillsbury Madison & Sutro LLP in San Francisco, California, unless another time, date or place is agreed to in writing by the parties hereto.

        1.3  Effects of the Merger.

        (a) At the Effective Time, (i) the separate existence of CCI shall cease, and CCI shall be merged with and into AirTouch Cellular with the result that AirTouch Cellular shall be the "Surviving Corporation" following the Effective Time, (ii) the Certificate of Incorporation of AirTouch Cellular as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation and (iii) the by-laws of AirTouch Cellular as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation.

        (b) The directors and officers of AirTouch Cellular immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation as of the Effective Time and until their successors are duly appointed and elected in accordance with applicable law.

        (c) At and after the Effective Time, the Merger shall have the effects set forth in section 259 of the DGCL and section 1107 of the CGCL.

                                   ARTICLE II

                          MANNER OF CONVERTING SHARES

        2.1 Certain Definitions. As used in Article II and elsewhere in this Agreement, the following terms shall have the meanings set forth below:

                "AirTouch Class B Preferred" means AirTouch's 6.00% Mandatorily Convertible Class B Preferred Stock, Series 1996, par value $0.01 per share, to be issued at the Closing pursuant to the Certificate of Designation, Preferences and Rights attached hereto as Exhibit 2.1(a).

                "AirTouch Class C Preferred" means AirTouch's 4.25% Convertible Class C Preferred Stock, Series 1996, par value $0.01 per share, to be issued at the Closing pursuant to the Certificate of Designation, Preferences and Rights attached hereto as Exhibit 2.1(b).

                "AirTouch Preferred Stock Issue Price" has the meaning set forth in Section 2.8(c).

                "Cash Election Number" shall be equal to (i) 28% of the number of CCI Common Equivalent Shares outstanding as of immediately prior to the Effective Time, minus (ii) the number of CCI Common Equivalent Shares represented by Dissenting CCI Stock; provided that the Cash Election Number shall be subject to adjustment in accordance with
        Section 2.2(l).

                "Class B Per-Unit Amount" means an amount equal to (i) $27.50, divided by (ii) the AirTouch Preferred Stock Issue Price, as adjusted in accordance with Sections 2.2(g) and 2.2(l) (calculated to the nearest one-thousandth).


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



                "Class C Per-Unit Amount" means 0.550, as adjusted in accordance with Sections 2.2(g) and 2.2(l) (calculated to the nearest one-thousandth).

                "CCI Common Stock" means the CCI Series A Common and the CCI Series C Common.

                "CCI Stock" means the CCI Common Stock, the CCI Redeemable Preferred, the CCI Class A Preference Stock, and the CCI Series B Preference Stock.

                "CCI Common Equivalent Shares" means, as of any particular time, the sum of (i) the number of issued and outstanding shares of CCI Common Stock and (ii) the number of shares of CCI Common Stock into which shares of issued and outstanding shares of CCI Redeemable Preferred, CCI Class A Preference Stock and CCI Series B Preference Stock are convertible (excluding, for purposes of either calculation, any treasury shares and shares held by AirTouch).

                "Unit" means one unit of AirTouch securities (nominal value, $55 per unit) consisting of (i) a number of shares of AirTouch Class B Preferred equal to the Class B Per-Unit Amount and (ii) a number of shares of AirTouch Class C Preferred equal to the Class C Per-Unit Amount.

                "Unit Election Number" shall be equal to 72% of the number of CCI Common Equivalent Shares outstanding as of immediately prior to the Effective Time; provided that the Unit Election Number shall be subject to adjustment in accordance with Section 2.2(l).

        2.2 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of AirTouch, AirTouch Cellular, CCI or the holders of any of the following securities:

                (a) AirTouch Cellular Capital Stock. Each share of capital stock of AirTouch Cellular issued and outstanding immediately prior to the Effective Time shall remain outstanding as one share of Common Stock of the Surviving Corporation;

                (b)  CCI Stock.  Subject to the other provisions of this
        Section 2.2 and Article II (including, without limitation, Section 2.9), each share of CCI Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by AirTouch, and shares of Dissenting CCI Stock) shall be converted into the right to receive, for each CCI Common Equivalent Share represented thereby:

                   (i) one Unit, subject to adjustment in accordance with
                Section 2.4 (the "Per Share Unit Consideration"),

                   (ii) $55 in cash, without interest, subject to adjustment in accordance with Section 2.4 (the "Per Share Cash
                Consideration"), or

                   (iii) a combination of a fraction of a Unit and cash;

        determined in accordance with Section 2.2(d), Section 2.2(e) or Section 2.2(f), as applicable.

                (c) Election of Consideration. Subject to the allocation and election procedures set forth in this Section 2.2, each holder of record (as of the Effective Time) of shares of CCI Stock will be entitled (i) to elect to receive cash for all of such shares (a "Cash Election"), (ii) to elect to receive Units for all of such shares (a "Unit Election"), or (iii) to indicate that such record holder has no preference as to the receipt of cash or Units for such shares (a "Non-Election"). All such elections shall be made on a form designed for that purpose (a

        "Form of Election"). Holders of record of shares of CCI Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of CCI Stock held by each Representative for a particular beneficial owner.

                (d) Excess Cash Elections. If the aggregate number of CCI Common Equivalent Shares covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number, all shares of CCI Stock covered by Unit Elections and all shares of CCI Stock covered by Non-Elections (the "Non-Election Shares") shall be converted into the right to receive Units, and the shares of CCI Stock covered by Cash Elections shall be converted into the right to receive Units and cash in the following manner:

                each share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Per Share Cash Consideration and (y) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of Units equal to the product of (x) the Per Share Unit Consideration and (y) a fraction equal to one minus the Cash Fraction, multiplied in each case by the number of CCI Common Equivalent Shares represented by such share.

                (e) Excess Unit Elections. If the aggregate number of CCI Common Equivalent Shares covered by Unit Elections (the "Unit Election Shares") exceeds the Unit Election Number, all shares of CCI Stock covered by Cash Elections and all shares of CCI Stock covered by Non-Elections shall be converted into the right to receive cash, and all shares of CCI Stock covered by Unit Elections shall be converted into the right to receive Units and cash in the following manner:

                each share shall be converted into the right to receive (i) a number of Units equal to a fraction (the "Unit Fraction"), the numerator of which shall be the Unit Election Number and the denominator of which shall be the total number of Unit Election Shares, and (ii) an amount in cash, without interest, equal to the product of (x) the Per Share Cash Consideration and (y) a fraction equal to one minus the Unit Fraction, multiplied in each case by the number of CCI Common Equivalent Shares represented by such share.

                (f) Insufficient Elections. In the event that neither Section 2.2(d) nor Section 2.2(e) above is applicable, all shares of CCI Stock covered by Cash Elections shall be converted into the right to receive cash, all shares of CCI Stock covered by Unit Elections shall be converted into the right to receive Units, and the shares of CCI Stock covered by Non-Elections, if any, shall be converted into the right to receive Units and cash in the following manner:

                each share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Per Share Cash Consideration and (y) a fraction (the "Non-Election Fraction"), the numerator of which shall be the excess, if any, of the Cash Election Number over the total number of Cash Election Shares and the denominator of which shall be the excess of (A) the number of shares of CCI Common Equivalent Shares immediately prior to the Effective Time over
                (B) the sum of the total number of Cash Election Shares and the total number of Unit Election Shares and (ii) a number of Units equal to the product of (x) the Per Share Unit Consideration and (y) a fraction equal to one minus the Non-Election Fraction, multiplied in each case by the number of CCI Common Equivalent Shares represented by such share.

                (g) Class B Maximum Adjustment. Notwithstanding the foregoing, the number of shares of AirTouch Class B Preferred issued in the Merger (without regard to conversions of CCI Convertible Debt or exercises of options under the CCI Option Plans occurring, in either case, after the Effective Time) shall in no event exceed the quotient of (i) $500 million, divided by (ii) the AirTouch Preferred Stock Issue Price (the "Class B Maximum"). If the calculations pursuant to Sections 2.2(d)-(f) would otherwise cause the number of shares of AirTouch Class B Preferred issued in the Merger to exceed the Class B Maximum, then instead of issuing such shares of AirTouch Class B Preferred in excess of the Class B Maximum (the "Class B Excess"), the composition of each Unit shall be adjusted as follows:

                   (i) the Class B Per-Unit Amount shall be decreased by an amount equal to (x) the Class B Excess, divided by (y) the number of Units to be issued in the Merger (the "Class B Per-Unit Reduction"); and

                   (ii) the Class C Per-Unit Amount shall be increased by an amount equal to (x) the amount of the Class B Per-Unit Reduction, multiplied by (y) a fraction, the numerator of which is the Class C Per-Unit Amount (prior to making any adjustment hereunder) and the denominator of which is the Class B Per-Unit Amount (prior to making any adjustment hereunder).

                (h) Treasury Shares; Shares Held by AirTouch. Each share of CCI Stock held in the treasury of CCI and each share of CCI Stock owned by AirTouch or any direct or indirect wholly owned subsidiary of AirTouch or of CCI immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                (i) Dissenting Shares. Each outstanding share of CCI Stock as to which a written demand for appraisal is filed in accordance with section 262 of the DGCL at or prior to the Stockholders' Meeting and not withdrawn at or prior to the Stockholders' Meeting and which is not voted in favor of the Merger shall not be converted into or represent a right to receive Units or cash hereunder unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost his or her right to appraisal of and payment for his or her CCI Stock under such section 262, at which time his or her shares shall be treated in accordance with Section 2.5. All such shares of CCI Stock as to which such a written demand for appraisal is so filed and not withdrawn at or prior to the time of such vote and which are not voted in favor of the Merger, except any such shares of CCI Stock the holder of which, prior to the Effective Time, shall have effectively withdrawn or lost his or her right to appraisal of payment for his or her shares of CCI Stock under such section 262,are herein called "Dissenting CCI Stock." CCI shall give AirTouch prompt notice upon receipt by CCI of any written demands for appraisal rights, withdrawal of such demands, and any other instruments served pursuant to section 262 of the DGCL, and CCI shall give AirTouch the opportunity to direct all negotiations and proceedings with respect to such demands. CCI shall not voluntarily make any payment with respect to any demands for appraisal rights and shall not, except with the prior written consent of AirTouch, settle or offer to settle any such demands. Each holder of CCI Stock who becomes entitled, pursuant to section 262 of the DGCL, to payment for his or her shares of CCI Stock under the provisions of such section shall receive payment therefor from the Surviving Corporation and such shares of CCI Stock shall be canceled.

                (j) No Fractional Shares. Notwithstanding any other provisions of this Agreement, each holder of shares of CCI Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of AirTouch Class B Preferred or AirTouch Class C Preferred (each, an "AirTouch Security"), after taking into account all certificates delivered by such holder, shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of an AirTouch Security multiplied by the AirTouch Preferred Stock Issue Price (in the case of the AirTouch Class B Preferred) or $50 (in the case of the AirTouch Class C Preferred).
        No such holder shall be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional share of AirTouch Security.

                (k) Closing of Transfer Books. At the Effective Time, the stock transfer books of CCI shall be closed as to holders of CCI capital stock immediately prior to the Effective Time and no transfer of CCI capital stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates are properly presented in accordance with Article III of this Agreement to the exchange agent, Bank of New York (the "Exchange Agent"), such certificates shall be canceled and exchanged for certificates representing the number of whole AirTouch Securities, and a check representing the amount of cash, if any, into which the CCI Stock represented thereby was converted in the Merger. Any other provision of this Agreement notwithstanding, none of AirTouch, CCI, the Surviving Corporation and the Exchange Agent shall be liable to a holder of CCI capital stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

                (l) Adjustments to Preserve Tax Status of Merger. If, after giving effect to the calculations made pursuant to Sections 2.2(d)-(f) (but without giving effect to any adjustment that would otherwise be required pursuant to Section 2.2(g)), the Tax Opinion referred to in
        Section 6.3(f) cannot be rendered (as determined in writing by Pillsbury Madison & Sutro LLP) as a result of the Merger potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganization under Section 368(a) of the Code, then, to the minimum extent necessary (as determined by Pillsbury Madison & Sutro LLP) to enable the Tax Opinion to be rendered: (i) the Cash Election Number shall be reduced (and the Unit Election Number shall be correspondingly increased on a share-for-share basis) and (ii) the composition of each Unit shall be adjusted by recalculating the Class B Per-Unit Amount and the Class C Per-Unit Amount in the manner contemplated by Exhibit 2.2(l). Notwithstanding the foregoing, in the event that as a result of adjustments contemplated by this Section 2.2(l), the Unit Election Number would exceed 80% of the number of CCI Common Equivalent Shares outstanding as of immediately prior to the Effective Time, then the Board of Directors of AirTouch, in its sole discretion, may elect to terminate this Agreement by providing written notice to CCI of such intention.

        2.3  Election Procedures.

        (a) Elections shall be made by holders of CCI Stock by mailing to the Exchange Agent a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent and accompanied by the certificates representing the shares of CCI Stock as to which the election is being made (or by an appropriate trust company in the United States or a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. (the "NASD")). AirTouch shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of AirTouch (or the Exchange Agent) in such matters shall be conclusive and binding. Neither AirTouch nor the Exchange Agent shall be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 2.3 and all such computations shall be conclusive and binding on the holders of CCI Stock. Forms of Election and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected and risk of loss and title to the certificates theretofore representing shares of CCI Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) in such form as AirTouch and CCI shall mutually agree shall be mailed on the date that the Proxy Statement is first mailed to the stockholders of CCI.

        (b) For the purposes hereof, a holder of CCI Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline (as hereinafter defined) shall be deemed to have made a Non-Election. If AirTouch or the Exchange Agent shall determine that any purported Cash Election or Unit Election was not properly made, such purported Cash Election or Unit Election shall be deemed to be of no force and effect and the stockholder making such purported Cash Election or Unit Election shall, for purposes hereof, be deemed to have made a Non-Election.

        (c) AirTouch and CCI shall each use its best efforts to mail the Form of Election to all persons or entities who become holders of CCI Stock during the period between the record date for the Stockholders' Meeting and 10:00 a.m. New York time, on the date five business days prior to the anticipated Effective Time and to make the Form of Election available to all persons or entities who become holders of CCI Stock subsequent to such day and no later than the close of business on the business day prior to the Effective Time. A Form of Election must be received by the Exchange Agent by the close of business on the last business day prior to the Effective Time (the "Election Deadline") in order to be effective. All elections may be revoked until the Election Deadline.

        2.4 Adjustments for Dilution and Other Matters. If prior to the Effective Time, CCI shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the CCI Stock, or declare a dividend, or make a distribution, on the CCI Stock in any security convertible into CCI Stock (provided that no such action may be taken by CCI without AirTouch's prior written consent as so provided in Article V), an appropriate adjustment or adjustments will be made to the Per Share Cash Consideration and the Per Share Unit Consideration. If at the Effective Time, CCI shall have outstanding more shares of CCI Stock than are contemplated to be outstanding or subject to subscription, option, stock-based or stock-related award or right, warrant, right, conversion, exchange or other agreement, arrangement or commitment of any character by the representation and warranty in Section 4.1(b), then, at the election of the Board of Directors of AirTouch and notwithstanding other provisions hereof, and without limiting any of its other rights hereunder, the Per Share Cash Consideration and the Per Share Unit Consideration shall be appropriately adjusted downward to obtain the same aggregate value of consideration to be delivered in the Merger by AirTouch that would have resulted if such representation and warranty had been true and correct at the Effective Time.

        2.5 Conversion of Dissenting CCI Stock. If prior to the Effective Time any stockholder of CCI shall fail to perfect, or shall effectively withdraw or lose, his or her right to appraisal of and payment for his or her shares of Dissenting CCI Stock under section 262 of the DGCL, the Dissenting CCI Stock of such holder shall be treated for purposes of this Article II like any other shares of outstanding CCI Stock. If, after the Effective Time, any holder of CCI Stock shall fail to perfect, or shall effectively withdraw or lose, his or her right to appraisal of and payment for his or her Dissenting CCI Stock under section 262 of the DGCL, each share of Dissenting CCI Stock of such holder shall be treated in the same manner as Non-Election Shares under the procedures of set forth in Article II and in accordance with the procedures, and subject to the conditions, set forth in this Article III.

        2.6  Employee Stock Options.

        (a) CCI shall use its reasonable best efforts to obtain the written consent of each holder of options outstanding under the CCI 1991 Stock Option Plan or the CCI Non-Employee Director Stock Option Plan (collectively, the "CCI Option Plans") to the conversion procedure described in paragraph (b) below.
In the event that a holder of options outstanding under a CCI Option Plan (each option for one share of CCI Common Stock being a "CCI Option") fails prior to the Effective Time to consent to the conversion procedure described in paragraph (b) below, the conversion procedure described in paragraph (c) below shall be applied to such options.

        (b) If this paragraph (b) applies, at and as of the Effective Time AirTouch shall substitute an option to purchase AirTouch Common Stock (an "AirTouch Common Option") for each CCI Option. Each AirTouch Common Option so substituted by AirTouch under this Agreement shall continue to be subject to substantially the same terms and conditions set forth in the applicable CCI Option Plan and in the corresponding CCI Option immediately prior to the Effective Time, including but not limited to the immediate exercisability of each such CCI Option, except that:

                (i) Such AirTouch Common Option shall be exercisable for that number of whole shares of AirTouch Common Stock equal to the product of the number of shares of CCI Common Stock that were purchasable under such CCI Option immediately prior to the Effective Time multiplied by the Option Adjustment Ratio (as defined below), rounded down to the nearest whole number of shares of AirTouch Common Stock; and

                (ii) The per share exercise price for the shares of AirTouch Common Stock issuable upon exercise of such AirTouch Common Option shall be equal to the quotient determined by dividing the exercise price per share of CCI Common Stock at which such CCI Option was exercisable immediately prior to the Effective Time by the Option Adjustment Ratio and rounding the resulting exercise price up to the nearest whole cent.

The "Option Adjustment Ratio" shall be equal to (A) the Volume-Weighted Average Trading Price of a share of CCI Common Stock during the last five trading days on which CCI Common Stock is traded before the Effective Time divided by (B) the Volume-Weighted Average Trading Price of a share of AirTouch Common Stock during such period. As soon as reasonably practicable after the Effective Time, AirTouch shall register the shares of AirTouch Common Stock underlying the AirTouch Common Options with the Securities and Exchange Commission (the "Commission") on a Form S-8 and shall keep such registration effective until the exercise or termination of all AirTouch Common Options. AirTouch shall reserve for issuance a sufficient number of shares of AirTouch Common Stock for issuance upon exercise of the AirTouch Common Options.

        (c) If this paragraph (c) applies, at and as of the Effective Time AirTouch shall substitute an option to purchase one Unit (an "AirTouch Preferred Option") for each CCI Option. Each AirTouch Preferred Option so substituted by AirTouch under this Agreement shall continue to be subject to substantially the same terms and conditions set forth in the applicable CCI Option Plan and in the corresponding CCI Option immediately prior to the Effective Time, including but not limited to the immediate exercisability of each such CCI Option. The per Unit exercise price for the Unit issuable upon exercise of such AirTouch Preferred Option shall be equal to the exercise price per share of CCI Common Stock at which such CCI Option was exercisable immediately prior to the Effective Time. As soon as reasonably practicable after the Effective Time, AirTouch shall register the shares of AirTouch Class B Preferred and AirTouch Class C Preferred underlying the AirTouch Preferred Options with the Commission on a Form S-8 and shall keep such registration effective until the exercise or termination of all AirTouch Preferred Options. AirTouch shall reserve for issuance a sufficient number of shares of AirTouch Class B Preferred and AirTouch Class C Preferred for issuance upon exercise of the AirTouch Preferred Options.

        2.7 CCI Convertible Debt. Effective as of the Effective Time, the Zero Coupon Convertible Subordinated Notes due 1999 of CCI (the "CCI Convertible Debt") shall be assumed by the Surviving Corporation. The Surviving Corporation shall execute one or more supplemental indentures as may be required pursuant to the terms of the indenture relating to the CCI Convertible Debt.

        2.8 Calculation of Conversion Price for AirTouch Class B and Class C Preferred.

        (a) The Conversion Price for purposes of the Certificate of Designation, Preferences and Rights for the AirTouch Class B Preferred shall be the dollar amount equal to the product of (i) the AirTouch Preferred Stock Issue Price (as defined below) and (ii) 1.24.

        (b) The Conversion Price for purposes of Certificate of Designation, Preferences and Rights for the AirTouch Class C Preferred shall be the dollar amount equal to the product of (i) the AirTouch Preferred Stock Issue Price and
(ii) 1.25.

        (c)  As used in this Section 2.8:

                "AirTouch Preferred Stock Issue Price" means the
        Volume-Weighted Average Trading Price for AirTouch Common Stock for the 15 trading-day period ending on the second calendar day preceding the date on which the Proxy Statement is first mailed to CCI's stockholders, but shall in no event be lower than $29 nor higher than $35.

                "Volume-Weighted Average Trading Price" means, for any given period, an amount equal to (i) the cumulative sum, for each trade of AirTouch Common Stock during such period on the New York Stock Exchange ("NYSE") (or such other principal exchange or over-the-counter market on which such security is listed), of the product of: (x) the sale price times (y) the number of shares of AirTouch Common Stock sold at such price, divided by (ii) the total number of shares of AirTouch Common Stock so traded during the period.

        2.9 Rights Plan Redemption Consideration. Of the consideration provided for in Section 2.2(b) which each holder of a share of CCI Stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive, $.01 in value per CCI Common Stock Equivalent Share shall be in payment for the redemption of the Right associated therewith pursuant to
Section 5.6 hereof (the "Rights Redemption Payment"). Accordingly, the consideration provided for in Section 2.2(b) which each holder of a share of CCI Stock shall be entitled to receive by virtue of the Merger shall be the consideration described in (i), (ii) or (iii) thereof, less $.01 in value. The Rights Redemption Payment shall be paid with respect to each Right upon surrender by such holder of the certificate formerly representing CCI Stock with which such Right was associated in the manner provided in Article III.

                                  ARTICLE III

                               EXCHANGE OF SHARES

        3.1  Exchange Procedures.

        (a) Upon the later to occur of the Effective Time and the completion of the allocation procedure set forth in Section 2.2, AirTouch shall issue to the Exchange Agent the number of AirTouch Securities issuable in the Merger and the amount of cash payable in the Merger; provided, however, that notwithstanding any other provision of this Agreement, AirTouch shall not issue to the Exchange Agent AirTouch Securities or cash payable with respect to shares of CCI Stock unless and until share certificates and the required transmittal materials pursuant to Article II and Article III have been received in proper form by the Exchange Agent. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to AirTouch Securities held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

        (b) After completion of the allocation procedure set forth in Section 2.2, each holder of a certificate formerly representing CCI Stock who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials included in the Election Form, to the Exchange Agent shall, upon acceptance thereof, be entitled to the number of Units, and/or cash, into which the shares of CCI Stock shall have been converted pursuant hereto. AirTouch shall cause the Exchange Agent to accept such certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.1, each certificate representing CCI Stock shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender Units and/or cash, as provided in this Agreement.

        (c) To the extent provided by Section 2.2(j) of this Agreement, each holder of shares of CCI Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional AirTouch Securities to which such holder would otherwise be entitled. AirTouch shall not be obligated to deliver the consideration to which any former holder of CCI Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of CCI Stock for exchange as provided in this
Article III. In addition, certificates surrendered for exchange by any person constituting an "affiliate" of CCI for purposes of Rule 144(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged for AirTouch Securities until AirTouch has received a written agreement from such person as provided in Section 5.11. If any AirTouch Securities, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

        3.2 Voting and Dividends. Former stockholders of CCI shall not be entitled to exercise any voting rights with respect to AirTouch Securities which they are entitled to receive in the Merger, unless and until such holders have exchanged their certificates representing CCI Stock for certificates representing AirTouch Securities in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of
Section 3.1 of this Agreement, each certificate theretofore representing shares of CCI Stock (other than shares to be canceled pursuant to Section 2.2(h) of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive Units, and/or cash, as set forth in this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to AirTouch Securities with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate of CCI Stock with respect to the shares of AirTouch Securities represented thereby, until the holder of such certificate of CCI Stock shall surrender such certificate. Subject to the effect of applicable laws, following surrender of any such certificate of CCI Stock, there shall be paid to the holder of the certificates representing whole shares of AirTouch Securities issued in exchange therefor, without interest, (i) the amount of any cash payable with respect to a fractional AirTouch Security to which such holder is entitled pursuant to Section 2.2(j) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of AirTouch Securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of AirTouch Securities.

        3.3 No Liability. Neither AirTouch nor CCI shall be liable to any holder of shares of CCI Stock for any such AirTouch Security (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        3.4 Withholding Rights. AirTouch or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of CCI Stock such amounts as AirTouch or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by AirTouch or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of CCI Stock in respect of which such deduction and withholding was made by AirTouch or the Exchange Agent.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

        4.1 Representations and Warranties of CCI. CCI hereby represents and warrants to AirTouch and AirTouch Cellular that:

        (a)  Corporate Organization.

        (i) CCI and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. CCI has delivered to AirTouch copies of the certificate of incorporation and by-laws of CCI and each of its subsidiaries, as amended to date, which certificates and by-laws are in full force and effect; and

        (ii) For purposes of this Agreement, neither New Par nor any entity controlled by New Par (a "New Par Subsidiary") shall be deemed to be a subsidiary of CCI, and, unless specifically provided to the contrary, references to "CCI and its subsidiaries, taken as a whole" or phrases of similar effect shall be deemed to exclude New Par or any New Par Subsidiary from their scope. References to New Par shall be deemed to include New Par and the New Par Subsidiaries.

        (b)  Capitalization.

        (i) The authorized capital stock of CCI consists of 100,000,000 shares of Redeemable Common Stock, par value $.01 per share, of which 100,000,000 shares have been designated Series A Common Stock ("CCI Series A Common"); 100,000,000 shares of Nonredeemable Common Stock, par value $.01 per share, of which 100,000,000 shares have been designated Series C Common Stock ("CCI Series C Common"); 100,000,000 shares of Redeemable Participating Convertible Preferred Stock, par value $.01 per share ("CCI Redeemable Preferred"); 2,500,000 shares of Class A Preferred Stock, par value $.01 per share ("CCI Class A Preferred"); 218 shares of Series B Preferred Stock, par value $100 per share ("CCI Series B Preferred"); 3,000 shares of Class C Preferred Stock, par value $100 per share ("CCI Class C Preferred"); and 5,000,000 shares of Preference Stock, par value $1.00 per share, of which 2,500,000 shares have been designated Class A Preference Stock ("CCI Class A Preference Stock"), 3,000 shares have been designated Series B Preference Stock ("CCI Series B Preference Stock"), and 500,000 shares have been designated Series D Junior Participating Preference Stock ("CCI Series D Preference Stock"). As of the date hereof, there were issued and outstanding (A) 17,151,730 shares of CCI Series A Common, (B) 10,066,000 shares of CCI Series C Common, (C) 13,196,498 shares of CCI Redeemable Preferred, (D) 2,206,000 shares of CCI Class A Preference Stock and (E) 1,566 shares of CCI Series B Preference Stock, all of which have been duly authorized and validly issued, and are fully paid and nonassessable and free from preemptive or other similar rights. There are no shares of CCI Class A Preferred, CCI Series B Preferred, CCI Class C Preferred or CCI Series D Preference Stock issued or outstanding. Other than 1,005,000 shares of CCI Series A Common, no shares of CCI capital stock are held as treasury shares.

        (ii) Set forth on Schedule 4.1(b)(ii) is a list of each subsidiary, whether direct or indirect, of CCI. No subsidiary, whether direct or indirect, of CCI holds any shares of CCI capital stock. Except as set forth in Schedule 4.1(b)(ii), CCI owns directly or indirectly all the shares of capital stock of each subsidiary and such shares have been duly authorized and validly issued and are fully paid and nonassessable, and are owned free and clear of all liens, claims or encumbrances (including, without limitation, preemptive or other similar rights) with respect to the equity ownership thereof. Schedule 4.1(b)(ii) lists each subsidiary of CCI that has an ownership interest in New Par, along with the amount of such ownership interest. Each such subsidiary conducts no business other than the ownership of New Par. All such ownership interests in New Par are owned free and clear of all liens, claims or encumbrances with respect to the equity ownership thereof. Except for the subsidiaries of CCI set forth on Schedule 4.1(b)(ii), a 50% equity interest in New Par, and the other equity interests described in Schedule 4.1(b)(ii), CCI has no direct or indirect beneficial ownership interest in any corporation, partnership, joint venture or other entity.

        (iii) Except for (A) the preferred stock purchase rights (the "Rights") of CCI issued pursuant to the Rights Agreement dated as of July 31, 1991 (the "Rights Agreement"), between CCI and Continental Stock Transfer & Trust Company, as Rights Agent, (B) Employee New Options (as defined in the Existing Agreement) outstanding on the date hereof, (C) shares of CCI Redeemable Preferred, CCI Class A Preference Stock, CCI Series B Preference Stock and CCI Series A Common, (D) the CCI Convertible Debt, and (E) the agreements listed on Schedule 4.1(b)(iii), there are no outstanding subscriptions, options, stock-based or stock-related awards or rights, warrants, rights, convertible or exchangeable securities or other agreements, arrangements or commitments of any character (including, without limitation, registration rights) relating to or based upon the issued or unissued capital stock or other securities of CCI or any of it subsidiaries. Schedule 4.1(b)(iii) sets forth the number of Employee New Options outstanding as of the date hereof categorized by name of optionee, character of the option, underlying shares, exercise price, date of vesting, expiration date and employer. CCI has previously furnished to AirTouch a detailed list of Employee New Options setting forth the name of each optionee and the material terms of such option, together with complete copies of each stock option plan and agreement. Except for the Existing Agreement, there are no voting trusts or other agreements or understandings to which CCI or any subsidiary thereof is a party with respect to the voting of capital stock of CCI or any subsidiary thereof.

        (iv) Set forth on Schedule 4.1(b)(iv) is a summary of all repurchases of CCI capital stock effected by CCI or any subsidiary thereof during the last three years, setting forth in reasonable detail the number of shares acquired and the purchase price paid.

        (c) Authority. CCI has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the Rights Redemption and the other transactions contemplated hereby by CCI have been duly authorized by all necessary corporate action on the part of CCI, subject only to approval by the stockholders of CCI at the Stockholders' Meeting by the affirmative vote of a majority of the shares of CCI Stock, voting together as a single class. The Board of Directors of CCI has (i) approved the transactions contemplated hereby, (ii) taken all necessary corporate action so neither Section 203 of the DGCL ("Section 203") nor, to the extent applicable, Section 1707.041 of the Ohio Securities Law ("Section 1707.041"), requires any special vote of stockholders in connection therewith, and none of the restrictions on business combinations set forth in
Section 203 or, to the extent applicable, Section 1707.041 will apply to the Merger, (iii) taken all necessary corporate action so that the Rights Agreement will not apply to the Merger (including without limitation the amendment of the Rights Agreement so that AirTouch will not be deemed to be an Acquiring Person by virtue of the execution of this agreement or the consummation of the transactions contemplated hereby, which amendment is in full force and effect), and (iv) resolved to recommend that stockholders of CCI vote in favor of the approval of this Agreement, the Merger, the Rights Redemption and the other transactions contemplated hereby at the Stockholders' Meeting. This Agreement has been duly executed and delivered by CCI and constitutes a valid and binding obligation thereof, enforceable against it in accordance with its terms.

        (d)  Disclosure Documents.

        (i) None of the information supplied by CCI in writing specifically for inclusion in the Registration Statement or any Disclosure Document (as defined in paragraph (ii) below) in connection with the Merger, or in any amendments or supplements thereto, at the time of effectiveness (with respect to the Registration Statement or any amendment thereto), the first mailing and at the time of the Stockholders' Meeting, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (ii) Each other document required to be filed by CCI with the Commission in connection with the Merger (the "Disclosure Documents") including, without limitation, the letter to stockholders, notice of meeting, proxy statement and form of proxy to be distributed to stockholders in connection with the Merger, and any schedules required to be filed with the Commission in connection therewith (collectively, the "Proxy Statement"), and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of CCI and at the time of the Stockholders Meeting, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Disclosure Documents other than the Proxy Statement and at the time of any distribution thereof, such Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (iii) The representations and warranties contained in Section 4.1(d)(i) and (ii) shall not apply to statements or omissions included in the Disclosure Documents based upon information furnished in writing by AirTouch to CCI specifically for use therein.

        (e) Consents; No Violation. Neither the execution and delivery of this Agreement by CCI, nor the consummation of the transactions contemplated hereby, will (i) conflict with, or result in any breach or violation of, any provision of the certificate of incorporation or by-laws of CCI or any subsidiary thereof; (ii) constitute, with or without notice or the passage of time or both, a breach, violation or default, create a lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under any order, writ, injunction, decree, law, statute, rule or regulation, governmental permit or license, or any mortgage, indenture, lease, agreement or other instrument of CCI or any subsidiary thereof, or to which any of their respective properties is subject, except for breaches, violations, defaults, liens, or rights of termination, modification, cancellation, prepayment or acceleration which would not, singly or in the aggregate, have a material adverse effect on the business, financial condition, assets, liabilities or results of operations (the "Business Condition") of CCI and its subsidiaries, taken as a whole, or on the ability of CCI to consummate the transactions contemplated hereby; (iii) give rise to any preemptive or other similar right of any third party with respect to any shares of capital stock or properties of CCI or any subsidiary thereof; or (iv) require any consent, approval or authorization of, notification to, or filing with, any court, governmental agency or regulatory or administrative authority (each, a "Governmental Entity") on the part of CCI or any subsidiary thereof, other than
(A) the filing of certificates with respect to the Merger in accordance with the DGCL and CGCL and, where applicable, the corporation laws of Michigan or Ohio, (B) filings with the Commission under the Securities Act and the Exchange Act, (C) filings under state securities or blue sky laws, (D) filings required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (E) approvals required by the Federal Communications Commission (the "FCC") and, if required, the public utility commissions of Ohio, Kentucky and Indiana to effectuate the Merger (the foregoing being hereinafter referred to as the "Regulatory Approvals"), (F) the consents and approvals listed on Schedule 4.1(e), and (G) consents, approvals, authorizations, notifications, waivers or filings the failure of which to obtain or make would not, singly or in the aggregate, have a material adverse effect on the Business Condition of CCI and its subsidiaries, taken as a whole, or materially adversely affect the ability of CCI to consummate the transactions contemplated hereby.

        (f)  SEC Reports; Material Contracts; Financial Statements.

        (i) CCI has furnished to AirTouch complete copies of all reports, statements and schedules required to be filed by CCI with the Commission pursuant to the Exchange Act since January 1, 1994 (collectively, the "CCI SEC Reports"). As of their respective dates, the CCI SEC Reports complied in all material respects with all applicable requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        (ii) The audited and unaudited consolidated financial statements of CCI included (or incorporated by reference) in the CCI SEC Reports (the "CCI Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as stated in the financial statements or the notes thereto), and fairly present the financial position of CCI and its consolidated subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited financial statements, to normal year-end adjustments.

        (g) Absence of Certain Changes. Since December 31, 1995, (i) except as set forth in Schedule 4.1(g), CCI and its subsidiaries have each conducted their respective businesses only in the ordinary and usual course, and (ii) neither CCI nor any of its subsidiaries has undergone or suffered any change in its Business Condition which has been, individually or in the aggregate, materially adverse to CCI and its subsidiaries, taken as a whole, or to the ability of CCI to consummate the transactions contemplated hereby.

        (h) Undisclosed Liabilities. Except as disclosed in Schedule 4.1(h), neither CCI nor any subsidiary thereof is subject to any liabilities of any nature (whether or not required to be accrued or disclosed under SFAS No. 5) which have had or can reasonably be expected to have, individually or in the aggregate, an adverse financial effect with respect to CCI and its subsidiaries exceeding $10 million, except (i) to the extent set forth or provided for in the CCI Financial Statements for the year ended December 31, 1995 and (ii) liabilities incurred since December 31, 1995 in the ordinary course of business, none of which has had or can reasonably be expected to have individually or in the aggregate an adverse financial effect with respect to CCI and its subsidiaries exceeding $10 million.

        (i) Compliance with Laws. Neither CCI nor any subsidiary thereof is in violation of any decree, order, statute, rule or regulation so as to materially adversely affect the Business Condition of CCI and its subsidiaries, taken as a whole, or the ability of CCI to consummate the transactions contemplated hereby.

        (j) Legal Proceedings. Except as set forth in Schedule 4.1(j), there is no litigation, proceeding or governmental investigation pending or, to the best of CCI's knowledge, threatened, against CCI or any subsidiary thereof or any of their respective properties or businesses or against any CCI Employee Plan or CCI Benefit Arrangement (as each is defined in Section 4.1(m)) or any of their respective assets which, if decided adversely, would have a material adverse effect on the Business Condition of CCI and its subsidiaries, taken as a whole, or on the ability of CCI to consummate the transactions contemplated hereby.

        (k) Finders; Investment Bankers. Neither CCI nor any subsidiary thereof, nor any of their respective officers or directors, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby, except that CCI has arrangements with Donaldson Lufkin & Jenrette Securities Corporation and Wasserstein Perella & Co. (a copy of the written agreement relating to each of which has previously been provided to AirTouch). Schedule 4.1(k) sets forth a bona fide estimate of the aggregate amount of all fees and expenses expected to be paid by CCI to all attorneys, accountants, investment bankers, proxy solicitors and other advisors in connection with the Merger ("Merger Fees").

        (l)  Tax Returns, Audits and Liabilities.

        (i) For purposes of this Section 4.1(l), the following terms shall have the following meanings:

                "Income Taxes" means any federal, state, local or foreign income, franchise or similar tax.

                "Group" means each affiliated group, within the meaning of
        Section 1504 of the Code (and any combined, consolidated, unitary group or similar group for purposes of any applicable foreign, state or local law), of which CCI or any present CCI subsidiary, or any predecessors or successors to CCI or any present CCI subsidiary is a member (collectively the "Groups").

                "Returns" means any return, report, information return, questionnaire, statement, estimate, declaration or other document (including any related or supporting information) filed or required to be filed for any period through and including the Closing with any taxing authority in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes (whether or not payment is required to be made with respect to such document).

                "Subsidiary" means any subsidiary of CCI and shall include any present or former subsidiary for the period during which such subsidiary (i) was owned, directly or indirectly, by CCI; or (ii) was the member of a Group.

                "Tax" or "Taxes" means all material taxes, fees, levies, imposts, assessments or other charges including, but not limited to, foreign, federal, state, county or local income, profits, gross receipts, payroll, excise, property, sales, use, employment, value added, unitary, capital, net worth, transfer, withholding, and franchise taxes and customs duties together with any penalties, interest or additions to tax thereon or costs or expenses related thereto.

        (ii) Except as set forth in Schedule 4.1(l)(ii), CCI, each Subsidiary thereof, New Par (to the extent CCI, or any of its subsidiaries, or any employee thereof, is responsible for the preparation of Returns therefor) and the Groups have (A) timely filed in accordance with all applicable laws, and will continue through the Effective Time to timely file, all Returns required to be filed by them and all Returns were or will be correct and complete in all material respects, and (B) paid all Taxes whether or not shown on any Return required to be paid by CCI, each of its Subsidiaries and the Groups and will continue to pay such Taxes for periods ending on or before the Effective Time. Except as set forth in Schedule 4.1(l)(ii), complete copies of (A) consolidated federal Income Tax Returns for CCI and its Subsidiaries, and (B) state and local Income and other Tax Returns of CCI and its Subsidiaries and the Groups for each of the years ended December 31, 1991, 1992, 1993 and 1994, and (C) all information relating to any valuation of International, LDCO and PRCO (as each is defined in the Existing Agreement) at the time of or done in connection with the distribution of common stock of International, LDCO and PRCO, have heretofore been delivered or made available to AirTouch (it being understood that the only information so described may be earnings and profits workpapers prepared by Ernst & Young LLP). CCI will deliver or make available, within 30 days of filing, (A) the consolidated federal income tax Returns for the year ended December 31, 1995 for CCI and its Subsidiaries (due to be filed on or before September 15, 1996), and (B) state and local income tax Returns of CCI, any Subsidiary thereof and any Group. Except as set forth in Schedule 4.1(l)(ii), (A) there is no action, suit, proceeding, investigation, audit, claim or assessment pending or proposed with respect to any Return that relates to CCI or any Subsidiary thereof or any Group for Taxes, nor is there any factual or legal basis therefor that has not been reserved or provided for on the audited consolidated and consolidating balance sheet, (B) there are no encumbrances upon any property or assets of CCI, any Subsidiary thereof or any Group that arose in connection with any failure (or alleged failure) to pay any Taxes other than liens for current property taxes not yet due, (C) all amounts required to be collected or withheld by CCI and each Subsidiary thereof with respect to amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted, (D) no extension of time within which to file any Return that relates to CCI, its Subsidiaries or the Groups has been requested which Return has not since been filed, (E) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Return that relates to CCI, any Subsidiary thereof or any Group which remain in effect, (F) there are no tax rulings, requests for rulings, or closing agreements relating to CCI or any Subsidiary thereof or any Group which could affect their liability for Taxes for any period after the Effective Time, (G) all federal, state and local Income Tax Returns of CCI or each Subsidiary thereof or any Group with respect to taxable periods through the year ended December 31, 1990 have been examined and closed or are Returns with respect to which the applicable statute of limitations has expired without extension or waiver and no notification of intention to audit or examine has been received from the Internal Revenue Service or any other taxing authority with respect to the Taxes of CCI, any Subsidiary thereof or any Group, and any deficiencies resulting from such audits have been paid in full, (H) no issue was raised by any taxing authority with respect to any audit that, if raised with respect to any

Return filed for a subsequent taxable period, could result in a deficiency of Taxes or other adjustment, (I) no power of attorney has been granted by CCI or any Subsidiary thereof or any Group with respect to any matter relating to Taxes of CCI or its Subsidiaries or any Group which is currently in force, and
(J) neither CCI or any of its Subsidiaries, nor any Group, has filed a consent under section 341(f) of the Code or any comparable provision of state revenue statutes. Except as set forth in Schedule 4.1(l)(ii), CCI has filed a consolidated Return for federal Income Tax purposes on behalf of itself and other members of the Group (within the meaning of section 1504 of the Code) of which it is the parent corporation since at least the date on which each was incorporated.

        (iii) CCI has heretofore provided AirTouch with complete copies (descriptions if unwritten) of any and all Tax allocation, indemnity, or sharing arrangement or agreement to which CCI or any Subsidiary thereof is a party.

        (iv) Except as set forth in Schedule 4.1(l)(iv), none of CCI, any Subsidiary thereof or any Group has either agreed nor been required to make an adjustment under section 481 of the Code by reason of a change in accounting method or otherwise.

        (v) The unpaid Taxes of CCI and its Subsidiaries (A) did not, as of the year ended December 31, 1995, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the audited consolidated and consolidating balance sheet (rather than in any notes thereto) as of and for the year ended December 31, 1995, and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of CCI and its Subsidiaries in filing their Returns.

        (m)  Employee Benefit Plans.

        (i) Schedule 4.1(m)(i) sets forth a correct list of all of the following:

                (A)  each "employee benefit plan," as such term is defined in section 3(3) of ERISA, which is covered by Title I of ERISA and which is maintained, or otherwise contributed to, by CCI or any of its subsidiaries for the benefit of, or pursuant to which any of them has any liability with respect to, current or former employees of CCI or any subsidiary thereof (a "CCI Employee Plan") and any trust (including a trust intended to qualify under section 501(c)(9) of the Code) related thereto;

                (B) each other plan, program, policy, contract or arrangement providing for bonuses, pensions, deferred compensation, retirement benefits, profit sharing, incentive pay, stock appreciation rights, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any current or former officer, consultant, director or employee of CCI or any subsidiary thereof or members of their respective families (other than directors' and officers' liability policies), maintained or otherwise contributed to by CCI or any subsidiary thereof, whether or not reduced to writing (a "CCI Benefit Arrangement");

                (C) each "employee benefit plan" and related trust described in subparagraph (A) above, and each plan, program, policy, contract or arrangement described in subparagraph (B) above, that would have been included within the definition of CCI Employee Plan or CCI Benefit Arrangement had such descriptions also referred to current or former employees of New Par (or, with respect to (B), members of their respective families); and

                (D) all individuals employed by CCI or any subsidiary thereof, and the position, employer and compensation payable to each such individual.

        (ii) Each CCI Employee Plan and CCI Benefit Arrangement has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, including, but not limited to, ERISA and the Code. No CCI Employee Plan is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or section 412 of the Code. To the best knowledge of CCI, none of CCI or any subsidiary thereof, or any of the CCI Employee Plans, nor any of their respective current or former directors, officers, employees or agents, have, with respect to any CCI Employee Plan, engaged directly or indirectly in any "prohibited transaction," as such term is defined in section 4975 of the Code or section 406 of ERISA. With respect to those CCI Employee Plans intended to qualify under the Code, CCI has obtained from the Internal Revenue Service an advance determination letter to the effect that such CCI Employee Plan and related trust are so qualified, and to the best knowledge of CCI, no circumstances exist which would adversely affect such qualification. With respect to any CCI Employee Plan, there has not occurred and no circumstances exist which would constitute a reportable event under section 4043 of ERISA (other than a reportable event for which the 30-day notice requirement has been waived). Neither CCI nor any subsidiary thereof has contributed to a "multiemployer plan" within the meaning of section 3(37) of ERISA.

        (iii) Neither CCI nor any subsidiary thereof has ever represented, promised or contracted (whether in oral or written form) to any current or former employee (either individually or to employees as a group) that such current or former employee(s) would be provided at any cost to CCI with life insurance or employee welfare plan benefits (within the meaning of section 3(l) of ERISA) upon their retirement or termination of employment.

        (iv) No payment or benefit which will or may be made by CCI or any subsidiary thereof will be characterized as a "parachute payment" within the meaning of section 280G(b)(2) of the Code.

        (v) CCI has provided to AirTouch complete copies of all CCI Employee Plans, CCI Benefit Arrangements, any trusts related thereto and the most recent annual reports on Form 5500 and Summary Plan Descriptions required to be filed by CCI or any subsidiary thereof in connection with any CCI Employee Plan.

        (vi) Neither CCI nor any subsidiary thereof is a party to a collective bargaining agreement.

        (vii) Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or together with any additional or subsequent events), shall constitute an event under any CCI Employee Plan, CCI Benefit Arrangement, loan or individual agreement or contract that may result in any payment (whether of severance pay or otherwise), restriction or limitation upon the assets of any CCI Employee Plan or CCI Benefit Arrangement, acceleration of payment or funding, vesting, or increase in benefits or compensation with respect to any current or former employee or director of CCI, any subsidiary thereof or New Par, or the forgiveness of any loan.

        (viii) All contributions, premiums or other payments due from CCI or any subsidiary thereof to (or under) any CCI Employee Plan or CCI Benefit Arrangement to provide benefits for any individuals associated with CCI or any subsidiary thereof have been fully paid or adequately provided for on the books or financial statements of CCI or any subsidiary thereof.

        (n) Opinion of Financial Advisor. The Company has received the opinions of Donaldson Lufkin & Jenrette Securities Corporation and Wasserstein Perella & Co. to the effect that, as of the date hereof, the consideration to be received by the holders of the CCI Stock in the Merger is fair to such holders from a financial point of view.

        (o)  Intercompany Balances; Transactions with Affiliates.

        (i) Schedule 4.1(o)(i) sets forth a correct list of each amount (an "Intercompany Balance") due to CCI, its subsidiaries or New Par from, or due from CCI, its subsidiaries or New Par to, (A) any former subsidiary or business unit of CCI, (B) any employee, officer or director of CCI or (C) any other entity (other than a current CCI subsidiary or New Par) of which any employee, officer or director of CCI is an officer, director or significant stockholder (collectively, "CCI Affiliates").

        (ii) Schedule 4.1(o)(ii) sets forth a correct list of all agreements, contracts or other arrangements in effect at any time since December 31, 1995 pursuant to which either (A) any CCI Affiliate provides or provided, or causes or caused, to be provided any assets, services or facilities used by CCI, any subsidiary thereof or New Par or (B) CCI, any subsidiary thereof or New Par provides or provided, or causes or caused to be provided, any assets, services or facilities to any CCI Affiliate (each, an "Affiliate Transaction").

        (p) Tax Matters. Neither CCI or its subsidiaries, nor, to the knowledge of CCI, any of its affiliates has knowingly taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

        (q) Material Contracts. Except for the contracts identified as material contracts in CCI's Annual Report on Form 10-K for the year ended December 31, 1995 and the contracts identified on the Schedules hereto, there are no material contracts, leases, agreements or understandings, whether written or oral, to which CCI or any subsidiary is a party or by which any of them is bound.

        4.2 Representations and Warranties of AirTouch. AirTouch hereby represents and warrants to CCI that:

        (a) Corporate Organization. Each of AirTouch and AirTouch Cellular is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

        (b) Capitalization. The authorized capital stock of AirTouch consists of 1,100,000,000 shares of common stock, $.01 par value ("AirTouch Common Stock"), and 50,000,000 shares of preferred stock, $.01 par value ("AirTouch Preferred Stock"). As of the date hereof, there were (i) 499,170,915 shares of AirTouch Common Stock issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and non-assessable and free from preemptive or other similar rights and (ii) no shares of AirTouch Preferred Stock issued and outstanding.

        (c) Authority. Each of AirTouch and AirTouch Cellular has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by AirTouch and AirTouch Cellular have been, and the consummation of the transactions contemplated hereby by AirTouch and AirTouch Cellular will be, duly authorized by all necessary corporate action on the part of each of them. This Agreement has been duly executed and delivered by each of AirTouch and AirTouch Cellular and constitutes a valid and binding obligation thereof, enforceable against it in accordance with its terms.

        (d) Valid Issuance. The AirTouch Securities to be delivered at the Closing, when issued and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly authorized, validly issued, fully paid and non-assessable.

        (e)  Disclosure Documents.

        (i) The registration statement(s) to be filed by AirTouch with the Commission with respect to the offering of AirTouch Class B Preferred and AirTouch Class C Preferred in connection with the Merger (the "Registration Statement") and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the requirements of the Securities Act and will not contain, at the time the Registration Statement becomes effective or at the time of the Stockholders' Meeting, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading.

        (ii) The representations and warranties contained in Section 4.2(e)(i) shall not apply to statements or omissions included in the Registration Statement or the Disclosure Documents based upon information furnished in writing by CCI to AirTouch specifically for use therein.

        (f) Consents; No Violation. Neither the execution and delivery of this Agreement by AirTouch or AirTouch Cellular, nor the consummation of the transactions contemplated hereby will (i) conflict with, or result in any breach or violation of, any provision of the certificate of incorporation or by-laws of AirTouch or AirTouch Cellular or any of their respective subsidiaries; (ii) constitute, with or without notice or the passage of time or both, a breach, violation or default, create a lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under any order, writ, injunction, decree, law, statute, rule or regulation, governmental permit or license, or any mortgage, indenture, lease, agreement or other instrument of AirTouch or AirTouch Cellular or to which any of their respective subsidiaries, or any of their respective properties is subject, except for breaches, violations, defaults, liens, or rights of termination, modification, cancellation, prepayment or acceleration which would not, singly or in the aggregate, have a material adverse effect on the Business Condition of AirTouch and its subsidiaries, taken as a whole, or on the ability of AirTouch or AirTouch Cellular to consummate the transactions contemplated hereby; (iii) give rise to any preemptive or other similar right of any third party with respect to any shares of capital stock or properties of AirTouch; or
(iv) require any consent, approval or authorization of, notification to, or filing with, any Governmental Entity on the part of AirTouch or AirTouch Cellular or any of their subsidiaries, other than (A) the filing of certificates with respect to the Merger in accordance with the DGCL and CGCL and, where applicable, the corporation laws of Michigan or Ohio, (B) the filing of the Certificates of Designation, Preferences and Rights of the AirTouch Class B Preferred and the AirTouch Class C Preferred with the Secretary of State of Delaware, (C) filings with the Commission under the Securities Act and the Exchange Act, (D) filings under state securities or "blue" sky laws, (E) filings required pursuant to the HSR Act, (F) the Regulatory Approvals, (G) the consents and approvals listed on Schedule 4.2(f), and (H) consents, approvals, authorizations, notifications, waivers or filings the failure of which to obtain or make would not, singly or in the aggregate, have a material adverse effect on the Business Condition of AirTouch and its subsidiaries, taken as a whole, or materially adversely affect the ability of AirTouch or AirTouch Cellular to consummate the transactions contemplated hereby.

        (g)  SEC Reports; Financial Statements.

        (i) AirTouch has furnished to CCI complete copies of all reports, statements and schedules required to be filed by AirTouch with the Commission pursuant to the Exchange Act since January 1, 1994 (collectively, the "AirTouch SEC Reports"). As of their respective dates, the AirTouch SEC Reports complied in all material respects with all applicable requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        (ii) The audited and unaudited consolidated financial statements of AirTouch included (or incorporated by reference) in the AirTouch SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as stated in the financial statements or the notes thereto) and fairly present the financial position of AirTouch and its consolidated subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited financial statements, to normal year-end adjustments.

        (h) Absence of Certain Changes. From December 31, 1995 to the date hereof, (i) except as set forth in Schedule 4.2(h), AirTouch has conducted its respective businesses only in the ordinary and usual course, and (ii) AirTouch has not undergone or suffered any change in its Business Condition which has been, individually or in the aggregate, materially adverse to AirTouch and its subsidiaries, taken as a whole, or to the ability of AirTouch or AirTouch Cellular to consummate the transactions contemplated hereby.

        (i) Finders; Investment Bankers. Neither AirTouch, AirTouch Cellular or any of their respective subsidiaries, nor any of their respective officers or directors, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby, except that AirTouch has an arrangement with Lehman Brothers Inc. and, in connection with the execution of the Existing Agreement, CS First Boston Corporation and Salomon Inc.

        (j) Tax Matters. Neither AirTouch or its subsidiaries, nor, to the knowledge of AirTouch, any of its affiliates has knowingly taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.


                                   ARTICLE V

                             PRE-CLOSING COVENANTS

        5.1 CCI Interim Operations. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement or as otherwise approved in writing by AirTouch, which approval shall not be unreasonably withheld:

        (a) Conduct of Business. CCI shall conduct its business, and shall cause its subsidiaries to conduct their respective businesses, only in the ordinary course of their respective existing businesses and otherwise as required by section 3.1.1(a) of the Existing Agreement.

        (b) Charters and By-Laws; Ownership of New Par. Except as expressly contemplated by this Agreement, CCI will not, and CCI will cause its subsidiaries not to, make or propose any change or amendment in their respective charters or by-laws. CCI will not, and will cause its subsidiaries not to, make any change in their respective direct or indirect ownership interests in New Par.

        (c) Capital Stock. CCI will not, and CCI will cause its subsidiaries not to, (i) issue, pledge or sell any shares of capital stock (including treasury shares) or any other securities of any of them, or (ii) issue any securities convertible into, exchangeable for or representing a right to purchase or receive, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or based on or otherwise tracking the performance or characteristics of capital stock, or
(iii) grant any stock-based or stock-related awards or rights or make any similar arrangements or awards with respect to or based upon other securities of any of them, or (iv) enter into any arrangement or contract with respect to the purchase or voting of shares of any of their capital stock, or (v) adjust, split, combine or reclassify any of their capital stock or other securities, or
(vi) make any other changes in their capital structures. Notwithstanding the foregoing, this Section 5.1(c) shall not apply to (A) the issuance of shares of CCI Series A Common in connection with conversion of CCI Redeemable Preferred,
(B) the issuance of shares of CCI Series A Common in connection with the conversion of CCI Series B Preference Stock, (C) the issuance of shares of CCI Series A Common upon exercise of Employee New Options, or (D) the issuance of shares of CCI Series A Common upon conversion of CCI Convertible Debt. CCI shall promptly inform AirTouch of the terms of any issuances of shares in accordance with the preceding sentence.

        (d) Dividends; Other Payments. Neither CCI nor any subsidiary thereof will declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of its capital stock.

        (e) No Material Transactions; No Affiliate Transactions. CCI will not, and CCI will cause its subsidiaries not to, (A) authorize, recommend, propose or enter into an agreement in principle or a definitive agreement with respect to any merger, consolidation, liquidation, dissolution or similar business combination, any joint venture partnership or collaborative arrangement, or any acquisition of a material amount of assets or securities;
(B) enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms; or (C) enter into, or otherwise engage in, any Affiliate Transaction. Notwithstanding the foregoing, CCI shall be permitted to effect the transactions contemplated by Section 5.10 and the sale of capital stock contemplated by Section 5.17 with any person or entity.

        (f) Employee Plans, Compensation, etc. Except for normal changes in the ordinary course of business that are consistent with past practice, or as provided by Section 2.6 hereof, and that, in the aggregate, do not result in a material increase of benefits or compensation expense to CCI or any of its subsidiaries relative to the level in effect prior to such changes and except as required by law, CCI will not, and will cause its subsidiaries not to:

                (i) adopt, enter into, amend or terminate any bonus, profit-sharing, compensation, severance, termination, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any individual, to the extent that any such action would affect directors, officers or employees associated with CCI, its subsidiaries or New Par;

                (ii) enter into any new employment arrangements or relationships with new or existing employees which has the legal effect of any relationship other than at-will employment;

                (iii) increase in any manner the compensation or fringe benefits of any director, officer or employee associated with CCI, its subsidiaries or New Par or pay any benefit to any director, officer or employee associated with CCI, its subsidiaries or New Par other than pursuant to an existing plan or arrangement and in amounts consistent with past practice; or

                (iv) grant any awards to any director, officer or employee associated with CCI, its subsidiaries or New Par under any bonus, incentive, performance or other compensation plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder).

Except as required by law, CCI will not, and will cause its subsidiaries not to, take any action to segregate assets for, or in any other way secure, the payment of compensation or benefits to any employee associated with CCI, its subsidiaries or New Par under any employee plan, agreement, contract or arrangement or adopt, enter into or amend any contract, agreement, commitment or arrangement to do any of the acts described in this Section 5.1(f). CCI will not, and will cause its subsidiaries not to, become obligated to make any payment or transfer of property that constitutes a "parachute payment" within the meaning of section 280G(b)(2) of the Code.

        (g) Assets. CCI will not, and will cause its subsidiaries not to, encumber, sell, lease or otherwise dispose of any material assets or cancel, release or assign any indebtedness owed thereto or any claims held thereby, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        (h) Debt. Except in the ordinary course of its business consistent with past practice, CCI will not, and will cause its subsidiaries not to, (i) incur or assume any indebtedness (and any indebtedness permitted by the preceding shall, to the extent of indebtedness for money borrowed or capital leases, be prepayable without penalty, other than customary prepayment charges of a nature substantially similar to those provided in the Credit Agreement, dated as of December 27, 1995, by and among Cellular Communications of Ohio, Inc., certain of its subsidiaries and the lenders named therein (the "Credit Agreement") for LIBOR and CD rate loans); (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than a direct or indirect wholly owned subsidiary of CCI); (iii) issue or sell any debt securities or guarantee any indebtedness; or (iv) enter into any contract, agreement, commitment or arrangement to do any of the foregoing. CCI will not incur indebtedness under the Credit Agreement that would have a maturity date, or interest period ending, after August 1, 1996, except for any such indebtedness incurred prior to the date hereof.

        (i) Settlements. CCI will not, and will cause its subsidiaries not to, settle any claim, action or proceeding involving monetary damages, except in the ordinary course of business, consistent with past practice.

        (j) Accounting Methods. CCI will not change its methods of accounting in effect at December 31, 1995, except as required by changes in generally accepted accounting principles as concurred in by its independent accountants.

        (k) Merger Fees. CCI will not, and will cause its subsidiaries not to, pay (or agree to become obligated to pay) any Merger Fees in excess of the amount set forth in Schedule 4.1(k), other than any excess amounts which are immaterial in the aggregate incurred in connection with, and in furtherance of, consummation of the transactions contemplated hereby.

        (l) No Inconsistent Acts. Neither CCI nor any subsidiary thereof will take, or agree to take, any action that would result in any of the conditions set forth in Sections 6.1 and 6.3 not being satisfied.

        5.2 Certain Covenants of AirTouch. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement or as otherwise approved in writing by CCI, which approval shall not be unreasonably withheld:

                (a) Charters and Bylaws. AirTouch will not make any change or amendment in its charter or by-laws except for such changes or amendments that would not have had a material adverse effect on the rights of the AirTouch Class B Preferred or AirTouch Class C Preferred were such AirTouch Class B Preferred or AirTouch Class C Preferred to have been outstanding on the date thereof.

                (b) Capital Stock; Dividends. AirTouch will not undertake a reclassification of AirTouch Common Stock, or pay any single dividend or other distribution (whether in cash, capital stock or other assets) to holders of AirTouch Common Stock where the value of such dividend or distribution (in excess of the fair market value of any consideration received therefor) together with the amount of all dividends and distributions made to the holders of AirTouch Common Stock during the period from the date hereof and prior to such dividend or distribution exceeds 20% of the product of (i) the Volume-Weighted Average Trading Price on the record date for determining the stockholders entitled to receive such dividend or distribution and (ii) the number of shares of AirTouch Common Stock outstanding on such record date.

                (c) Disposition of Assets. AirTouch will not enter into any agreement providing for a transaction or series of related transactions that results in the transfer, sale or other disposition by AirTouch of assets of (i) AirTouch International, a California corporation, (ii) AirTouch Cellular of Nevada, a Nevada corporation, or (iii) AirTouch Cellular, to the extent that the assets subject to such transfer, sale or disposition in the aggregate would represent more than 20% of the total fair market value of AirTouch and its subsidiaries, taken as whole, measured on a proportionate basis immediately prior to such disposition (excepting any such transaction or series of related transactions in which a majority of the value of the consideration received in exchange for the assets transferred, sold or otherwise disposed of consists of assets (or interests in assets) of a like kind or nature and excepting any transactions pursuant to existing agreements).

        5.3  Access and Information.

        (a) During the period from the date hereof through the Effective Time, CCI shall, and shall cause its subsidiaries to, afford AirTouch, and its accountants, counsel and other representatives, reasonable access from time to time during normal business hours to the properties, books, contracts, Returns and other tax records, commitments and records of CCI and its subsidiaries, and shall also cause such of its officers, employees, accountants, counsel and other agents or representatives to meet and confer with AirTouch and its accountants, counsel and other representatives as AirTouch may reasonably request, for the purpose of conducting any review or investigation reasonably related to the Merger, and CCI and its subsidiaries will cooperate fully with all such reviews and investigations.

        (b) During the period from the date hereof through the Effective Time, CCI shall furnish to AirTouch (i) all reports filed by CCI or any subsidiary thereof with the Commission (other than reports filed pursuant to section 13(d) or 13(g) of the Exchange Act) promptly upon the filing thereof, and (ii) monthly and other interim financial statements in the form prepared by CCI for its internal use. During this period, CCI also shall notify AirTouch in writing promptly of any material change in the Business Condition of CCI and its subsidiaries, or of CCI, its subsidiaries and New Par, taken as a whole. During the period from the date hereof through the Effective Time, AirTouch shall furnish to CCI all reports filed by AirTouch with the Commission (other than reports filed pursuant to section 13(d) or 13(g) of the Exchange Act) promptly upon the filing thereof. During this period AirTouch also shall notify CCI in writing promptly of any material change in the Business Condition of AirTouch and its subsidiaries, taken as a whole.

        (c) CCI shall and shall cause its subsidiaries to deliver to AirTouch at least ten business days prior to the Closing a schedule which sets forth the following information with respect to CCI and each of its subsidiaries as of December 31, 1995 (it being understood that some information set forth therein may be developed on the basis of estimates derived by CCI and its subsidiaries in good faith and using reasonable best efforts): (A) the adjusted basis of CCI and each of its subsidiaries in its assets; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to CCI and each of its subsidiaries; and (C) the amount of any deferred gain or loss allocable to CCI and each of its subsidiaries arising out of any deferred intercompany transaction (within the meaning of section 1.1502-13(a)(2) of the Income Tax Regulations); and (D) the amount of any excess loss accounts (within the meaning of section 1.1502-19 of the Income Tax Regulations), if any, of each of the subsidiaries.

        (d) Notwithstanding the foregoing provisions of this Section, no party shall be required to grant access or furnish information to the other party to the extent that such access or the furnishing of such information is prohibited by law. No investigation by a party hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation.

        5.4 Registration Statement. AirTouch and CCI shall promptly prepare and file with the Commission the Proxy Statement, and AirTouch shall prepare and file with the Commission the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of AirTouch and CCI shall provide reasonable opportunity for the other to review and comment upon the contents of the Proxy Statement and the Registration Statement and shall not include therein or omit therefrom any information to which counsel to the other shall reasonably object. After the date of the mailing of the Proxy Statement, each of AirTouch and CCI agrees promptly to notify the other of and to correct any information which either of them shall have furnished for inclusion in the Proxy Statement that shall have become false or misleading in any material respect. Each of AirTouch and CCI shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. AirTouch shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) reasonably required to be taken under any applicable state securities laws in connection with the issuance of the AirTouch Securities in the Merger, and CCI shall furnish all information concerning CCI and the holders of CCI Stock as may be reasonably requested in connection with any such action.

        5.5 Stockholders' Approval. CCI shall promptly call a meeting of its stockholders to be held no later than July 26, 1996 for voting upon the Merger (the "Stockholders' Meeting"), provided that the Registration Statement shall then be effective. In connection with the Stockholders' Meeting, CCI shall mail the Proxy Statement and Registration Statement to its stockholders on a timely basis, but in no event earlier than June 17, 1996. The Board of Directors of CCI (i) has recommended approval of the Merger, the Rights Redemption and this Agreement, (ii) shall include, and shall not withdraw or modify, each such recommendation in the Proxy Statement unless under applicable law, including applicable disclosure obligations, it is required to omit, withdraw or modify any such recommendation, (iii) shall submit for approval of its stockholders the matters to be voted upon at the Stockholders' Meeting, and
(iv) shall use its best efforts (including, without limitation, soliciting proxies for such approvals), to the extent permitted by applicable law, to obtain such stockholder approval.

        5.6 Stockholder Rights Plan. CCI will take all actions necessary to cause the Rights to be redeemed immediately prior to the Effective Time (the "Rights Redemption"), with the payment therefor to be in the manner and form provided for by Section 2.9 hereof.

        5.7 Tax Matters. Neither CCI or AirTouch nor any direct or indirect subsidiary of either of them shall knowingly take any action that would jeopardize the treatment of the Merger as a reorganization under section 368 of the Code.

        5.8 Indemnification. From and after the Effective Time, AirTouch shall cause the Surviving Corporation to (i) indemnify and hold harmless the present and former officers and directors of CCI in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Amended and Restated Certificate of Incorporation and bylaws of CCI in effect on the date hereof and (ii) perform and fulfill all of its obligations under the Indemnification Agreements between CCI and the persons listed in
Schedule 5.8 and in effect as of the date hereof.

        5.9 Further Assurances; Cooperation. Each of the parties hereto shall perform its obligations under this Agreement and take or cause to be taken and do or cause to be done all things necessary, proper or advisable under applicable law to obtain all necessary regulatory approvals and waivers and other necessary consents and satisfy all conditions to the obligations of the parties under this Agreement and to cause the transactions contemplated hereby to be carried out promptly in accordance with the terms hereof and shall cooperate fully with one another and their respective officers, directors, employees, agents, counsel, accountants and other representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement; upon the execution of this Agreement and thereafter, each party shall do such things as may be reasonably requested by the other parties herein in order more effectively to consummate such transactions (including, but not limited to, promptly delivering to the other information necessary to prepare and pursue all necessary regulatory filings, approvals and waivers), in each case including, without limitation:

                (a) Subject to the terms and conditions herein provided, CCI and AirTouch shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to (i) obtain the consents, approvals, authorizations and waivers described in Sections 4.1(e) and 4.2(f),
        (ii) comply with the provisions of the HSR Act, and (iii) obtain any other required approval of any Governmental Entity with jurisdiction over the Merger and to obtain any other necessary consents, and, in the event any change in the transactions contemplated hereby is required in order to accomplish the foregoing, except as provided elsewhere in this Agreement, to take all necessary steps to accommodate such change to the extent it would not materially adversely affect the parties' rights or obligations hereunder. Each of the parties hereto agrees to cooperate in the preparation of and to provide all information required for the prompt filing of all applications, the Proxy Statement, the Registration Statement, the Disclosure Documents, approvals and waivers required for the approval and consummation of the Merger.

                (b) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of the Merger or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if any injunction or other order of the type referred to in Section 6.1(g) is issued in any such action, suit or other proceeding, to use best efforts to have such injunction or other order dissolved, and to cooperate reasonably regarding the removal of any other impediment to the consummation of the Merger.

                (c) AirTouch shall give prompt written notice to CCI and CCI shall give prompt notice to AirTouch, to the extent known by the chief executive officer or any financial officer of the party giving notice, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the disclosing party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or which will or may result in the failure to satisfy any of the conditions specified in Article VI or (ii) any failure of the disclosing party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

        5.10  New York Office Lease; Furniture and Fixtures.

        (a) At or before the Effective Time, CCI shall cause the office lease for CCI's offices at 110 E. 59th Street, New York, New York (covering a portion of the 21st floor and all of the 26th floor of such premises) (the "Headquarters Lease"), a copy of which has previously been furnished to AirTouch, to be terminated or novated, such that after the Effective Time neither AirTouch nor the Surviving Corporation shall have any liability or obligation of any kind whatsoever with respect to the Headquarters Lease. Neither CCI nor any subsidiary thereof shall make, or obligate itself to make, any payment to any person or entity including, without limitation, the lessors in connection with such termination or novation. CCI represents and warrants that as of the date hereof it has a binding commitment from a formerly affiliated company for the assignment thereto of the Headquarters Lease in the manner required by this Section 5.10(a).

        (b) At or before the Effective Time, CCI shall sell, or cause to be sold, all office equipment, fixtures, furniture and leasehold improvements owned by CCI and located at CCI's offices at 110 E. 59th Street, New York, New York for net proceeds to CCI of not less than the book value of such equipment, fixtures, furniture and leasehold improvements. CCI represents and warrants that as of the date hereof it has a binding commitment from a formerly affiliated company to purchase such fixtures, furniture and leasehold improvements on the foregoing terms.

        5.11 Affiliates; Other Documents. At least 40 days prior to the Effective Time, CCI shall deliver to AirTouch a letter identifying all persons who are, at the time, "affiliates" of CCI for purposes of Rule 145 under the Securities Act. CCI shall use best efforts to cause each person named in the letter delivered by it to deliver to AirTouch prior to the Closing Date a written "Affiliates" agreement, in the form attached hereto as Exhibit 5.11, providing that such person shall dispose of the AirTouch Securities to be received by such person in the Merger only in accordance with applicable law and, in addition, contains a representation by such "affiliate" that it has no present plan or intention to dispose of any such shares of AirTouch Securities. CCI agrees, upon request, to use all reasonable efforts to obtain and deliver to AirTouch any customary certificate or other document from any officer or stockholder of CCI as may be reasonably requested by Pillsbury Madison & Sutro LLP in connection with the Tax Opinion referred to in Section 6.3(f).

        5.12 Affiliate Transactions. At or before the Effective Time, CCI shall (a) repay, or cause to be repaid, all Intercompany Balances and (b) terminate, or cause to be terminated, all Affiliate Transactions.

        5.13 Redemption of Series B Preference Stock. On or before the date that the Proxy Statement is first mailed to stockholders, CCI shall mail a notice of redemption (a "Redemption Notice") to each of the holders of CCI's Series B Preference Stock, which shall (i) specify a date for redemption no later than the date of the Stockholders' Meeting, (ii) contain the information required by, and otherwise be in form and substance as required by, the terms of the Series B Preference Stock, and (iii) call for redemption all of the issued and outstanding shares of such Series B Preference Stock. On or before the date of the Stockholders' Meeting, CCI shall have redeemed all of the issued and outstanding shares of Series B Preference Stock, except to the extent that holders of shares of Series B Preference Stock have elected to exercise their conversion right in lieu of redemption and CCI has, on or before such date, converted their Series B Preference Stock into shares of CCI's Series A Redeemable Common.

        5.14 Accountants "Comfort" Letters. Each of AirTouch and CCI will use best efforts to cause to be delivered to the other "comfort" letters from their respective independent accountants, in form and substance reasonably satisfactory to the recipient, dated (i) two days prior to the date the Proxy Statement is first mailed to CCI's stockholders and (ii) two days prior to the date the stockholders of CCI adopt this Agreement.

        5.15  Employees; Long-Term Incentive Plan.

        (a) At or before the Effective Time, CCI shall, or shall cause its subsidiaries to, either obtain a letter of resignation in form and substance reasonably satisfactory to AirTouch, or terminate, each employee of CCI or any subsidiary thereof (including any such employees who may be seconded to New Par at the Effective Time).

        (b) Immediately prior to the Effective Time, upon instructions from AirTouch, CCI will terminate, or will cause its subsidiaries to terminate, the secondment to New Par of each employee of CCI or any subsidiary thereof.

        (c) Any voluntary resignation, or termination, of employees of CCI or its subsidiaries effected pursuant to paragraph (a) or (b) above shall be without any cost, expense or contractual liability (including, without limitation, severance payments or similar costs) to CCI, New Par, AirTouch or any of their respective affiliates. CCI shall use its best efforts to obtain a written commitment from such employees of CCI and its subsidiaries as AirTouch may designate to provide AirTouch (at the request of AirTouch) with consulting or advisory services following the Effective Time with respect to the operations of CCI, its subsidiaries or New Par for reasonable and customary compensation.

        (d) As of the Effective Time, the Cellular One Long-Term Incentive Plan will terminate, the stock appreciation rights granted thereunder will vest in full and, within 45 days following the Effective Time (or such shorter period as is reasonably practicable, but no sooner than 30 days following the Effective Time), AirTouch shall cause all vested stock appreciation rights outstanding thereunder to be paid in cash.

        5.16 Expenses. Subject to Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that all costs and expenses, including filing fees, related to the printing, mailing or filing of the Registration Statement and Proxy Statement or to any other filing with any Governmental Entity in connection with the transactions contemplated hereby shall be shared equally by AirTouch and CCI.

        5.17 Sale of Celsat Subsidiaries. CCI shall use its best efforts to sell, at or before the Effective Time, the capital stock (or all of the assets and liabilities) of CCI Data, Inc. and CCI Sub, Inc. for proceeds to CCI of not less than $2 million. CCI hereby represents and warrants to AirTouch that (a) except for CCI Data, Inc. and CCI Sub, Inc., neither CCI nor any subsidiary thereof has any direct or indirect beneficial ownership interest in Celsat America, Inc. and (b) neither CCI Data, Inc. nor CCI Sub, Inc. has any assets (having more than de minimis value) other than in interests in, and rights associated with, Celsat America, Inc.

        5.18 Transition Arrangements. During the period from the date hereof through the Effective Time, CCI shall, and shall cause its subsidiaries to, cooperate fully with AirTouch to effect a transition to AirTouch of control of New Par as of the Effective Time. AirTouch and CCI will form a team (to be chaired by AirTouch) which will have the authority to implement the transition (including, without limitation, a transition to use by New Par of the "AirTouch" brand name as of the Effective Time).

        5.19 Maintenance of D&O Insurance. At all times during the period from the date hereof through the Effective Date, CCI shall maintain in full force and effect the directors' and officers' insurance policy which is in effect on the date hereof.


                                   ARTICLE VI

                                   CONDITIONS

        6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each of AirTouch and CCI to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

                (a) Stockholder Approval. The stockholders of CCI shall have approved all matters relating to this Agreement, the Merger and the Rights Redemption required to be approved by such stockholders by the vote required under the DGCL at the Stockholders' Meeting.

                (b) Regulatory Approvals. All required authorizations, orders, grants, consents, permissions, approvals and waivers of any Governmental Entity with jurisdiction over the transactions contemplated hereby, other than those authorizations, orders, grants, consents, permissions, approvals and waivers the failure of which to receive would not, singly or in the aggregate, have a material adverse effect on the Business Condition of CCI, its subsidiaries and New Par taken as a whole, shall have been received and shall remain in effect, provided, however, that if the condition set forth in Section 6.3(c) is waived by AirTouch, then this condition will be deemed to have been satisfied with respect to the FCC Consents.

                (c) HSR Act. Any applicable waiting period under the HSR Act shall have expired or been terminated.

                (d) Registration Statement Effective. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

                (e) State Securities Laws. AirTouch shall have received all state securities and "blue sky" permits and other authorizations necessary to consummate the transactions contemplated hereby.

                (f) NYSE Listing. The AirTouch Securities to be issued to the holders of the capital stock of CCI upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                (g) No Injunction. Neither AirTouch nor CCI shall be subject to any order, decree or injunction of a Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated hereby and no proceeding shall have been initiated by any Governmental Entity and be continuing which seeks such an injunction. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation thereof illegal.

        6.2 Conditions to Obligations of CCI to Effect the Merger. The obligations of CCI to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

                (a) Representations and Warranties. The representations and warranties of AirTouch set forth in this Agreement shall have been true and correct in all material respects when made and (unless made as of a specified date) shall be true and correct in all material respects as if made as of the Effective Time, and CCI shall have received a certificate dated as of the Closing Date signed by the vice chairman and the chief financial officer of AirTouch to that effect.

                (b) Performance of Obligations. AirTouch shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and CCI shall have received a certificate dated as of the Closing Date signed by the vice chairman and chief financial officer of AirTouch to that effect.

                (c) Legal Opinions. CCI shall have received the opinions of Margaret G. Gill, Senior Vice President, Legal, External Affairs and Secretary of AirTouch, and Pillsbury Madison & Sutro LLP, counsel to AirTouch, both dated the Closing Date, substantially in the form of Exhibits 6.2(c)-1 and 6.2(c)-2 hereto, respectively.

                (d) Comfort Letter of AirTouch's Accountants. CCI shall have received the letter of Price Waterhouse, AirTouch's independent accountants, prepared pursuant to the provisions of Section 5.14.

                (e) Tax Opinion. CCI shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to CCI, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, and that AirTouch and CCI will each be a party to that reorganization within the meaning of section 368(b) of the Code and that no gain or loss will be recognized by the stockholders of CCI to the extent they receive AirTouch Securities solely in exchange for shares of CCI Stock.

        6.3 Conditions to Obligations of AirTouch to Effect the Merger. The obligations of AirTouch to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

                (a) Representations and Warranties. The representations and warranties of CCI set forth in this Agreement shall have been true and correct in all material respects when made and (unless made as of a specified date) shall be true and correct in all material respects as if made as of the Effective Time, and AirTouch shall have received a certificate dated as of the Closing Date signed by the chairman and the chief financial officer of CCI to that effect.

                (b) Performance of Obligations. CCI shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and AirTouch shall have received a certificate dated as of the Closing Date signed by the chairman and the chief financial officer of CCI to that effect.

                (c) FCC Consents. All orders and approvals of the FCC required in connection with the consummation of the transactions contemplated hereby ("FCC Consents") shall have been obtained or made, whether or not any appeal or request for reconsideration of such order is pending, or whether the time for filing any such appeal or request for reconsideration or for any sua sponte action by the FCC has expired.

                (d) Consents Under Agreements. The consent, approval or waiver of each person (other than Governmental Entities) whose consent or approval shall be required in order to permit (i) the succession by AirTouch Cellular as the Surviving Corporation in the Merger to any material obligation, right or interest of CCI or any subsidiary of CCI, or (ii) the indirect acquisition of CCI's ownership interest in New Par, under any material loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument (other than the Credit Agreement, as to which the parties acknowledge repayment will be required at the Effective Time) shall have been obtained.

                (e) Legal Opinions. AirTouch shall have received the opinions of Richard J. Lubasch, Vice President- General Counsel of CCI, and Skadden, Arps, Slate, Meagher & Flom, counsel to CCI, both dated the Closing Date, substantially in the form attached hereto as Exhibits 6.3(e)-1 and 6.3(e)-2 hereto, respectively.

                (f) Tax Opinion. AirTouch shall have received the opinion of Pillsbury Madison & Sutro LLP, counsel to AirTouch, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that AirTouch, AirTouch Cellular and CCI will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

                (g) Litigation, etc. There shall be no pending or threatened material action or proceeding by any person against AirTouch, CCI, any subsidiary of either or New Par, or any director, officer or employee thereof, challenging or in any way or in any manner seeking to restrict or prohibit the transactions contemplated hereby or seeking to obtain any damages against any person as a result of the transactions contemplated hereby, which action or proceeding has or would have a reasonable likelihood of success.

                (h) Comfort Letter of CCI's Accountants. AirTouch shall have received the letters from Ernst & Young LLP, as CCI's independent accountants, prepared pursuant to the provisions of Section 5.14.

                (i) Rights Agreement. The Rights shall have been redeemed (by resolution of the Board of Directors of CCI and provision for payment as set forth in Section 2.9) in accordance with their terms.

                (j) Consummation of Certain Transactions. The transactions contemplated by Section 5.10 shall have been consummated in accordance with the provisions thereof.

                (k) Absence of Restrictive Conditions. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity which, in connection with the transactions contemplated hereby, imposes any condition or restriction upon AirTouch or the Surviving Corporation or their respective subsidiaries which in the reasonable business judgment of AirTouch would materially interfere with the benefits sought to be obtained by AirTouch hereunder.

                (l) Contingent Liabilities. Except for matters described in the schedules delivered by CCI to AirTouch hereunder, at the time of the Closing (i) there shall not be any suit, action or proceeding, or any investigation or inquiry, by any Governmental Entity (collectively, "proceeding"), which shall be pending or, to the knowledge of CCI, threatened against or affecting CCI, any subsidiary thereof or New Par, and (ii) there shall not be any potential unasserted claim or liability against CCI, any subsidiary thereof or New Par (whether or not such claim or liability is required to be accrued or disclosed under SFAS No. 5), in the case of either a proceeding under clause (i) or a claim or liability under clause (ii), which could be reasonably expected to have, either individually or in the aggregate with all other such proceedings, claims or liabilities, a material adverse effect on CCI, its subsidiaries and New Par taken as a whole (which shall be deemed to have occurred if involving losses, liabilities (which if contingent could reasonably be expected to result in loss), costs or expenses of more than $50 million).

                (m) Change in Business Condition. Since the date hereof, there shall not have occurred any change in the Business Condition of CCI, its subsidiaries and New Par, taken as a whole, that would have or would be reasonably likely to have, individually or in the aggregate, a materially adverse effect thereon; provided, however, that the foregoing shall not apply to any change resulting from general cellular industry conditions or a regulatory development affecting the cellular industry generally.

                (n) Amendment of Indemnification Agreements. Prior to the Effective Time, CCI shall have entered into an amendment of each indemnity agreement by and between CCI and any officer or director of CCI or any other entity, pursuant to which the indemnitee (i) acknowledges that for purposes of indemnification by CCI or its subsidiaries such indemnitee has not served at the request of CCI or any such subsidiary thereof as a director, officer, employee, trustee, agent or fiduciary of any corporation, partnership, joint venture, trust or other entity other than CCI or any of its current subsidiaries ("non-CCI position") and (ii) waives any rights to indemnification that would arise out of or relate to such indemnitee's serving in any such non-CCI position and to which such indemnitee would otherwise be entitled pursuant to such indemnity agreement or the certificate of incorporation or bylaws of CCI or any subsidiary thereof.


                                  ARTICLE VII

                    TERMINATION; AMENDMENT AND MISCELLANEOUS

        7.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement, the Merger and the other transactions contemplated hereby by the stockholders of CCI, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                (a)  By mutual consent of AirTouch and CCI; or

                (b) By either AirTouch or CCI, if the Effective Time does not occur on or before September 15, 1996 (unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its covenants and agreements set forth herein required to be performed or observed by such party on or before the Effective Time); or

                (c) By AirTouch, in accordance with the provisions of Section 2.2(l); provided that AirTouch shall have given CCI five business days' written notice of such termination; or

                (d) (i) By either AirTouch or CCI, if the approval of the stockholders of CCI contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof, or (ii) by AirTouch, if any of the recommendations described in clause (i) of
        Section 5.5 shall not have been included in the Proxy Statement, or shall have been withdrawn or modified; or

                (e) By AirTouch, if at the time of the Stockholders' Meeting the holders of shares of CCI Stock representing more than 10% of the CCI Common Equivalent Shares have submitted written demands for appraisal of their respective shares pursuant to section 262 of the DGCL which demands have not been withdrawn; or

                (f) By either AirTouch or CCI, if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable.

        7.2  Effect of Termination.

        (a) In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 7.2, Section 7.3 and Section 7.6 shall survive any such termination and abandonment and (ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement.

        (b) Upon any such termination and abandonment of this Agreement, the Existing Agreement and the letter agreement, dated March 31, 1995, between AirTouch and CCI, as extended by letter agreement dated January 23, 1996 (together, the "Confidentiality Agreement"), shall remain in full force and effect.

        7.3 Termination Expenses. In the event this Agreement is terminated pursuant to Section 7.1(d) AirTouch shall be entitled to reimbursement from CCI and its subsidiaries for all reasonable internal and external costs, fees and expenses incurred by such terminating party and any of its subsidiaries in connection with the transactions contemplated hereby, including the preparation, printing, filing, shipping, and distribution of the Registration Statement and the Proxy Statement and the pursuit of Regulatory Approvals (such fees and expenses to include all legal, consulting and accounting fees, disbursements and expenses).

        7.4 Non-Survival of Representations, Warranties and Covenants Following the Effective Time. Except for Article II, Article III, Section 5.8,
Section 5.15(d) and Article VII (excluding Sections 7.1, 7.2 and 7.3), none of the respective representations, warranties, obligations, covenants and agreements of the parties shall survive the Effective Time.

        7.5 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party which is, or whose stockholders are, entitled to the benefits hereof and this Agreement may be amended or supplemented at any time before or after approval of this Agreement by the stockholders of CCI to the extent permitted under section 251(d) of the DGCL. No waiver, amendment or supplement shall be effective unless in writing and signed by the party or parties sought to be bound thereby.

        7.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) contains the entire agreement among AirTouch, AirTouch Cellular and CCI with respect to the transactions contemplated hereby, and this Agreement supersedes all prior agreements among the parties with respect to these matters; provided, however, that the Existing Agreement and the Confidentiality Agreement remain in full force and effect and are not modified hereby.

        7.7 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

        7.8 Interpretation. The descriptive headings contained in this Agreement are for convenience and reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        7.9 Notices. Each party shall promptly give written notice to the other parties upon becoming aware of the occurrence or, to its knowledge, a pending or threatened occurrence, of any event which would case or constitute a breach of any of its representations, warranties or covenants contained or referenced in this Agreement and will use its best efforts to prevent or promptly remedy the same. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

         If to CCI:

         Cellular Communications, Inc.
         110 East 59th Street
         New York, NY 10022
         Attention:  Richard J. Lubasch,
                     Vice President and General Counsel
         Telecopy:  (212) 906-8497

         With copies to:

         Skadden, Arps, Slate, Meagher & Flom
         919 Third Avenue
         New York, NY 10022
         Attention:  Kenneth J. Bialkin and
                     Thomas H. Kennedy
         Telecopy:  (212) 735-2000

         If to AirTouch or AirTouch Cellular:

         AirTouch Communications, Inc.
         One California Street
         San Francisco, CA 94111
         Attention:  Margaret G. Gill,
                     Senior Vice President,
                     Legal, External Affairs and Secretary
         Telecopy:  (415) 658-2298

         With copies to:

         Pillsbury Madison & Sutro LLP
         235 Montgomery Street
         San Francisco, CA 94104
         Attention:  Nathaniel M. Cartmell III
         Telecopy:  (415) 983-1200

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 7.9.

  7.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

  7.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  7.12 No Assignment. Neither of the parties hereto may assign any of its rights or delegate any of its obligations (whether by operation of law or otherwise) under this Agreement to any other person or entity; provided that AirTouch Cellular shall be entitled to assign all of its rights and obligations hereunder to any wholly owned subsidiary of AirTouch. Any such purported assignment or delegation that is made without the prior written consent of the other parties to this Agreement shall be void and of no effect. Subject to the foregoing provisions of this Section 7.12, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  7.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  7.14 Consent to Jurisdiction. Each of the parties hereby submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and the Federal courts of the United States of America located in Delaware in respect of the transactions contemplated by this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the transactions contemplated by this Agreement, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the Agreement may not be enforced in or by said courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.

  7.15 Publicity. So long as this Agreement is in effect, each of AirTouch and CCI agrees to consult with the other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby or the other party, and neither CCI nor AirTouch will issue any press release or make any such public statement prior to such consultation and giving the other a reasonable opportunity to review and comment on any such proposed press release or public statement, except as may be required by law.

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                        AIRTOUCH COMMUNICATIONS, INC.



                                        By:  /s/ Arun Sarin
                                             ----------------------------------

                                             Name:  Arun Sarin

                                             Title:  Vice Chairman


                                        AIRTOUCH CELLULAR



                                        By:  /s/ Mohan Gyani
                                             ----------------------------------

                                             Name:  Mohan Gyani

                                             Title: Executive Vice President and
                                                    Chief Executive Officer


                                        CELLULAR COMMUNICATIONS, INC.



                                        By:  /s/ George Blumenthal
                                             ----------------------------------

                                             Name:  George Blumenthal

                                             Title: Chairman

                                 EXHIBIT 2.1(a)

              CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF 6.00% CLASS B MANDATORILY CONVERTIBLE PREFERRED STOCK,
                                   SERIES 1996

                                       OF

                          AIRTOUCH COMMUNICATIONS, INC.


         AIRTOUCH COMMUNICATIONS, INC. (the "Corporation"), a Delaware corporation governed by the provisions of the General Corporation Law of the State of Delaware, as amended, hereby certifies that, under authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation and the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors at a meeting held on April 4, 1996 duly adopted the following resolution:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation by the Certificate of Incorporation and Section 151 of the Delaware General Corporation Law, the Board of Directors hereby approves the amount, preferences and rights, including voting rights, of this Corporation's 6.0% Class B Mandatorily Convertible Preferred Stock, Series 1996 (the "Class C Preferred"), as presented to the Board of Directors; and be it further

         RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation by the Certificate of Incorporation and Section 141 of the Delaware General Corporation Law, a committee known as the Preferred Stock Committee, of which Arun Sarin shall be the sole member, is established, and that such committee is authorized to incorporate the amount, rights, and preferences of each of the Class B Preferred and the Class C Preferred, as approved by this Board of Directors, into Certificates of Designation, Preferences and Rights to be filed with the Secretary of State of the State of Delaware, provided that the Preferred Stock Committee may approve modifications to the amounts, preferences and rights of the Class B Preferred and the Class C Preferred, other than the voting rights.

         The Corporation further certifies that under the authority conferred upon the Preferred Stock Committee by resolutions of the Board of Directors adopted at a meeting held on April 4, 1996 and the provisions of Sections 141 and 151 of the General Corporation Law of the State of Delaware, the Preferred Stock Committee of the Board of Directors duly adopted the following resolution:

         RESOLVED, that under authority conferred upon the Preferred Stock Committee by resolutions of the Board of Directors duly adopted at a meeting held on April 4, 1996 and the provisions of Section 141 and 151 of the General Corporation Law of the State of Delaware, the Preferred Stock Committee hereby fixes the amount, preferences and rights of the shares of the 6% Class B Mandatorily Convertible Preferred Stock, Series 1996, as set forth in Schedule A attached hereto, and the proper officers of the Corporation are hereby authorized and directed to execute and file a Certificate of Designation, Preferences and Rights containing such provisions with the Secretary of the State of Delaware and with such other governmental agencies or authorities as any of such officers may deem appropriate.

                                   SCHEDULE A

1.       DESIGNATION AND AMOUNT.

         The designation of the series of Preferred Stock created by this Certificate shall be "6.00% Class B Mandatorily Convertible Preferred Stock, Series 1996, par value $0.01 per share" (the "Class B Preferred Shares"), and the number of shares constituting such series shall be 24,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors, provided that no decrease shall reduce the number of Class B Preferred Shares to a number less than that of the Class B Preferred Shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.


2.       DEFINITIONS.

         As used in this Certificate:

         "Anti-Dilution Adjustment Ratio" has the meaning set forth in Section 4(d)(ii).

         "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of California or the State of New York are authorized or obligated by law or executive order to close or are closed because of a banking moratorium or otherwise.

         "Class B Preferred Shares" means the shares of 6.00% Class B Mandatorily Convertible Preferred Stock, 1996 Series.

         "Class C Preferred Stock" shall mean the 4.25% Class C Convertible Preferred Stock, Series 1996.

         "Common Stock" shall mean the common stock of the Corporation, par value $.01 per share.

         "Contingent Payment" has the meaning set forth in Section 5(a).

         "Contingent Payment Calculation Date" has the meaning set forth in
Section 5(a).

         "Conversion Price" has the meaning set forth in the definition of Maturity Exchange Rate.

         "Current Market Price" per share of Common Stock at any date shall be deemed to be the Volume-Weighted Average Trading Price over the fifteen consecutive Trading Day period ending on and including such date of determination; provided, however, if any event that results in an adjustment of the Maturity Exchange Rate or the Optional Conversion Rate occurs during such fifteen Trading Day period, the Current Market Price as determined pursuant to the foregoing shall be appropriately adjusted to reflect the occurrence of such event.

         "Determination Date" means, with respect to the issuance, sale or exchange of any Equity Securities, the later of (a) the date upon which the price or the amount of consideration to be received in consideration of such issuance, sale or exchange is fixed and (b) the date upon which a public announcement of the transaction is made, provided that if no public announcement is made, the Determination Date shall be the date set forth in (a).

         "Distribution Adjustment Ratio" has the meaning set forth in Section 4(d)(iii).

         "Dividend Payment Date" has the meaning set forth in Section 3(a).

         "Equity Securities" shall mean the Common Stock or any debt, equity or other security or contractual right, in each case that is convertible into or exercisable or exchangeable for, or based on the value of, the Common Stock or any warrants, options or other rights to purchase the Common Stock or other Equity Securities (other than Rights).

         "Equity Security Adjustment Ratio" has the meaning set forth in Section 4(d)(vi).

         "Exempt Issuance" means (a) Equity Securities issued pursuant to any existing or future employee stock purchase plan, employee stock option plan or other employee or director benefit plan or (b) Equity Securities issued pursuant to any stockholder purchase plan or plan for the reinvestment of dividends or interest, to the extent that the consideration paid for the Equity Securities issued pursuant to any such stockholder or dividend or interest reinvestment plan is not less than 95% of the Fair Market Value of such securities as of the date of the issuance of the Equity Securities.

         "Extraordinary Distribution" means any single dividend or other distribution (including by reclassification of shares or recapitalization of the Corporation, as well as any such dividend or distribution made in connection with a merger or consolidation in which the Corporation is the continuing corporation and the Common Stock is not changed or exchanged) to holders of Common Stock (effected while any of the Class B Preferred Shares are outstanding) (i) of cash, where the aggregate amount of such single cash dividend or distribution together with the amount of all cash dividends and distributions made to holders of Common Stock over the twelve-month period ending on the payment date for such cash dividend or distribution, when combined with the aggregate amount of all previous Pro Rata Repurchases during such period (for this purpose, including only that portion of the aggregate purchase price of each such Pro Rata Repurchase which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the Business Day prior to the public announcement of such Pro Rata Repurchase made during such period), exceeds twelve and one-half percent (12-1/2%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the record date for determining the stockholders entitled to receive such Extraordinary Distribution and (ii) of any evidences of indebtedness of the Corporation or evidences of indebtedness or securities of any other person or any other property (including, without limitation, shares of capital stock of any subsidiary of the Corporation), or any combination thereof. The Fair Market Value of any such single dividend or other distribution that, pursuant to clause (i), constitutes an Extraordinary Distribution shall for purposes of the first paragraph of Section 4(d)(iii) hereof be the sum of the Fair Market Value of such Extraordinary Distribution plus the amount of any other cash dividends and distributions made within the relevant period referred to above to holders of Common Stock to the extent such other dividends and distributions were not previously included in the calculation of an adjustment pursuant to the first paragraph of Section 4(d)(iii) hereof within such period.

         "Fair Market Value" shall mean the Volume-Weighted Average Trading Price of the Security in question for the five-day period before the earlier of the day in question and the "ex" date with respect to any issuance or distribution requiring such computation. The term "ex" date, when used with respect to any issuance or distribution, means the first day on which the Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market to determine that day's Volume-Weighted Average Trading Price. With respect to any asset or security for which there is no Current Market Price, the Fair Market Value of such asset or security shall be determined in good faith by the Board of Directors.

         "Initial Issuance Date" means the date upon which the Class B Preferred Shares are initially issued.

         "International Adjustment Ratio" has the meaning set forth in Section 4(d)(iv).

         "International Distribution" means a distribution to the holders of Common Stock of any equity interest in an International Entity, on a per share basis.

         "International Entity" means any entity predominantly holding interests in cellular operations outside the United States that has an aggregate Fair Market Value of U.S.$ 1 billion or more.

         "Issue Price" has the meaning set forth in the definition of Maturity Exchange Rate.

         "Issued Equity Securities" has the meaning set forth in Section
4(d)(ii).

         "Junior Stock" has the meaning set forth in Section 3(b).

         "Liquidation Amount" has the meaning set forth in Section 6(c).

         "Mandatory Conversion" has the meaning set forth in Section 4(a).

         "Maturity Date" has the meaning set forth in Section 4(a).

         "Maturity Exchange Rate" is equal to, subject to adjustment as to amount and shares, as described herein, (a) if the Maturity Price is greater than or equal to $____ per share (the "Conversion Price") [THE ISSUE PRICE TIMES 1.24], 0.806 shares of Common Stock per Class B Preferred Share, (b) if the Maturity Price is less than the Conversion Price but greater than $___ per share (the "Issue Price") [AIRTOUCH PREFERRED STOCK ISSUE PRICE AS DEFINED IN THE MERGER AGREEMENT], the rate of Common Stock per Class B Preferred Share that is equal to the Issue Price divided by the Maturity Price, and (c) if the Maturity Price is less than or equal to the Issue Price, one share of Common Stock per Class B Preferred Share.

         "Maturity Price" means the Volume-Weighted Average Trading Price per share of Common Stock for the 20 consecutive Trading Day period immediately prior to (but not including) the Maturity Date.

         "New Issuance Adjustment Ratio" has the meaning set forth in Section 4(d)(v).

         "Non-Dilutive Amount" in respect of an issuance, sale or exchange by the Corporation of any Equity Securities (other than Common Stock) shall mean the excess of (i) the Fair Market Value of a share of Common Stock on the Determination Date multiplied by the maximum number of shares of Common Stock which could be acquired on such date upon the exercise, conversion or exchange in full of such Equity Securities (and any Equity Securities receivable upon exercise, conversion or exchange thereof), whether or not then exercisable, convertible or exchangeable at such date, if any, over (ii) the aggregate amount payable pursuant to the exercise, conversion or exchange of such Equity Securities, whether or not then exercisable, convertible or exchangeable, to purchase or acquire such maximum number of shares of Common Stock (and any Equity Securities receivable upon exercise, conversion or exchange thereof); provided, however, that in no event shall the Non-Dilutive Amount be less than zero. For purposes of the foregoing sentence, the amount payable pursuant to the exercise, conversion or exchange of such Equity Securities to purchase or acquire shares of Common Stock shall be deemed to be the Fair Market Value of the consideration payable pursuant to the exercise, conversion or exchange of such Equity Securities on the Determination Date (excluding for that purpose the Fair Market Value of the Equity Security to be so exercised, converted or exchanged).

         "Optional Conversion Rate" has the meaning set forth in Section 4(c).

         "Parity Preferred Stock" has the meaning set forth in Section 3(a).

         "Preferred Stock Directors" has the meaning set forth in Section 8(b).

         "Pro Rata Repurchases" means any purchase of shares of Common Stock by the Corporation or any affiliate thereof (as defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) pursuant to any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or pursuant to any other offer available to substantially all holders of Common Stock, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a subsidiary of the Corporation), or any combination thereof, effected while any of the shares of Class B Preferred Shares are outstanding; provided, however, that "Pro Rata Repurchase" shall not include any purchase of shares by the Corporation or any affiliate thereof made in open market transactions substantially in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act or on such other terms and conditions as the Board of Directors shall have determined are reasonably designed to prevent such purchases from having a material effect on the trading market for the Common Stock. The "Effective Date" of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

         "Recapitalization Adjustment Ratio" has the meaning set forth in
Section 4(d)(i).

         "Reorganization Event" has the meaning set forth in Section 4(e).

         "Rights" means rights of the Corporation issued or issuable under the Rights Agreement dated September 9, 1994 between the Corporation and The Bank of New York or pursuant to any successor stockholder rights plan replacing the Rights Agreement.

         "Security Issue Date" means the date on which a particular Class B Preferred Share is issued.

         "Senior Preferred Stock" has the meaning set forth in Section 3(a).

         "Third Party" means any person as to which the Corporation does not own, directly or indirectly, and does not have the power to direct, more than 20% of the outstanding voting interests.

         "Trading Date" shall mean a date on which the New York Stock Exchange (or any successor thereto) is open for the transaction of business.

         "Volume-Weighted Average Trading Price" for any given period means, for a security, an amount equal to (A) the cumulative sum, for each trade of such security during such period on the New York Stock Exchange (or such other principal exchange or over-the-counter market on which such security is listed), of the product of: (x) the sale price times (y) the number of shares of the security sold at such price; divided by (B) the total number of securities so traded during the specified period.


3.       DIVIDENDS.

         (a) Payment of Dividends. The holders of outstanding Class B Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative preferential dividends from the Security Issue Date, at the rate per Class B Preferred Share of $____ per annum, as may be adjusted in accordance with the provisions hereof [6% OF THE ISSUE PRICE], and no more, payable quarterly in arrears on the 15th day of each February, May, August and November, respectively (each such date being hereinafter referred to as a "Dividend Payment Date"), or, if any Dividend Payment Date is not a Business Day, then the Dividend Payment Date shall be the next succeeding Business Day. The first dividend payment shall be for the period from the Security Issue Date to but excluding the first day of the next calendar quarter, and will be payable on the first Dividend Payment Date thereafter. Each quarterly period beginning on January 1, April 1, July 1 and October 1 in each year and ending on and including the day next preceding the first day of the next such quarterly period shall be a dividend period. Dividends (or amounts equal to accrued and unpaid dividends) payable on Class B Preferred Shares for any period less than a full quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month. The Board of Directors may fix a record date for the determination of holders of Class B Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 calendar days prior to the date fixed for the payment thereof. If the Security Issue Date of a particular Class B Preferred Share is later than the Initial Issuance Date solely due to a delay in the surrender by the holder of a certificate representing a share of capital stock of Cellular Communications, Inc. ("CCI") pursuant to Section 3.2 of the Agreement and Plan of Merger between the Corporation and CCI, then, notwithstanding the foregoing, dividends on such Class B Preferred Share shall be payable from the Initial Issuance Date.

         Dividends on the Class B Preferred Shares will accrue, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared, on a daily basis from the previous Dividend Payment Date. Accumulated unpaid dividends shall not bear interest. Dividends will cease to accrue in respect of Class B Preferred Shares on the Maturity Date or on the date of their earlier conversion.

         The Preferred Shares will rank on a parity as to payment of dividends with the Class C Preferred, and with any future preferred stock issued by the Corporation (the "Parity Preferred Stock") that by its terms ranks pari passu with the Preferred Shares with respect to payment of dividends.

         The Preferred Shares will be subordinate as to payment of dividends to any future preferred stock issued by the Corporation that by its terms is senior to the Preferred Shares with respect to payment of dividends (the "Senior Preferred Stock").

         (b) Payment of Dividends on Junior Stock. As long as any Class B Preferred Shares are outstanding, no dividends or other distributions for any dividend period (other than dividends payable in shares of, or warrants, rights or options exercisable for or convertible into shares of, Common Stock or any other capital stock of the Corporation ranking junior to the Class B Preferred Shares as to the payment of dividends and the distribution of assets upon liquidation ("Junior Stock") and cash in lieu of fractional shares of such Junior Stock in connection with any such dividend) will be paid on any Junior Stock unless: (i) full dividends on all outstanding shares of Senior Preferred Stock and Parity Preferred Stock (including the Class B Preferred Shares) have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the payment date of such Junior Stock dividend or distribution and for the current dividend period, to the extent such Senior Preferred Stock or Parity Preferred Stock dividends are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any outstanding shares of Senior Preferred Stock or Parity Preferred Stock; and (iii) the Corporation is not in default on any of its obligations to redeem any outstanding shares of Senior Preferred Stock or Parity Preferred Stock.

         In addition, as long as any Class B Preferred Shares are outstanding, no shares of any Junior Stock may be purchased, redeemed, or otherwise acquired by the Corporation or any of its subsidiaries (except in connection with a reclassification or exchange of any Junior Stock through the issuance of other Junior Stock (and cash in lieu of fractional shares of such Junior Stock in connection therewith) or the purchase, redemption, or other acquisition of any Junior Stock with any Junior Stock (and cash in lieu of fractional shares of such Junior Stock in connection therewith)) nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any Junior Stock unless: (i) full dividends on all outstanding shares of Senior Preferred Stock and Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such purchase, redemption or acquisition and for the current dividend period, to the extent such Senior Preferred Stock or Parity Preferred Stock dividends are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any outstanding shares of Senior Preferred Stock or Parity Preferred Stock; and (iii) the Corporation is not in default on any of its obligations to redeem any outstanding shares of Senior Preferred Stock or Parity Preferred Stock.

         Subject to the provisions described above, such dividends or other distributions (payable in cash, property, or Junior Stock) as may be determined from time to time by the Board of Directors may be declared and paid on the shares of any Junior Stock and from time to time Junior Stock may be purchased, redeemed or otherwise acquired by the Corporation or any of its subsidiaries. In the event of the declaration and payment of any such dividends or other distributions, the holders of such Junior Stock will be entitled, to the exclusion of holders of any outstanding Senior Preferred Stock or Parity Preferred Stock, to share therein according to their respective interests.

         (c) Payment of Dividends on Parity Preferred Stock. As long as any Class B Preferred Shares are outstanding, dividends or other distributions for any dividend period may not be paid on any outstanding shares of Parity Preferred Stock (other than dividends or other distributions payable in Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection therewith), unless either: (a) (i) full dividends on all outstanding shares of Senior Preferred Stock and Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the payment date of such Senior Preferred Stock or Parity Preferred Stock dividend or distribution and for the current dividend period, to the extent such Senior Preferred Stock or Parity Preferred Stock dividends are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement and sinking funds, if any, for any outstanding shares of Senior Preferred Stock and Parity Preferred Stock; and (iii) the Corporation is not in default on any of its obligations to redeem any outstanding shares of Senior Preferred Stock or Parity Preferred Stock; or (b) any such dividends are declared and paid pro rata so that the amounts of any dividends declared and paid per share on outstanding Class B Preferred Shares and each other share of such Parity Preferred Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if such dividends are cumulative) per share of outstanding Class B Preferred Shares and such other outstanding shares of Parity Preferred Stock bear to each other.

         In addition, as long as any Class B Preferred Shares are outstanding, the Corporation may not purchase, redeem or otherwise acquire any Parity Preferred Stock (except with any Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection therewith) unless: (i) full dividends on all outstanding shares of Senior Preferred Stock and Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the payment date of such Senior Preferred Stock or Parity Preferred Stock purchase, redemption or other acquisition and for the current dividend period, to the extent such Senior Preferred Stock and Parity Preferred Stock dividends are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any outstanding shares of Senior Preferred Stock and Parity Preferred Stock; (iii) the Corporation is not in default of any of its obligations to redeem any outstanding shares of Senior Preferred Stock or Parity Preferred Stock unless all Parity Preferred Stock as to which such a default exists is purchased or redeemed on a pro rata basis.

         (d) Any dividend payment made on the Class B Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to the Class B Preferred Shares.

         (e) All dividends paid with respect to the Class B Preferred Shares shall be paid pro rata to the holders entitled thereto.

         (f) Holders of the Class B Preferred Shares shall be entitled to receive dividends in preference to and in priority over any dividends upon any shares of the Corporation ranking junior to the Class B Preferred Shares as to dividends, but subject to the rights of holders of shares of the Corporation having a preference and a priority over the payment of dividends on the Class B Preferred Shares.


4.       CONVERSION.

         (a) Mandatory Conversion. On ______, 1999, or such earlier date as may occur as a result of an event set forth in Section 4(e) (the "Maturity Date") [THREE YEARS AFTER INITIAL ISSUANCE DATE], each outstanding Class B Preferred Share shall convert automatically (the "Mandatory Conversion") into Common Stock at the Maturity Exchange Rate in effect on the Maturity Date, and all accrued and unpaid dividends on such Class B Preferred Share (other than previously declared dividends payable to the holder of record on a prior date) through and including the Maturity Date, whether or not declared, shall be immediately due and payable in cash out of funds legally available for the payment of dividends, subject to the conversion of the Class B Preferred Shares at the option of the holder at any time prior to the Maturity Date. Dividends on the Class B Preferred Shares shall cease to accrue and such shares shall cease to be outstanding on the Maturity Date. The Corporation shall make such arrangements as it deems appropriate for the issuance of certificates representing shares of Common Stock and for the payment of cash in respect of such accrued and unpaid dividends, if any, or cash in lieu of fractional shares, if any, in exchange for and contingent upon surrender of certificates representing the Class B Preferred Shares, and the Corporation may defer the payment of dividends on shares of Common Stock issuable upon conversion of the Class B Preferred Shares and the voting thereof until, and make such payment and voting contingent upon, the surrender of such certificates representing the Class B Preferred Shares, provided that the Corporation shall give the holders of the Class B Preferred Shares such notice of any such actions as the Corporation deems appropriate and upon such surrender such holders shall be entitled to receive such dividends declared and paid on such shares of Common Stock subsequent to the Maturity Date. Amounts payable in cash in respect of the Class B Preferred Shares or in respect of such shares of Common Stock shall not bear interest.

         (b) Redemption by the Corporation. Class B Preferred Shares are not redeemable by the Corporation prior to the Maturity Date.

         (c) Conversion at Option of Holder. Class B Preferred Shares are convertible at the option of the holder thereof at any time prior to the Maturity Date into shares of Common Stock at a rate of 0.806 of a share of Common Stock for each Class B Preferred Share (the "Optional Conversion Rate") (equivalent to a conversion price of $__ per share of Common Stock)[ISSUE PRICE TIMES 1.24], subject to adjustment as set forth below.

         Conversion of Class B Preferred Shares at the option of the holder may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificates to the Corporation or in blank, to the office or agency to be maintained by the Corporation for that purpose (and, if applicable, cash payment of an amount equal to the dividend payable on such shares), and otherwise in accordance with conversion procedures established by the Corporation. Each optional conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied and dividends will cease to accrue in respect of Class B Preferred Shares at such time. The conversion shall be at the Optional Conversion Rate in effect at such time and on such date.

         Holders of Class B Preferred Shares at the close of business on a record date for any payment of declared dividends shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such record date and prior to the corresponding Dividend Payment Date. Except as provided above, upon any optional conversion of Class B Preferred Shares, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted Class B Preferred Shares or for previously declared dividends or distributions on the shares of Common Stock issued upon such conversion.

         (d) Maturity Exchange Rate and Optional Conversion Rate Adjustments. The Maturity Exchange Rate and the Optional Conversion Rate shall each be subject to adjustment from time to time as provided below in this section (d).


                  (i) If the Corporation shall, after the Initial Issuance Date:

                           (A) pay a stock dividend or make a distribution with
                  respect to its Common Stock in shares of such Common Stock,

                           (B) subdivide or split its outstanding Common Stock
                  into a greater number of shares,

                           (C) combine its outstanding shares of Common Stock
                  into a smaller number of shares, or

                           (D) issue any shares of capital stock of the
                  Corporation as a distribution with respect to, or by reclassification of, its Common Stock (other than the Rights, Equity Securities covered under Section 4(d)(ii), and distributions pursuant to Section 5 hereof), then, in any such event, (1) the Maturity Exchange Rate in effect immediately prior to such event shall be adjusted such that (aa) the Issue Price and the Conversion Price shall each be adjusted by multiplying them by a fraction, the numerator of which is one and the denominator of which is the number of shares of Common Stock of the Corporation that a holder of one share of Common Stock prior to any event described above would hold after such event (assuming the issuance of fractional shares) (the "Recapitalization Adjustment Ratio"), and (bb) the ratios set forth in (a), (b) and (c) of the definition of Maturity Exchange Rate shall each be adjusted by multiplying them by a fraction, the numerator of which is one and the denominator of which is the Recapitalization Adjustment Ratio; and (2) the Optional Conversion Rate in effect immediately prior to such event shall be adjusted by multiplying it by a fraction, the numerator of which is one and the denominator of which is the Recapitalization Adjustment Ratio. Such adjustment shall become effective at the opening of business on the Business Day next following the record date for determination of stockholders entitled to receive such dividend or distribution, in the case of a dividend or distribution, and shall become effective immediately after the effective date, in the case of a subdivision, split, combination or reclassification. Such adjustment shall be made successively. In the case of an event described in subsection (D) above, each Class B Preferred Share shall become convertible into shares of capital stock of the Corporation as to which a holder of Common Stock immediately prior to such a distribution shall be entitled, or into which the Common Stock has become reclassified, at the Maturity Exchange Rate or Optional Conversion Rate as modified by this subsection

         (i). In the event of any such reclassification into more than one resulting class of capital stock of the Corporation, the shares of each such resulting class issuable upon conversion of a Class B Preferred Share shall be in the same proportion, if possible, or if not possible, in substantially the same portion, which the total number of shares of such class resulting from such reclassification bears to the total number of shares of all classes resulting from all such reclassifications.

                  (ii) If the Corporation shall, after the Initial Issuance Date, issue Equity Securities (other than Common Stock, the Rights or Exempt Issuances) ("Issued Equity Securities") to all holders of its Common Stock entitling them (for a period not exceeding 45 days from the later of the record date and the Determination Date of such issuance) to subscribe for or purchase shares of Common Stock or other Equity Securities at a price per share less than the Fair Market Value of the Common Stock or other Equity Security to be acquired in effect on the Determination Date for such issuance of Equity Securities (treating the price per share of the Equity Securities to be acquired as equal to (x) the sum of (A) the Fair Market Value of the consideration payable for a unit of the Equity Security plus (B) the Fair Market Value of any additional consideration initially payable upon the exercise, conversion or exchange of such security into Common Stock divided by (y) the number of shares of Common Stock initially underlying or that may be acquired upon the exercise, conversion or exchange of such Equity Security) then, in any such event unless such Equity Securities are issued to holders of Class B Preferred Shares on a pro rata basis with the shares of Common Stock based on the Optional Conversion Rate on the date immediately preceding the record date for such issuance, (A) the Maturity Exchange Rate in effect on the record date described below shall be adjusted (1) by multiplying the ratios set forth in (a), (b) and (c) of the definition of Maturity Exchange by a fraction of which the numerator shall be the sum of (x) the number of shares of Common Stock outstanding on the date of issuance of such Issued Equity Securities immediately prior to such issuance, plus (y) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such Issued Equity Securities (including the Common Stock that may be acquired upon the exercise, conversion or exchange of the Equity Securities), and of which the denominator shall be the sum of (x) the number of shares of Common Stock outstanding on the date of issuance of such Issued Equity Securities immediately prior to such issuance, plus (y) the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase (including, without limitation, the Fair Market Value of the consideration payable for a unit of the Equity Securities so offered plus the Fair Market Value of any additional consideration payable upon exercise, conversion or exchange of such Equity Securities) would purchase at such Fair Market Value as of the record date for such issuance (the "Anti-Dilution Adjustment Ratio") and (2) by multiplying the Issue Price and the Conversion Price by a fraction equal to one divided by the Anti-Dilution Adjustment Ratio, and (B) the Optional Conversion Ratio in effect on the record date described below shall be adjusted by multiplying it by the Anti-Dilution Adjustment Ratio. Such adjustment shall become effective at the opening of business on the Business Day next following the record date for the determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Maturity Exchange Rate and the Optional Conversion Rate shall each be readjusted to the Maturity Exchange Rate and the Optional Conversion Rate which would then be in effect had the adjustments been made upon the issuance of such rights or warrants upon the basis of delivery of only the number of shares of Common Stock actually delivered. Such adjustment shall be made successively.

                  (iii) If the Corporation shall, after the Initial Issuance Date, make an Extraordinary Dividend or effect a Pro Rata Repurchase of Common Stock, then unless such Extraordinary Dividend is made to each holder of Class B Preferred Shares on a pro rata basis with the shares of Common Stock based on the Optional Conversion Rate in effect on the record date for such payment or distribution, in any such event, then
         (A) the Maturity Exchange Rate in effect immediately prior to such event shall be adjusted (1) by multiplying the ratios set forth in (a),
         (b) and (c) of the definition of Maturity Exchange Rate by a fraction of which the numerator shall be the product of (i) the number of shares of Common Stock outstanding immediately before such Extraordinary Dividend or Pro Rata Repurchase (minus, in the case of a Pro Rata Repurchase, the number of shares of Common Stock repurchased by the Corporation) and (ii) the Fair Market Value per share of the Common Stock on the record date for the determination of stockholders entitled to receive such Extraordinary Dividend or, with respect to a Pro Rata Purchase, on the Trading Day immediately preceding the first public announcement of such Pro Rata Repurchase, and of which the denominator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Extraordinary Distribution or Pro Rata Repurchase and (y) the Fair Market Value of a share of Common Stock on the record date with respect to such Extraordinary Distribution, or, in the case of a Pro Rata Repurchase on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the Fair Market Value of the Extraordinary Distribution or the aggregate purchase price of the Pro Rata Repurchase, as the case may be (provided that such denominator shall never be less than 1.0) (the "Distribution Adjustment Ratio") and
         (2) by multiplying the Issue Price and the Conversion Price by a fraction of which the numerator shall be one and the denominator shall be the Distribution Adjustment Ratio; and (B) the Optional Conversion Rate in effect immediately prior to such event shall be adjusted by multiplying it by the Distribution Adjustment Ratio; provided, however, that no Pro Rata Repurchase shall cause an adjustment to the Maturity Exchange Rate or the Optional Conversion Rate unless the amount of all cash dividends and distributions made to holders of Common Stock over the twelve-month period ending on the Effective Date of such Pro Rata Repurchase, when combined with the aggregate amount of all Pro Rata Repurchases, including such Pro Rata Repurchase (for all purposes of this Section 4(d)(iii) including only that portion of the Fair Market Value of the aggregate purchase price of each Pro Rata Repurchase which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect each such Pro Rata Repurchase), the Effective Dates of which fall within such period, exceeds twelve and one-half percent (12-1/2%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect such Pro Rata Repurchase. Such adjustment shall become effective on the opening of business on the Business Day next following the record date for the determination of stockholders entitled to receive such dividend or distribution. Such adjustment shall be made successively.

                  (iv) If the Corporation shall, after the Initial Issuance Date, make an International Distribution, and on the record date for such International Distribution the Fair Market Value of the Common Stock is greater than the Conversion Price, then each holder of Class B Preferred Shares as of the record date of such distribution shall receive such International Distribution on a pro rata basis with the shares of Common Stock based on the Optional Conversion Rate in effect on the record date for such International Distribution, and the Issue Price and the Conversion Price shall be adjusted by multiplying the Issue Price and the Conversion Price by a fraction, of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately prior to such International Distribution and (y)(i) the Fair Market Value of a share of Common Stock on the record date with respect to such International Distribution, minus (ii) the Fair Market Value of the International Distribution, and of which the denominator shall be the product of (x) the number of shares of Common Stock outstanding immediately prior to such International Distribution and (y) the Fair Market Value per share of the Common Stock on the record date for the determination of stockholders entitled to receive such International Dividend (the "International Adjustment Rate"). With respect to all shares of Series B Preferred Shares outstanding and subsequently issued, the dividend payable pursuant to Section 2(a) hereof and the Liquidation Amount shall each be adjusted by multiplying each of them by the International Adjustment Rate. Such adjustment shall be made successively. In the event that this subsection (iv) is applicable, then the provisions of subsection (iii) shall not apply. If this subsection (iv) is not applicable, then the provisions of subsection (iii) shall apply to such International Distribution. All adjustments pursuant to this subsection shall become effective on the opening of business on the Business Day next following the record date for the determination of stockholders entitled to receive such International Distribution. If the Corporation has received an opinion of a nationally recognized law firm or accounting firm that the procedure set forth in this subsection (iv) would result in an adverse tax consequence to the Corporation or the holders of the Common Stock, then the provisions of this subsection
         (iv) shall not apply, and the provisions of subsection (iii) shall be applicable.

                  (v) In case the Corporation shall, at any time or from time to time while any of the shares of Class B Preferred Shares are outstanding, issue, sell or exchange shares of Common Stock (other than (i) pursuant to any Rights, (ii) Exempt Issuances or pursuant to Equity Securities issued as Exempt Issuances, (iii) pursuant to Equity Security theretofore outstanding entitling the holder to purchase or acquire shares of Common Stock. (iv) a dividend or distribution to holders of Common Stock or (v) distributions pursuant to Section 5 hereof) for a consideration having a Fair Market Value on the Determination Date less than the Fair Market Value of such shares of Common Stock on the Determination Date, then (A) the Maturity Exchange Rate in effect immediately prior to such issuance, sale or exchange shall be adjusted
         (1) by multiplying the ratios set forth in (a), (b) and (c) of the definition of Maturity Exchange Rate by a fraction of which the numerator shall be the sum of (x) number of shares of Common Stock outstanding on the date of such issuance immediately prior to such issuance, plus (y) the number of additional shares of Common Stock so issued, and of which the denominator shall be the sum of (x) the number of shares of Common Stock outstanding on the date of such issuance immediately prior to such issuance, plus (y) the number of additional shares of Common Stock which the aggregate price paid for the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Fair Market Value as of the Determination Date (the "New Issuance Adjustment Ratio") and (2) by multiplying the Issue Price and the Conversion Price by a fraction equal to one divided by the New Issuance Adjustment Ratio, and (B) the Optional Conversion Ratio in effect immediately prior to such issuance shall be adjusted by multiplying it by the New Issuance Adjustment Ratio. Notwithstanding the foregoing, the provisions of this subsection
         (iv) shall not apply if the Board of Directors of the Corporation has determined that the value of any consideration to be received in exchange for the issuance, sale or exchange of such Common Stock to any Third Party following arm's length negotiations shall be based upon the Volume-Weighted Average Trading Price or closing price or similar measure of the Common Stock or of the consideration to be paid for the Common Stock, as measured on a single date or over a period of days within a reasonable amount of time prior to the issuance, sale or exchange of such Common Stock.

                  (vi) In case the Corporation shall, at any time or from time to time while any of the shares of Class B Preferred Shares are outstanding, issue, sell or exchange any Equity Security (other than Common Stock, the Rights, Exempt Issuances or distributions pursuant to
         Section 5 hereof) other than any such issuance to all holders of shares of Common Stock as a dividend or distribution (including by way of a reclassification of shares or a recapitalization of the Corporation) for a consideration having a Fair Market Value on the Determination Date less than the Non-Dilutive Amount, then (A) the Maturity Exchange Rate shall be adjusted (1) by multiplying the ratios set forth in (a),
         (b) and (c) of the definition of Maturity Exchange Rate by a fraction, the numerator of which shall be the product of (x) the Fair Market Value of a share of Common Stock on the Determination Date and (y) the sum of the number of shares of Common Stock outstanding on such day plus the maximum number of shares of Common Stock underlying or which could be acquired pursuant to such Equity Security at the time of the issuance, sale or exchange of such Equity Security (assuming shares of Common Stock could be acquired pursuant to such Equity Security at such time), and the denominator of which shall be the sum of (x) the Fair Market Value of all the shares of Common Stock outstanding on Determination Date plus (y) the Fair Market Value of the consideration received by the Corporation in respect of such issuance, sale or exchange of such Equity Security plus (z) the Fair Market Value as of the Determination Date of the consideration which the Corporation would receive upon exercise, conversion or exchange in full of all such Equity Securities (the "Equity Security Issuance Adjustment Ratio") and
         (2) by multiplying the Issue Price and the Conversion Price by a fraction equal to one over the Equity Security Adjustment Ratio, and
         (B) the Optional Conversion Ratio shall be adjusted by multiplying it by the Equity Security Adjustment Ratio. Notwithstanding the foregoing, the provisions of this subsection (vi) shall not apply if the Board of Directors has determined that the value of any consideration to be received in exchange for the issuance, sale or exchange of such Equity Securities to a Third Party following arm's length negotiations shall be based upon the Volume-Weighted Average Trading Price or closing price or similar measure of the Equity Securities or of the consideration to be paid therefor, as measured on a single day or over a period of days within a reasonable amount of time prior to the issuance, sale or exchange of such Equity Securities.

                 (vii) Any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under subsection (ii) above.

                  (viii) The Corporation shall also be entitled to make such adjustments in the Maturity Exchange Rate and the Optional Conversion Rate as it in its sole discretion shall determine to be advisable in order that any stock dividends, subdivisions of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to
         Section 305 of the Internal Revenue Code of 1986, as amended) made by the Corporation to its stockholders after the Initial Issuance Date shall not be taxable.

                  (ix) In any case in which subsection 4(d) shall require that an adjustment as a result of any event become effective at the opening of business on the Business Day next following a record date and the date fixed for conversion pursuant to subsection 4(a) or 4(c) occurs after such record date, but before the occurrence of such event, the Corporation may, in its sole discretion, elect to defer the following until after the occurrence of such event: (A) issuing to the holder of any converted Class B Preferred Shares the additional shares of Common Stock issuable upon such conversion over the shares of Common Stock issuable before giving effect to such adjustments and (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to subsection 4(i).

                  (x) All adjustments to the Maturity Exchange Rate and the Optional Conversion Rate shall be calculated to the nearest 1/1000th of a share of Common Stock. No adjustment in the Maturity Exchange Rate or the Optional Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustment which by reason of this subsection (x) is not required to be made shall be carried forward and taken into account in any subsequent adjustment, and provided further that any adjustment shall be required and made in accordance with the provisions of this Section (other than this subparagraph (x)) not later than such time as may be required in order to preserve the taxfree nature of a distribution to the holders of shares of Common Stock. If any action or transaction would require adjustment to the Maturity Exchange Rate or the Optional Conversion Rate pursuant to more than one paragraph of this Section 4, only one adjustment shall be made and such adjustment shall be the amount of the adjustment that has the highest absolute value.

         (e) Adjustment for Consolidation or Merger. In case of (A) any consolidation or merger to which the Corporation is a party (other than a merger or consolidation in which the Corporation is the surviving or continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation remains unchanged), (B) any sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or (C) any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition in which the Corporation is the surviving or continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation remains unchanged) (each a "Reorganization Event"), then the Maturity Date of the Class B Preferred Shares shall accelerate to be the time and date that is immediately prior to the effective time of the Reorganization Event, and the Class B Preferred Shares shall automatically convert on such date in accordance with the procedure set forth in Section 4(a) without any further action on the part of the holder or the Corporation. Notwithstanding the foregoing, a transaction described in (A), (B) or (C) above shall only be a Reorganization Event if it is a bona fide transaction not entered into primarily for the purposes of causing the Maturity Date to occur.

         For purposes of the immediately preceding paragraph and subsection 4(g)
(iii), any sale or transfer to another corporation of property of the Corporation which did not account for at least 50% of the consolidated net income of the Corporation for its most recent fiscal year ending prior to the consummation of such transaction shall not in any event be deemed to be a sale or transfer of the property of the Corporation as an entirety or substantially as an entirety.

         (f) Notice of Adjustments. Whenever the Maturity Exchange Rate and Optional Conversion Rate are adjusted as herein provided, the Corporation shall:


                  (i) forthwith compute the adjusted Maturity Exchange Rate and Optional Conversion Rate in accordance herewith and prepare a certificate signed by an officer of the Corporation setting forth the adjusted Maturity Exchange Rate and the Optional Conversion Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and file such certificate forthwith with the transfer agent for the Class B Preferred Shares and the Common Stock; and

                  (ii) make a prompt public announcement and mail a notice to the holders of the outstanding Class B Preferred Shares stating that the Maturity Exchange Rate and the Optional Conversion Rate have been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Maturity Exchange Rate and Optional Conversion Rate, such notice to be mailed at or prior to the time the Corporation mails an interim statement to its stockholders covering the fiscal quarter during which the facts requiring such adjustment occurred, but in any event within 45 days of the end of such fiscal quarter.

         (g) Notices. In case, at any time while any of the Class B Preferred Shares are outstanding,


                  (i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock, excluding any cash dividends (other than Extraordinary Dividends), or

                  (ii) the Corporation shall authorize the issuance to all holders of its Common Stock of rights or warrants to subscribe for or purchase shares or its Common Stock or of any other Equity Securities, or

                  (iii) the Corporation shall authorize any reclassification of its Common Stock (other than a subdivision or combination thereof) or capital stock or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required (except for a merger of the Corporation into one of its subsidiaries solely for the purpose of changing the corporate name or corporate domicile of the Corporation to another state of the United States and in connection with which there is no substantive change in the rights or privileges of any securities of the Corporation other than changes resulting from differences in the corporate statutes of the then existing and the new state of domicile), or the sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or

                  (iv) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, or

                  (v) there shall occur any Pro Rata Repurchase,

         then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Class B Preferred Shares, and shall cause to be mailed to the holders of Class B Preferred Shares at their last addresses as they shall appear on the stock register, at least 10 days before the date hereinafter specified (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (B) the date on which any such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property (including cash), if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation. or winding up. The failure to give or receive the notice required by this subsection (g) or any defect therein shall not affect the legality or validity of such dividend, distribution, right or warrant or other action.

         (h) Effect of Conversions. The person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be usable upon any conversion or redemption shall be deemed to have become on the date of any such conversion or redemption the holder or holders of record of the shares represented thereby; provided, however, that any such surrender on any date when the stock transfer books of the

Corporation shall be closed shall constitute the person or persons in whose name or names the certificate or certificates for such shares are to be issued as the record holder or holders thereof for all purposes at the opening of business on the next succeeding day on which such stock transfer books are open.

         (i) No Fractional Shares. No fractional shares or script representing fractional shares of Common Stock shall be issued upon the redemption or conversion of any Class B Preferred Shares. In lieu of any fractional share otherwise issuable in respect of the aggregate number of Class B Preferred Shares of any holder which are converted upon Mandatory Conversion or any optional conversion, such holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of (i) the Maturity Price of the Common Stock, in the case of a Mandatory Conversion, or (ii) the Current Market Price as of the second Trading Date immediately preceding the effective date of conversion, in the case of an optional conversion by a holder. If more than one share shall be surrendered for conversion at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Class B Preferred Shares so surrendered.

         (j) Re-issuance. Class B Preferred Shares that have been issued and reacquired in any manner, including shares purchased, exchanged, redeemed or converted, shall not be reissued as 6.00% Class B Mandatorily Convertible Preferred Stock, Series 1996 and shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock.

         (k) Payment of Taxes. The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the redemption or conversion of share of Class B Preferred Shares pursuant to this Section 4; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of Class B Preferred Shares redeemed or converted or to be redeemed or converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

         (l) Reservation of Common Stock. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock and/or its issued Common Stock held in its treasury, for the purpose of effecting any Mandatory Conversion of the Class B Preferred Shares or any conversion of the Class B Preferred Shares at the option of the holder, the full number of shares of Common Stock then deliverable upon any such conversion of all outstanding Class B Preferred Shares.


5.       CONTINGENT PRICE ADJUSTMENT PAYMENT.

         (a) Holders of outstanding Class B Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, a contingent payment (the "Contingent Payment") in the amount set forth below if the Volume-Weighted Average Trading Price of the Class B Preferred Shares over the 30 consecutive calendar days commencing _______, 1996 [THE DATE THAT IS THREE MONTHS AFTER THE INITIAL ISSUANCE DATE] and ending _______, 1996 (the "Contingent Payment Calculation Date") is as follows:

Trading Price                                    Cumulative Amount per share
- -------------                                    ---------------------------
                                                 ($ million)
$54.50 to $55.00        in each case              0.00        in each case
$54.49 to $54.00        multiplied by the         2.00        divided by the total
$53.99 to $53.75        quotient obtained         4.00        number of Class B
$53.74 to $53.50        by dividing the           6.00        Preferred Shares
$53.49 to $53.25        Issue Price by            8.00        issued and
$53.24 to $53.00        $55.00                   10.00        outstanding as of
$52.99 to $52.75                                 12.50        the Contingent
less than $52.75                                 15.00        Payment
                                                              Calculation Date

         The Contingent Payment shall be sent no later than the tenth Business Day following the Contingent Payment Date to holders of record as of the Contingent Payment Date.

         (b) The Corporation may, at its option, pay the Contingent Payment in the form of capital stock by delivering a number of shares of Class C Preferred Stock or Common Stock equal to the Contingent Payment Amount divided by the Volume-Weighted Average Trading Price of the Class C Preferred Stock or Common Stock, as applicable, over the 30 day period described above, or cash in lieu of fractional shares at such price.

6.       LIQUIDATION RIGHTS.

         (a) The Class B Preferred Shares will rank on a parity as to distribution of assets upon liquidation with the Class C Preferred Stock, and with any future preferred stock issued by the Corporation that by its terms ranks pari passu with the Class B Preferred Shares with respect to distribution of assets upon liquidation.

         (b) The Class B Preferred Shares will be subordinate as to distribution of assets upon liquidation of dividends to any future preferred stock issued by the Corporation that by its terms is senior to the Class B Preferred Shares with respect to distribution of assets upon liquidation.

         (c) In the event of the liquidation, dissolution, or winding up of the business of the Corporation, whether voluntary or involuntary, the holders of Class B Preferred Shares then outstanding, after payment or provision for payment of the debts and other liabilities of the Corporation and the payment or provision for payment of any distribution on any shares of the Corporation having a preference and a priority over the Class B Preferred Shares on liquidation, and before any distribution to holders of any shares of the Corporation that are junior and subordinate to the Class B Preferred Shares on liquidation, shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount per Class B Preferred Share of cash equal to $ ___ [THE "INITIAL ISSUE PRICE"], as adjusted pursuant to the terms hereof (the "Liquidation Amount"), plus an amount equal to all accrued and unpaid dividends thereon, and shall, after the holders of Common Stock have received an amount per share of Common Stock equal to the amount paid per Class B Preferred Share, be entitled to participate on a pro rata basis with the holders of Common Stock. In the event the assets of the Corporation available for distribution to the holders of the Class B Preferred Shares upon any dissolution, liquidation or winding up of the Corporation shall be insufficient to pay in full the liquidation payments payable to the holders of outstanding Class B Preferred Shares and of all other series of Preferred Stock that ranks on a parity with the Class B Preferred Shares in the event of liquidation, the holders of Class B Preferred Shares and of all other series of such parity Preferred Stock shall share ratably in such distribution of assets in proportion to the amount which would be payable on such distribution if the amounts to which the holders of outstanding Class B Preferred Shares and the holders of outstanding shares of such parity Preferred Stock were paid in full. Except as provided in this Section 6, holders of Class B Preferred Shares shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

         (d) For the purposes of this Section 6, none of the following shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation:

                  (i) the sale, lease, transfer or exchange of all or substantially all of the assets of the Corporation; or

                  (ii) the consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger).


7.       NO PREEMPTIVE RIGHTS.

         The holders of Class B Preferred Shares shall have no preemptive rights, including preemptive rights with respect to any shares of capital stock or other securities of the Corporation convertible into or carrying rights or options to purchase any such shares.


8.       VOTING RIGHTS.

         (a) The holders of Class B Preferred Shares shall have the right with the holders of Common Stock to vote in the election of directors and upon each other matter coming before any meeting of the stockholders on which the holders of Common Stock are entitled to vote, on the basis of four-fifths of a vote for each share held (which number shall be adjusted in accordance with adjustments to the Optional Conversion Ratio). The holders of Class B Preferred Shares and Common Stock shall vote together as one class except as otherwise set forth herein or as otherwise provided by law or elsewhere in the Certificate of Incorporation.

         (b) If at any time dividends payable on the Class B Preferred Shares or any other series of Parity Preferred Stock are in arrears and unpaid in an aggregate amount equal to or exceeding the aggregate amount of dividends payable thereon for six quarterly dividend periods, or if any other series of Preferred Stock shall be entitled for any other reason to exercise voting rights, separate from the Common Stock, to elect any Directors of the Corporation ("Preferred Stock Directors"), the holders of the Class B Preferred Shares, voting separately as a class with the holders of all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable, shall have the right to vote for the election of two Preferred Stock Directors of the Corporation, such Directors to be in addition to the number of Directors constituting the Board of Directors immediately prior to the accrual of such right. Such right of the holders of Class B Preferred Shares to elect two Preferred Stock Directors shall, when vested, continue until all dividends in arrears on the Class B Preferred Shares and such other series of Preferred Stock shall have been paid in full and the right of any other series of Preferred Stock to exercise voting rights, separate from the Common Stock, to elect Preferred Stock Directors shall terminate or have terminated and, when so paid, and any such termination occurs or has occurred, such right of the holders of Class B Preferred Shares to elect two Preferred Stock Directors separately as a class shall cease, subject always to the same provisions for the vesting of such right of the holders of the Class B Preferred Shares to elect two Preferred Stock Directors in the case of future dividend defaults.

         The term of office of each Director elected pursuant to the preceding paragraph shall terminate on the earlier of (i) the next annual meeting of stockholders at which a successor shall have been elected and qualified or (ii) the termination of the right of the holders of Class B Preferred Shares and such other series of Preferred Stock to vote for Directors pursuant to the preceding paragraph. Vacancies on the Board of Directors resulting from the death, resignation or other cause of any such Director shall be filled exclusively by no less than two-thirds of the remaining Directors and the Director so elected shall hold office until a successor is elected and qualified.

         (c) For as long as any Class B Preferred Shares remain outstanding, the affirmative consent of the holders of at least two-thirds thereof actually voting (voting separately as a class) given in person or by proxy, at any annual meeting or special meeting of the stockholders called for such purpose, shall be necessary to amend, alter or repeal any of the provisions of the Certificate of Incorporation of the Corporation which would adversely affect the powers, preferences or rights of the holders of the Class B Preferred Shares then outstanding or reduce the minimum time required for any notice to which holders of Class B Preferred Shares then outstanding may be entitled; provided, however, that any such amendment, alteration or repeal that would authorize, create or increase the authorized amount of any shares of stock (whether or not already authorized) ranking junior to, on a parity with, or senior to the Class B Preferred Shares with respect to payment of dividends or payment upon liquidation shall be deemed not to affect adversely such powers, preferences or rights and shall not be subject to approval by the holders of Class B Preferred Shares; and provided further that the holders of the Class B Preferred Shares shall not have any voting rights with respect to the amendment, alteration or repeal of any provisions of the Certificate of Incorporation of the Corporation approved at a meeting of the stockholders the record date of which is prior to the issuance of any Class B Preferred Shares.

         (d) Except as set forth in this Section 8 or as required by law, the holders of the Class B Preferred Shares shall not have any voting rights.


         IN WITNESS WHEREOF, AirTouch Communications, Inc. has caused this certificate to be executed this day of ____________, 1996.


                                       AIRTOUCH COMMUNICATIONS, INC.



                                       By: _____________________________________

                                 EXHIBIT 2.1(b)

              CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
                   4.25% CLASS C CONVERTIBLE PREFERRED STOCK,
                                   SERIES 1996

                                       OF

                          AIRTOUCH COMMUNICATIONS, INC.

         AIRTOUCH COMMUNICATIONS, INC. (the "Corporation"), a Delaware corporation governed by the provisions of the General Corporation Law of the State of Delaware, as amended, hereby certifies that, under authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation and the provisions of Section 151 and Section 141 of the General Corporation Law of the State of Delaware, the Board of Directors at a meeting held on April 4, 1996 duly adopted the following resolutions:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation by the Certificate of Incorporation and Section 151 of the Delaware General Corporation Law, the Board of Directors hereby approves the amount, preferences and rights, including voting rights, of this Corporation's 4.25% Class C Convertible Preferred Stock, Series 1996 (the "Class C Preferred"), as presented to the Board of Directors; and be it further

         RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation by the Certificate of Incorporation and Section 141 of the Delaware General Corporation Law, a committee known as the Preferred Stock Committee, of which Arun Sarin shall be the sole member, is established, and that such committee is authorized to incorporate the amount, rights, and preferences of each of the Class B Preferred and the Class C Preferred, as approved by this Board of Directors, into Certificates of Designation, Preferences and Rights to be filed with the Secretary of State of the State of Delaware, provided that the Preferred Stock Committee may approve modifications to the amounts, preferences and rights of the Class B Preferred and the Class C Preferred, other than the voting rights.

         The Corporation further certifies that under the authority conferred upon the Preferred Stock Committee by resolutions of the Board of Directors adopted at a meeting held on April 4, 1996 and the provisions of Sections 141 and 151 of the General Corporation Law of the State of Delaware, the Preferred Stock Committee of the Board of Directors duly adopted the following resolution:

         RESOLVED, that under authority conferred upon the Preferred Stock Committee by resolutions of the Board of Directors duly adopted at a meeting held on April 4, 1996 and the provisions of Section 141 and 151 of the General Corporation Law of the State of Delaware, the Preferred Stock Committee hereby fixes the amount, preferences and rights of the shares of the 4.25% Class C Mandatorily Convertible Preferred Stock, Series 1996, as set forth in Schedule B attached hereto, and the proper officers of the Corporation are hereby authorized and directed to execute and file a Certificate of Designation, Preferences and Rights containing such provisions with the Secretary of the State of Delaware and with such other governmental agencies or authorities as any of such officers may deem appropriate.

                                   SCHEDULE B


Section 1.  DESIGNATION AND AMOUNT.

         The designation of the series of Preferred Stock created by this Certificate shall be "4.25% Class C Convertible Preferred Stock, Series 1996, par value $0.01 per share" (the "Class C Preferred Shares"), and the number of shares constituting such series shall be 19,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors, provided that no decrease shall reduce the number of Class C Preferred Shares to a number less than that of the Class C Preferred Shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

Section 2.  DEFINITIONS.

         As used in this Certificate:

                  "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of California or the State of New York are authorized or obligated by law or executive order to close or are closed because of a banking moratorium or otherwise.

                  "Current Market Price" per share of Common Stock at any date shall be deemed to be the Volume-Weighted Average Trading Price over the fifteen consecutive Trading Day period ending on and including such date of determination; provided, however, if any event that results in an adjustment of the Exchange Rate occurs during such fifteen Trading Day period, the Current Market Price as determined pursuant to the foregoing shall be appropriately adjusted to reflect the occurrence of such event;

                  "Call Price" has the meaning set forth in Section 4(a).

                  "Class B Preferred Shares" means the shares of 6.0% Class B Mandatorily Convertible Preferred Stock, 1996 Series.

                  "Class C Preferred Shares" means the shares of 4.25% Class C Convertible Preferred Stock, 1996 Series.

                  "Determination Date" means, with respect to the issuance, sale or exchange of any Equity Securities, the later of (a) the date upon which the price or the amount of consideration to be received in consideration of such issuance, sale or exchange is fixed and (b) the date upon which a public announcement of the transaction is made, provided that if no public announcement is made, the Determination Date shall be the date set forth in (a).

                  "Dividend Payment Date" has the meaning set forth in Section 3(a).

                  "Equity Securities" shall mean the Common Stock or any debt, equity or other security or contractual right, in each case that is convertible into or exercisable or exchangeable for, or based on the value of, the Common Stock or any warrants, options or other rights to purchase the Common Stock or other Equity Securities (other than Rights).

                  "Exchange Rate" has the meaning set forth in Section 4(c).

                  "Exempt Issuance" means (a) Equity Securities issued pursuant to any existing or future employee stock purchase plan, employee stock option plan or other employee or director benefit plan or (b) Equity Securities issued pursuant to any stockholder purchase plan or plan for the reinvestment of dividends or interest, to the extent that the consideration paid for the Equity Securities issued pursuant to any such stockholder or dividend or interest


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
reinvestment plan is not less than 95% of the Fair Market Value of such securities as of the date of the issuance of the Equity Securities.

                  "Extraordinary Distribution" means any single dividend or other distribution (including by reclassification of shares or recapitalization of the Corporation, as well as any such dividend or distribution made in connection with a merger or consolidation in which the Corporation is the continuing corporation and the Common Stock is not changed or exchanged) to holders of Common Stock (effected while any of the shares of Class C Preferred Stock are outstanding) (i) of cash, where the aggregate amount of such single cash dividend or distribution together with the amount of all cash dividends and distributions made to holders of Common Stock during the twelve-month period ending on the payment date for such cash dividend or distribution to holders of Common Stock, when combined with the aggregate amount of all previous Pro Rata Repurchases during such period (for this purpose, including only that portion of the aggregate purchase price of each such Pro Rata Repurchase which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the Business Day prior to the public announcement of such Pro Rata Repurchase made during such period), exceeds twelve and one-half percent (12-1/2%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the record date for determining the stockholders entitled to receive such Extraordinary Distribution and (ii) of any evidences of indebtedness of the Corporation or evidences of indebtedness or securities of any other person or any other property (including, without limitation, shares of capital stock of any subsidiary of the Corporation), or any combination thereof. The Fair Market Value of any such single dividend or other distribution that, pursuant to clause
(i), constitutes an Extraordinary Distribution shall for purposes of the first paragraph of Section 4(d)(iii) hereof be the sum of the Fair Market Value of such Extraordinary Distribution plus the amount of any other cash dividends and distributions made within the relevant period referred to above to holders of Common Stock to the extent such other dividends and distributions were not previously included in the calculation of an adjustment pursuant to the first paragraph of Section 4(d)(iii) hereof within such period.

                  "Fair Market Value" shall mean the Volume-Weighted Average Trading Price of the Security in question for the five-day period before the earlier of the day in question and the "ex" date with respect to any issuance or distribution requiring such computation. The term "ex" date, when used with respect to any issuance or distribution, means the first day on which the Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market to determine that day's Volume-Weighted Average Trading Price. With respect to any asset or security for which there is no Current Market Price, the Fair Market Value of such asset or security shall be determined in good faith by the Board of Directors.

                  "Issued Equity Securities" has the meaning set forth in
Section 4(d)(ii).

                  "Initial Issuance Date" means the date upon which the first Class C Preferred Share is initially issued.

                  "International Distribution" means a distribution to the holders of Common Stock of any equity interest in an International Entity, on a per share basis.

                  "International Entity" means any entity predominantly holding interests in cellular operations outside the United States that has an aggregate Fair Market Value of U.S.$ 1 billion or more.

                  "Junior Stock" has the meaning set forth in Section 3(b).

                  "Maturity Date" has the meaning set forth in Section 4(a).

                  "Non-Dilutive Amount" in respect of an issuance, sale or exchange by the Corporation of any Equity Securities (other than Common Stock) shall mean the excess of (i) the Fair Market Value of a share of Common Stock on the Determination Date multiplied by the maximum number of shares of Common Stock which could be acquired on such date upon the exercise, conversion or exchange in full of such Equity Securities (and any Equity Securities receivable upon exercise, conversion or exchange thereof), whether or not then exercisable, convertible or exchangeable at such date, if any, over (ii) the aggregate amount payable pursuant to the exercise, conversion or exchange of such Equity Securities, whether or not then exercisable, convertible or exchangeable, to purchase or acquire such maximum


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
number of shares of Common Stock (and any Equity Securities receivable upon exercise, conversion or exchange thereof); provided, however, that in no event shall the Non-Dilutive Amount be less than zero. For purposes of the foregoing sentence, the amount payable pursuant to the exercise, conversion or exchange of such Equity Securities to purchase or acquire shares of Common Stock shall be deemed to be the Fair Market Value of the consideration payable pursuant to the exercise, conversion or exchange of such Equity Securities on the Determination Date (excluding for that purpose the Fair Market Value of the Equity Security to be so exercised, converted or exchanged).

                  "Parity Preferred Stock" has the meaning set forth in Section 3(a).

                  "Preferred Stock Directors" has the meaning set forth in
Section 8(b).

                  "Pro Rata Repurchases" means any purchase of shares of Common Stock by the Corporation or any affiliate thereof (as defined in Rule 12b-2 under the Security Exchange Act of 1934 (the "Exchange Act") pursuant to any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or pursuant to any other offer available to substantially all holders of Common Stock, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a subsidiary of the Corporation), or any combination thereof, effected while any of the shares of Class C Preferred Shares are outstanding, pursuant to any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or pursuant to any other offer available to substantially all holders of Common Stock; provided, however, that "Pro Rata Repurchase" shall not include any purchase of shares by the Corporation or any subsidiary thereof made in open market transactions substantially in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act or on such other terms and conditions as the Board of Directors shall have determined are reasonably designed to prevent such purchases from having a material effect on the trading market for the Common Stock. The "Effective Date" of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

                  "Provisional Redemption Date" has the meaning set forth in
Section 4(b)(i).

                  "Provisional Redemption Price" has the meaning set forth in
Section 4(b)(i).

                  "Provisional Redemption Year" has the meaning set forth in
Section 4(b)(i).

                  "Reorganization Event" has the meaning set forth in Section 4(e).

                  "Rights" means rights of the Corporation issued or issuable under the Rights Agreement dated September 9, 1994 between the Corporation and The Bank of New York or pursuant to any successor stockholder rights plan replacing the Rights Agreement.

                  "Senior Preferred Stock" has the meaning set forth in Section 3(a).

                  "Security Issue Date" means the date on which a particular Class C Preferred Share is issued.

                  "Third Party" means any person as to which the Corporation does not own, directly or indirectly, and does not have the power to direct, more than 20% of the outstanding voting interests.

                  "Trading Date" shall mean a date on which the New York Stock Exchange (or any successor thereto) is open for the transaction of business.

                  "Volume-Weighted Average Trading Price" for any given period means, for a security, an amount equal to (A) the cumulative sum, for each trade of such security during such period on the New York Stock Exchange (or such other principal exchange or over-the-counter market on which such security is listed), of the product of: (x) the sale price and (y) the number of shares of the security sold at such price; divided by (B) the total number of securities so traded during the specified period.

Section 3.  DIVIDENDS.

         (a) Payment of Dividends. The holders of outstanding Class C Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative preferential dividends from the Security Issue Date, at the rate per Class C Preferred Share of $2.125 per annum, as adjusted pursuant hereto, and no more, payable quarterly in arrears on the 15th day of each February, May, August and November, respectively (each such date being hereinafter referred to as a "Dividend Payment Date"), or, if any Dividend Payment Date is not a Business Day, then the Dividend Payment Date shall be the next succeeding Business Day. The first dividend payment shall be for the period from the date of issuance to but excluding the first day of the next calendar quarter, and will be payable on the first Dividend Payment Date thereafter. Each quarterly period beginning on January 1, April 1, July 1 and October 1 in each year and ending on and including the day next preceding the first day of the next such quarterly period shall be a dividend period. Dividends (or amounts equal to accrued and unpaid dividends) payable on Class C Preferred Shares for any period less than a full quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month. The Board of Directors may fix a record date for the determination of holders of Class C Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 calendar days prior to the date fixed for the payment thereof. If the Security Issue Date of a particular Class C Preferred Share is later than the Initial Issuance Date solely due to a delay in the surrender by the holder of a certificate representing a share of capital stock of Cellular Communications, Inc. ("CCI") pursuant to Section 3.2 of the Agreement and Plan of Merger between the Corporation and CCI, then, notwithstanding the foregoing, dividends on such Class C Preferred Share shall be payable from the Initial Issuance Date.

                  Dividends on the Class C Preferred Shares will accrue whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared on a daily basis from the previous Dividend Payment Date. Accumulated unpaid dividends shall not bear interest. Dividends will cease to accrue in respect of Class C Preferred Shares on the Maturity Date or on the date of their earlier redemption or conversion.

                  The Class C Preferred Shares will rank on a parity as to payment of dividends with Class B Preferred Shares, and with any future preferred stock issued by the Corporation (the "Parity Preferred Stock") that by its terms ranks pari passu with the Class C Preferred Shares with respect to payment of dividends.

                  The Class C Preferred Shares will be subordinate as to payment of dividends to any future preferred stock issued by the Corporation that by its terms is senior to the Class C Preferred Shares with respect to payment of dividends (the "Senior Preferred Stock").

         (b) Payment of Dividends on Junior Stock. As long as any Class C Preferred Shares are outstanding, no dividends or other distributions for any dividend period (other than dividends payable in shares of, or warrants, rights or options exercisable for or convertible into shares of, Common Stock or any other capital stock of the Corporation ranking junior to the Class C Preferred Shares as to the payment of dividends ("Junior Stock") and cash in lieu of fractional shares of such Junior Stock in connection with any such dividend) will be paid on any Junior Stock unless: (i) full dividends on all outstanding shares of Senior Preferred Stock and Parity Preferred Stock (including the Class C Preferred Shares) have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the payment date of such Junior Stock dividend or distribution and for the current dividend period, to the extent such Senior Preferred Stock or Parity Preferred Stock dividends are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofor required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any outstanding shares of Senior Preferred Stock or Parity Preferred Stock; and (iii) the Corporation is not in default on any of its obligations to redeem any outstanding shares of Senior Preferred Stock or Parity Preferred Stock.

                  In addition, as long as any Class C Preferred Shares are outstanding, no shares of any Junior Stock may be purchased, redeemed, or otherwise acquired by the Corporation or any of its subsidiaries (except in connection with a reclassification or exchange of any Junior Stock through the issuance of other Junior Stock (and cash in lieu of fractional shares of such Junior Stock in connection therewith) or the purchase, redemption, or other acquisition of any Junior Stock with any Junior Stock (and cash in lieu of fractional shares of such Junior Stock in connection therewith)) nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any Junior Stock unless: (i) full dividends on all outstanding shares of Senior Preferred Stock and Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such purchase, redemption or acquisition and for the current dividend period, to the extent such Senior Preferred Stock or Parity Preferred Stock dividends are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofor required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any outstanding shares of Senior Preferred Stock or Parity Preferred Stock; and (iii) the Corporation is not in default on any of its obligations to redeem any outstanding shares of Senior Preferred Stock or Parity Preferred Stock unless all Parity Preferred Stock at to which such a default exists is purchased or redeemed on a pro rata basis.

                  Subject to the provisions described above, such dividends or other distributions (payable in cash, property, or Junior Stock) as may be determined from time to time by the Board of Directors may be declared and paid on the shares of any Junior Stock and from time to time Junior Stock may be purchased, redeemed or otherwise acquired by the Corporation or any of its subsidiaries. In the event of the declaration and payment of any such dividends or other distributions, the holders of such Junior Stock will be entitled, to the exclusion of holders of any outstanding Senior Preferred Stock or Parity Preferred Stock, to share therein according to their respective interests.

         (c) Payment of Dividends on Parity Preferred Stock. As long as any Class C Preferred Shares are outstanding, dividends or other distributions for any dividend period may not be paid on any outstanding shares of Parity Preferred Stock (other than dividends or other distributions payable in Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection therewith), unless either: (a) (i) full dividends on all outstanding shares of Senior Preferred Stock and Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the payment date of such Senior Preferred Stock or Parity Preferred Stock dividend or distribution and for the current dividend period, to the extent such Senior Preferred Stock or Parity Preferred Stock dividends are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofor required to be paid or set aside for all purchase, retirement and sinking funds, if any, for any outstanding shares of Senior Preferred Stock and Parity Preferred Stock; and (iii) the Corporation is not in default on any of its obligations to redeem any outstanding shares of Senior Preferred Stock or Parity Preferred Stock; or (b) any such dividends are declared and paid pro rata so that the amounts of any dividends declared and paid per share on outstanding Class C Preferred Shares and each other share of such Parity Preferred Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if such dividends are cumulative) per share of outstanding Class C Preferred Shares and such other outstanding shares of Parity Preferred Stock bear to each other.

                  In addition, as long as any Class C Preferred Shares are outstanding, the Corporation may not purchase, redeem or otherwise acquire any Senior Preferred Stock or Parity Preferred Stock (except with any Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection therewith) unless: (i) full dividends on all outstanding shares of Senior Preferred Stock and Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the payment date of such Parity Preferred Stock purchase, redemption or other acquisition and for the current dividend period, to the extent such Senior Preferred Stock and Parity Preferred Stock dividends are cumulative; (ii) the Corporation has paid or set aside all amounts, if any, then or theretofor required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any outstanding shares of Senior Preferred Stock and Parity Preferred Stock; and (iii) the Corporation is not in default of any of its obligations to redeem any outstanding shares of Senior Preferred Stock or Parity Preferred Stock., unless all Parity Preferred Stock as to which such a default exists is purchased or redeemed on a pro rata basis.

         (d) Any dividend payment made on the Class C Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to the Class C Preferred Shares.

         (e) All dividends paid with respect to the Class C Preferred Shares shall be paid pro rata to the holders entitled thereto.

         (f) Holders of the Class C Preferred Shares shall be entitled to receive dividends in preference to and in priority over any dividends upon any shares of the Corporation ranking junior to the Class C Preferred Shares as to dividends, but subject to the rights of holders of shares of the Corporation having a preference and a priority over the payment of dividends on the Class C Preferred Shares.

Section 4.  REDEMPTION AND CONVERSION.

         (a) Mandatory Redemption. On ______, 2016 (the "Maturity Date") [20 YEARS FROM THE INITIAL ISSUANCE DATE], the Class C Preferred Shares shall terminate and the holder of each outstanding Class C Preferred Share shall be entitled to receive an amount in cash equal to $50.00 per share (the "Call Price") plus all accrued and unpaid dividends on such Class C Preferred Share (other than previously declared dividends payable to a holder of record on a prior date) to the Maturity Date, whether or not declared, out of funds legally available for the payment of dividends, subject to the redemption of the Class C Preferred Shares by the Corporation or the conversion of the Class C Preferred Shares at the option of the holder at any time prior to the Maturity Date. Dividends on the Class C Preferred Shares shall cease to accrue and such shares shall cease to be outstanding on the Maturity Date. The Corporation shall make such arrangements as it deems appropriate for the payment of cash in respect of the Call Price and accrued and unpaid dividends, if any, in exchange for and contingent upon surrender of certificates representing the Class C Preferred Shares, and the Corporation may defer the payment of the Call Price or dividends on such shares of Common Stock and the voting thereof until, and make such payment and voting contingent upon, the surrender of such certificates representing the Class C Preferred Shares, provided that the Corporation shall give the holders of the Class C Preferred Shares such notice of any such actions as the Corporation deems appropriate and upon such surrender such holders shall be entitled to receive such dividends declared and paid on such shares of Common Stock subsequent to the Maturity Date. Amounts payable in cash in respect of the Class C Preferred Shares or in respect of such shares of Common Stock shall not bear interest.

         (b)      Redemption at the Option of the Corporation.

                  (i) Right to Redeem . Class C Preferred Shares are not redeemable by the Corporation prior to _________, 1999 (the "Provisional Redemption Date") [THE DATE THAT IS THREE YEARS AFTER THE INITIAL ISSUANCE DATE]. From and after the Provisional Redemption Date until ________, 2000 [THE DATE THAT IS FOUR YEARS AFTER THE INITIAL ISSUANCE DATE] (the "Provisional Redemption Year"), the Class C Preferred Shares may be redeemed by the Corporation at any time after the Volume-Weighted Average Trading Price of the Common Stock on a per day basis has exceeded $______ [130% OF THE PRODUCT OF THE AIRTOUCH ISSUE PRICE AND 1.25] on 15 separate Trading Days during any 30 consecutive Trading Day period during the Provisional Redemption Year (the "Provisional Redemption Price"). After the Provisional Redemption Year, the Class C Preferred Shares may be redeemed by the Corporation regardless of whether the Common Stock has achieved the Provisional Redemption Price. Until ______, 2006, the Corporation may only redeem the Class C Preferred Shares by delivering an amount of Common Stock equal to the Call Price divided by the Volume-Weighted Average Trading Price of the Common Stock for the 15 consecutive Trading Day period prior to the record date for such redemption. From _________, 2006 [the date that is 10 years after the Initial Issuance Date] until the Maturity Date, the Class C Preferred Shares may be redeemed by the Corporation by delivering either (a) the amount of Common Stock described in the previous sentence or (b) cash in an amount equal to the Call Price.

                  The public announcement of any call for redemption shall be made prior to, or at the time of, the mailing of the notice of such call to holders of Class C Preferred Shares as described below. If fewer than all the outstanding Class C Preferred Shares are to be redeemed, Class C Preferred Shares to be redeemed shall be selected by the Corporation from outstanding Class C Preferred Shares not previously redeemed by lot or pro rata (as nearly as may be practicable) or by any other method determined by the Board of Directors in its sole discretion to be equitable. As used in this subparagraph
(b), the term "Notice Date" with respect to any notice given by the Corporation in connection with a redemption of Class C Preferred Shares means the date on which first occurs either the public announcement of such redemption or the commencement of mailing of such notice to the holders of Class C Preferred Shares.

                  (ii) Notice of Redemption. The Corporation shall provide notice of any redemption of the Class C Preferred Shares to holders of record of Class C Preferred Shares to be called for redemption not less than 15 nor more than 60 days prior to the date fixed for such redemption. Such notice shall be provided by mailing notice of such redemption, first class postage prepaid, to each holder of record of Class C Preferred Shares to be redeemed, at such holder's address as it appears on the stock register of the Corporation; provided, however, that neither failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any Class C Preferred Shares to be redeemed except as to the holders to whom the Corporation has failed to give said notice or whose notice was defective.

                  Each such notice shall state, as appropriate, the following and may contain such other information as the Corporation deems advisable:

                           (A) the redemption date;

                           (B) that all outstanding Class C Preferred Shares are
to be redeemed or, in the case of a call for redemption of fewer than all outstanding Class C Preferred Shares, the number of such shares held by such holder to be redeemed;

                           (C) the number of shares of Common Stock deliverable
upon redemption of each Class C Preferred Share to be redeemed and, if applicable, the Call Price and the Current Market Price used to calculate such number of shares of Common Stock;

                           (D) the place or places where certificates for such
shares are to be surrendered for redemption; and

                           (E) that dividends on the Class C Preferred Shares to
be redeemed shall cease to accrue on such redemption date (except as otherwise provided herein).

                  (iii) Deposit of Shares and Funds. The Corporation's obligation to deliver shares of Common Stock and provide funds upon redemption in accordance with this Section 4 shall be deemed fulfilled if, on or before a redemption date, the Corporation shall irrevocably deposit, with a bank or trust company, or an affiliate of a bank or trust company, having an office or agency in New York City and having a capital and surplus of at least $50,000,000, or shall set aside or make other reasonable provision for the issuance of such number of shares of Common Stock as are required to be delivered by the Corporation pursuant to this Section 4 upon the occurrence of the related redemption (and for the payment of cash in lieu of the issuance of fractional share amounts and accrued and unpaid dividends payable in cash on the shares to be redeemed as and to the extent provided by this Section 4). Any interest accrued on such funds shall be paid to the Corporation from time to time. Any shares of Common Stock or funds so deposited and unclaimed at the end of two years from such redemption date shall be repaid and released to the Corporation, after which the holder or holders of such Class C Preferred Shares so called for redemption shall look only to the Corporation for delivery of such shares of Common Stock or funds.

                  (iv) Surrender of Certificates; Status. Each holder of Class C Preferred Shares to be redeemed shall surrender the certificates evidencing such shares (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state) to the Corporation at the place designated in the notice of such redemption and shall there upon be entitled to receive certificates evidencing shares of Common Stock and to receive any funds payable pursuant to this Section 4 following such surrender and following the date of such redemption. In case fewer than all the Class C Preferred Shares represented by any such surrendered certificate are called for redemption, a new certificate shall be issued at the expense of the Corporation representing the unredeemed Class C Preferred Shares. If such notice of redemption shall have been given, and if on the date fixed for redemption, shares of Common Stock and funds necessary for the redemption shall have been irrevocably either set aside by the Corporation separate and apart from its other funds or assets in trust for the account of the holders of the shares to be redeemed or converted (and so as to be and continue to be available therefore) or deposited with a bank or a trust company or an affiliate thereof as provided herein or the Corporation shall have made other reasonable provision therefore, then, notwithstanding that the certificates evidencing any Class C Preferred Shares so called for redemption or subject to conversion shall not have been surrendered, the Class C Preferred Shares represented thereby so called for redemption shall be deemed no longer outstanding, dividends with respect to the Class C Preferred Shares so called for redemption shall cease to accrue on the date fixed for redemption (except that holders of Class C Preferred Shares at the close of business on a record date for any payment of dividends shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares following such record date and prior to such Dividend Payment Date) and all rights with respect to the Class C Preferred Shares so called for redemption shall forthwith after such date cease and terminate, except for the rights of the holders to receive the shares of Common Stock and funds, if any, payable pursuant to this Section 4 without interest upon surrender of their certificates therefore (unless the Corporation defaults on the delivery of such shares or the payment of such funds). Holders of Class C Preferred Shares that are redeemed shall not be entitled to receive dividends declared and paid on such shares of Common Stock, and such shares of Common Stock shall not be entitled to vote, until such shares of Common Stock are issued upon the surrender of the certificates representing such Class C Preferred Shares and upon such surrender such holders shall be entitled to receive such dividends declared and paid on such shares of Common Stock subsequent to such redemption date without interest thereon.

         (c) Conversion at Option of Holder. Class C Preferred Shares are convertible at the option of the holder thereof at any time prior to the Maturity Date, unless previously redeemed, into shares of Common Stock at a rate of __ shares of Common Stock per Class C Preferred Share, as such rate may be adjusted as provided below (the "Exchange Rate") [CALL PRICE DIVIDED BY THE PRODUCT OF THE AIRTOUCH PREFERRED STOCK ISSUE PRICE (AS DEFINED IN THE MERGER AGREEMENT) AND 1.25].

                  Conversion of Class C Preferred Shares at the option of the holder may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificates to the Corporation or in blank, to the office or agency to be maintained by the Corporation for that purpose (and, if applicable, cash payment of an amount equal to the dividend payable on such shares), and otherwise in accordance with conversion procedures established by the Corporation. Each optional conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied, and dividends will cease to accrue in respect of Class C Preferred Shares at such time. The conversion shall be at the Exchange Rate in effect at such time and on such date.

                  Holders of Class C Preferred Shares at the close of business on a record date for any payment of declared dividends shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such record date and prior to the corresponding Dividend Payment Date. Except as provided above, upon any optional conversion of Class C Preferred Shares, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted Class C Preferred Shares or for previously declared dividends or distributions on the shares of Common Stock issued upon such conversion.

         (d) Exchange Rate Adjustments. The Exchange Rate shall be subject to adjustment from time to time as provided below in this section (d).

                  (i)      If the Corporation shall, after the Initial Issuance
Date:

                           (A)      pay a stock dividend or make a distribution
with respect to its Common Stock in capital stock of the Corporation,

                           (B)      subdivide or split its outstanding Common
Stock into a greater number of shares,


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
                           (C)      combine its outstanding shares of Common
Stock into a smaller number of shares, or

                           (D)      issue any shares of capital stock of the
Corporation as a distribution with respect to, or by reclassification of its shares of Common Stock (other than the Rights or Equity Securities covered under Section 4(d)(ii)),

then, in any such event, the Exchange Rate in effect immediately prior to such event shall be adjusted so that the holder of any Preferred Shares shall thereafter be entitled to receive upon conversion or upon redemption by the Corporation in the form of Common Stock or conversion at the option of the holder, the number of shares of Common Stock of the Corporation which such holder would have owned or been entitled to receive immediately following any event described above had such Preferred Shares been converted immediately prior to such event or any record date with respect thereto. Such adjustment shall become effective at the opening of business on the business day next following the record date for determination of stockholders entitled to receive such dividend or distribution, in the case of a dividend or distribution, and shall become effective immediately after the effective date, in the case of a subdivision, split, combination or reclassification. Such adjustment shall be made successively. In the case of an event described in subsection (D) above, each Class C Preferred Share shall become convertible into shares of capital stock of the Corporation as to which a holder of Common Stock immediately prior to such a distribution shall be entitled, or into which the Common Stock has become reclassified, at the Exchange Rate as modified by this subsection (i). In the event of any such reclassification into more than one resulting class of capital stock of the Corporation, the shares of each such resulting class issuable upon conversion of a Class C Preferred Share shall be in the same proportion, if possible, or if not possible, substantially the same proportion which the total number of shares of such class resulting from such reclassification bears to the total number of shares of all classes resulting from all such reclassifications.

                  (ii) If the Corporation shall, after the Initial Issuance Date, issue without cost Equity Securities (other than Common Stock, the Rights or Exempt Issuances) ("Issued Equity Securities") to all holders of its Common Stock entitling them (for a period not exceeding 45 days from the later of the record date of such issuance and the Determination Date) to subscribe for or purchase shares of Common Stock or other Equity Securities at a price per share less than the Fair Market Value of the Common Stock or other Equity Security to be acquired in effect on the Determination Date for such issuance (treating the price per share of the Equity Securities to be acquired as equal to (x) the sum of the Fair Market Value of the consideration payable for a unit of the Equity Security plus (B) the Fair Market Value of any additional consideration initially payable upon the exercise, conversion or exchange of such security into Common Stock divided by (y) the number of shares of Common Stock initially underlying or that may be acquired upon the exercise, conversion or exchange of such Equity Security) then, in any such event unless such Equity Securities are issued to holders of Class C Preferred Shares on a pro rata basis with the shares of Common Stock based on the Exchange Rate on the date immediately preceding such issuance, the Exchange Rate in effect on the record date described below shall be adjusted by multiplying it by a fraction of which the numerator shall be the sum of (x) the number of shares of Common Stock outstanding on the date of issuance of such Issued Equity Securities immediately prior to such issuance, plus (y) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such Issued Equity Securities (including the Common Stock that may be acquired upon the exercise, conversion or exchange of the Equity Securities), and of which the denominator shall be the sum of (x) number of shares of Common Stock outstanding on the date of issuance of such Issued Equity Securities immediately prior to such issuance, plus (y) the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase (including, without limitation, the Fair Market Value of the consideration payable for a unit of the Equity Securities so offered plus the Fair Market Value of any additional consideration payable upon exercise, conversion or exchange of such Equity Securities) would purchase at such Fair Market Value as of the Determination Date for such issuance. Such adjustment shall become effective at the opening of business on the Business Day next following the record date for the determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such Equity Securities, the Exchange Rate shall each be readjusted to the Exchange Rate which would then be in effect had the adjustments been made upon the issuance of such Equity Securities upon the basis of delivery of only the number of shares of Common Stock actually delivered. Such adjustment shall be made successively.

                  (iii) If the Corporation shall, after the Initial Issuance Date, make an Extraordinary Dividend or effect a Pro Rata Repurchase of Common Stock, then unless such Extraordinary Dividend is made to each holder of Class C Preferred Shares on a pro rata basis with the shares of Common Stock based on the Exchange Rate in effect on the date immediately preceding such payment or distribution, in any such event, then the Exchange Rate in effect immediately prior to such event shall be adjusted by multiplying it by a fraction of which the numerator shall be the product of (i) the number of shares of Common Stock outstanding immediately before such Extraordinary Dividend or Pro Rata Repurchase (minus, in the case of a Pro Rata Repurchase, the number of shares of Common Stock repurchased by the Corporation and (ii) the Fair Market Value per share of the Common Stock on the record date for the determination of stockholders entitled to receive such Extraordinary Dividend and the number of shares outstanding immediately prior to such Distribution or, in the case of a Pro Rata Repurchase on the Trading Day immediately preceding the first public announcement of such Pro Rata Repurchase, as the case may be, and of which the denominator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Extraordinary Distribution or Pro Rata Repurchase and (y) the Fair Market Value of a share of Common Stock on the record date with respect to such Extraordinary Distribution, or, in the case of a Pro Rata Repurchase on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect such Pro Rata Repurchase, as the case may be, minus (ii) the Fair Market Value of the Extraordinary Distribution or the aggregate purchase price of the Pro Rata Repurchase, as the case may be (provided that such denominator shall never be less than 1.0); provided, however, that no Pro Rata Repurchase shall cause an adjustment to the Exchange Rate unless the amount of all cash dividends and distributions made to holders of Common Stock during the twelve-month period ending on the Effective Date of such Pro Rata Repurchase, when combined with the aggregate amount of all Pro Rata Repurchases, including such Pro Rata Repurchase (for all purposes of this Section 4(d)(iii) including only that portion of the Fair Market Value of the aggregate purchase price of each Pro Rata Repurchase which is in excess of the Fair Market Value of the Common Stock repurchased as determined on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect each such Pro Rata Repurchase), the Effective Dates of which fall within such period, exceeds twelve and one-half percent (12-1/2%) of the aggregate Fair Market Value of all shares of Common Stock outstanding on the Trading Day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect such Pro Rata Repurchase. Such adjustment shall become effective on the opening of business on the Business Day next following the record date for the determination of stockholders entitled to receive such dividend or distribution. Such adjustment shall be made successively.

                  (iv) If the Corporation shall, after the Initial Issuance Date, make an International Distribution, then each holder of Class C Preferred Shares as of the record date of such distribution shall receive such International Distribution on a pro rata basis with the shares of Common Stock based on the Exchange Rate in effect on the record date for such International Distribution. With respect to all shares of Series C Preferred Shares outstanding and subsequently issued, the dividend payable pursuant to Section 2(a) hereof and the Call Price shall each be adjusted by multiplying each of them by a fraction, of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately prior to such International Distribution and (y)(i) the Fair Market Value of a share of Common Stock on the record date with respect to such International Distribution, minus
(ii) the Fair Market Value of the International Distribution, and of which the denominator shall be the product of (x) the number of shares of Common Stock outstanding immediately prior to such International Distribution and (y) the Fair Market Value per share of the Common Stock on the record date for the determination of stockholders entitled to receive such International Dividend. Such adjustment shall be made successively. In the event that this subsection
(iv) is applicable, then the provisions of subsection (iii) shall not apply. All adjustments pursuant to this subsection shall become effective on the opening of business on the Business Day next following the record date for the determination of stockholders entitled to receive such International Distribution. If the Corporation has received an opinion of a nationally recognized law firm or accounting firm that the procedure set forth in this subsection (iv) would result in an adverse tax consequence to the Corporation or the holders of the Common Stock, then the provisions of this subsection (iv) shall not apply, and the provisions of subsection (iii) shall be applicable.

                  (v) In case the Corporation shall, at any time or from time to time while any of the shares of Class C Preferred Shares are outstanding, issue, sell or exchange shares of Common Stock (other than (i) pursuant to any

Rights, (ii) Exempt Issuances or pursunt to Equity Securities issued as Exempt Issuances, (iii) pursuant to any Equity Security theretofore outstanding entitling the holder to purchase or acquire shares of Common Stock or (iv) distributions pursuant to Section 5 of the Certificate of Designation, Rights and Preferences of the Class B Preferred Shares) for a consideration having a Fair Market Value on the Determination Date for such issuance of Equity Securities less than the Fair Market Value of such shares of Common Stock on the date of such issuance, sale or exchange, then the Exchange Rate in effect immediately prior to such issuance, sale or exchange shall be adjusted by multiplying it by a fraction of which the numerator shall be the sum of (x) number of shares of Common Stock outstanding on the date of such issuance immediately prior to such issuance, plus (y) the number of additional shares of Common Stock so issued, and of which the denominator shall be the sum of (x) the number of shares of Common Stock outstanding on the date of such issuance immediately prior to such issuance, plus (y) the number of additional shares of Common Stock which the aggregate price paid for the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Fair Market Value as of the Determination Date for such issuance. Notwithstanding the foregoing, the provisions of this subsection (v) shall not apply if the Board of Directors of the Corporation has determined that the value of any consideration to be received in exchange for the issuance, sale or exchange of such Common Stock in a transaction with a Third Party negotiated at arm's length shall be based upon the Volume-Weighted Average Trading Price or closing price or similar measure of the Common Stock or of the consideration to be paid for the Common Stock, as measured on a single date or over a period of days within a reasonable amount of time prior to the issuance, sale or exchange of such Common Stock.

                  (vi) In case the Corporation shall, at any time or from time to time while any of the shares of Class C Preferred Shares are outstanding, issue, sell or exchange any Equity Security (other than Common Stock, the Rights, Exempt Issuances or distributions to holders pursuant to
Section 5 of the Certificate of Designation, Preferences and Rights for the Class B Shares) other than any such issuance to all holders of shares of Common Stock as a dividend or distribution (including by way of a reclassification of shares or a recapitalization of the Corporation) for a consideration having a Fair Market Value on the Distribution Date less than the Non-Dilutive Amount, then the Exchange Rate shall be adjusted by multiplying it by a fraction, the numerator of which shall be the product of (x) the Fair Market Value of a share of Common Stock on the Trading Day immediately preceding the first public announcement of such issuance, sale or exchange and (y) the sum of the number of shares of Common Stock outstanding on such day plus the maximum number of shares of Common Stock underlying or which could be acquired pursuant to such Equity Security at the time of the issuance, sale or exchange of such Equity Security (assuming shares of Common Stock could be acquired pursuant to such Equity Security at such time), and the denominator of which shall be the sum of (x) the Fair Market Value of all the shares of Common Stock outstanding on the Distribution Date plus (y) the Fair Market Value of the consideration received by the Corporation in respect of such issuance, sale or exchange of such Equity Security plus (z) the Fair Market Value as of the time of such issuance of the consideration which the Corporation would receive upon exercise, conversion or exchange in full of all such Equity Securities. Notwithstanding the foregoing, the provisions of this subsection (vi) shall not apply if the Board of Directors has determined that the value of any consideration to be received in exchange for the issuance, sale or exchange of such Equity Securities in a transaction with a Third Party negotiated at arm's length shall be based upon the Volume-Weighted Average Trading Price or closing price or similar measure of the Equity Securities or of the consideration to be paid therefor, as measured on a single day or over a period of days within a reasonable amount of time prior to the issuance, sale or exchange of such Equity Securities.

                  (vi) Any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under subsection (ii) above.

                  (vii) The Corporation shall also be entitled to make such adjustments in the Exchange Rate as it in its sole discretion shall determine to be advisable in order that any stock dividends, subdivisions of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) made by the Corporation to its stockholders the Initial Issuance Date shall not be taxable.

                  (viii) In any case in which subsection 4(d) shall require that an adjustment as a result of any event become effective at the opening of business on the Business Day next following a record date and the date fixed for conversion pursuant to subsection 4(b) occurs after such record date, but before the occurrence of such event, the Corporation may, in its sole discretion, elect to defer the following until after the occurrence of such event: (A) issuing to the holder of any converted Class C Preferred Shares the additional shares of Common Stock issuable upon such conversion over the shares of Common Stock issuable before giving effect to such adjustments and (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to subsection 3(i).

                  (ix) All adjustments to the Exchange Rate shall be calculated to the nearest 1/100th of a share of Common Stock. No adjustment in the Exchange Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustment which by reason of this subsection (ix) is not required to be made shall be carried forward and taken into account in any subsequent adjustment and provided further that any adjustment shall be required and made in accordance with the provisions of this Section (other than this subparagraph
(ix)) not later than such time as may be required in order to preserve the taxfree nature of a distribution to the holders of shares of Common Stock. If any action or transaction would require adjustment to the Exchange Rate pursuant to more than one paragraph of this Section 4, only one adjustment shall be made and such adjustment shall be the amount of the adjustment that has the highest absolute value.

         (e) Adjustment for Consolidation or Merger. In case of (A) any consolidation or merger to which the Corporation is a party (other than a merger or consolidation in which the Corporation is the surviving or continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation remains unchanged), (B) any sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or (C) any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition in which the Corporation is the surviving or continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation remains unchanged) (each a "Reorganization Event"), then proper provision shall be made so that each Class C Preferred Share shall, after consummation of such transaction, be subject to (i) conversion at the option of the holder into the Merger Consideration (as defined below) receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such Class C Preferred Share might have been converted immediately prior to consummation of such transaction, (ii)conversion on the Maturity Date into the Merger Consideration receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such Class C Preferred Share would have converted if the conversion on the Maturity Date had occurred immediately prior to the date of consummation of such transaction, plus the right to receive cash in an amount equal to all accrued and unpaid dividends on such Class C Preferred Shares (other than previously declared dividends payable to a holder of record as of a prior date), (iii) redemption on any redemption date in exchange for the Merger Consideration receivable upon consummation of such transaction by a holder of the number of shares of Common Stock that would have been issuable in effect on such redemption date upon a redemption of such share immediately prior to consummation of such transaction, assuming that, if the Notice Date for such redemption is not prior to such transaction, the Notice Date had been the date of such transaction.

                  "Merger Consideration" means the kind or amount of securities, cash or other property receivable upon consummation of a Reorganization Event (provided that if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares).

                  For purposes of the immediately preceding paragraph and subsection 4(g) (iii), any sale or transfer to another corporation of property of the Corporation which did not account for at least 50% of the consolidated net income of the Corporation for its most recent fiscal year ending prior to the consummation of such transaction shall not in any event be deemed to be a sale or transfer of the property of the Corporation as an entirety or substantially as an entirety.

         (f) Notice of Adjustments. Whenever the Exchange Rate is adjusted as herein provided, the Corporation shall:

                  (i) forthwith compute the adjusted Exchange Rate in accordance herewith and prepare a certificate signed by an officer of the Corporation setting forth the adjusted Exchange Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and file such certificate forthwith with the transfer agent for the Class C Preferred Shares and the Common Stock; and

                  (ii) make a prompt public announcement and mail a notice to the holders of the outstanding Class C Preferred Shares stating that the Exchange Rate has been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Exchange Rate, such notice to be mailed within 45 days after the close of the fiscal quarter during which the facts requiring such adjustment occurred.

         (g) Notices. In case, at any time while any of the Class C Preferred Shares are outstanding,

                  (i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock, excluding any cash dividends (other than an Extraordinary Distribution); or

                  (ii) the Corporation shall authorize the issuance to all holders of its Common Stock of rights or warrants to subscribe for or purchase shares or its Common Stock or of any other Equity Securities; or

                  (iii) the Corporation shall authorize any reclassification of its Common Stock (other than a subdivision or combination thereof) or capital stock or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required (except for a merger of the Corporation into one of its subsidiaries solely for the purpose of changing the corporate name or corporate domicile of the Corporation to another state of the United States and in connection with which there is no substantive change in the rights or privileges of any securities of the Corporation other than changes resulting from differences in the corporate statutes of the then existing and the new state of domicile), or the sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety; or

                  (iv) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

                  (v)      there shall occur any Pro Rata Repurchase,

then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Class C Preferred Shares, and shall cause to be mailed to the holders of Class C Preferred Shares at their last addresses as they shall appear on the stock register, at least 10 days before the date hereinafter specified (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (B) the date on which any such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property (including cash), if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation. or winding up. The failure to give or receive the notice required by this subsection (g) or any defect therein shall not affect the legality or validity of such dividend, distribution, right or warrant or other action.

         (h) Effect of Conversions. The person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be usable upon any conversion or redemption shall be deemed to have become on the date of any such conversion or redemption the holder or holders of record of the shares represented thereby; provided, however, that any such surrender on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificate or certificates for such shares are to be issued as the record holder or holders thereof for all purposes at the opening of business on the next succeeding day on which such stock transfer books are open.

         (i) No Fractional Shares. No fractional shares or script representing fractional shares of Common Stock shall be issued upon the redemption or conversion of any Class C Preferred Shares. In lieu of any fractional share otherwise issuable in respect of the aggregate number of Class C Preferred Shares of any holder which are converted upon Mandatory Conversion or any optional conversion, such holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of (i) the Maturity Price of the Common Stock or (ii) the Current Market Price on the second Trading Date immediately preceding the effective date of conversion, in the case of an optional conversion by a holder. If more than one share shall be surrendered for conversion at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Class C Preferred Shares so surrendered.

         (j) Re-issuance. Class C Preferred Shares that have been issued and reacquired in any manner, including shares purchased, exchanged, redeemed or converted, shall not be reissued as 4.25% Class C Convertible Preferred Stock, Series 1996, and shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock.

         (k) Payment of Taxes. The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the redemption or conversion of share of Class C Preferred Shares pursuant to this Section 3; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of Class C Preferred Shares redeemed or converted or to be redeemed or converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

         (l) Reservation of Common Stock. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock and/or its issued Common Stock held in its treasury, for the purpose of effecting any Mandatory Conversion of the Class C Preferred Shares or any conversion of the Class C Preferred Shares at the option of the holder, the full number of shares of Common Stock then deliverable upon any such conversion of all outstanding Class C Preferred Shares.

Section 5.  LIQUIDATION RIGHTS.

         (a) In the event of the liquidation, dissolution, or winding up of the business of the Corporation, whether voluntary or involuntary, the holders of Class C Preferred Shares then outstanding, after payment or provision for payment of the debts and other liabilities of the Corporation and the payment or provision for payment of any distribution on any shares of the Corporation having a preference and a priority over the Class C Preferred Shares on liquidation, shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders on a parity basis with the holders of Common Stock, as if such Class C Preferred Shares had converted to Common Stock at the Exchange Rate then in effect on the date immediately prior to such distribution, an amount per Class C Preferred Share of cash equal to the amount paid per share of Common Stock. The holders of Class C Preferred Shares and of all other series of Common Stock shall share ratably in such distribution of assets in proportion to the amount of shares of Common Stock held by such holders, in the case of Common Stock, or represented by the Class C Preferred Shares, in the case of Class C Preferred Shares. Except as provided in this
Section 5, holders of Class C Preferred Shares shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

         (b) For the purposes of this Section 5, none of the following shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation:

                  (i) the sale, lease, transfer or exchange of all or substantially all of the assets of the Corporation; or

                  (ii) the consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger).

Section 6.  NO PREEMPTIVE RIGHTS.

                 The holders of Class C Preferred Shares shall have no preemptive rights, including preemptive rights with respect to any shares of capital stock or other securities of the Corporation convertible into or carrying rights or options to purchase any such shares.

Section 7.  VOTING RIGHTS.

         (a) The holders of Class C Preferred Shares shall not have any voting rights except as required by law and except as set forth below in Section 7(b) and (c).

         (b) If at any time dividends payable on the Class C Preferred Shares or any other series of Parity Preferred Stock are in arrears and unpaid in an aggregate amount equal to or exceeding the aggregate amount of dividends payable thereon for six quarterly dividend periods, or if any other series of Preferred Stock shall be entitled for any other reason to exercise voting rights, separate from the Common Stock, to elect any Directors of the Corporation ("Preferred Stock Directors"), the holders of the Class C Preferred Shares, voting separately as a class with the holders of all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable, shall have the right to vote for the election of two Preferred Stock Directors of the Corporation, such Directors to be in addition to the number of Directors constituting the Board of Directors immediately prior to the accrual of such right. Such right of the holders of Class C Preferred Shares to elect two Preferred Stock Directors shall, when vested, continue until all dividends in arrears on the Class C Preferred Shares and such other series of Preferred Stock shall have been paid in full and the right of any other series of Preferred Stock to exercise voting rights, separate from the Common Stock, to elect Preferred Stock Directors shall terminate or have terminated and, when so paid, and any such termination occurs or has occurred, such right of the holders of Class C Preferred Shares to elect two Preferred Stock Directors separately as a class shall cease, subject always to the same provisions for the vesting of such right of the holders of the Class C Preferred Shares to elect two Preferred Stock Directors in the case of future dividend defaults.

                 The term of office of each Director elected pursuant to the preceding paragraph shall terminate on the earlier of (i) the next annual meeting of stockholders at which a successor shall have been elected and qualified or (ii) the termination of the right of the holders of Class C Preferred Shares and such other series of Preferred Stock to vote for Directors pursuant to the preceding paragraph. Vacancies on the Board of Directors resulting from the death, resignation or other cause of any such Director shall be filled exclusively by no less than two-thirds of the remaining Directors and the Director so elected shall hold office until a successor is elected and qualified.

         (c) For as long as any Class C Preferred Shares remain outstanding, the affirmative consent of the holders of at least two-thirds thereof actually voting (voting separately as a class) given in person or by proxy, at any annual meeting or special meeting of the shareholders called for such purpose, shall be necessary to amend, alter or repeal any of the provisions of the Certificate of Incorporation of the Corporation which would adversely affect the powers, preferences or rights of the holders of the Class C Preferred Shares then outstanding or reduce the minimum time required for any notice to which holders of Class C Preferred Shares then outstanding may be entitled; provided, however, that any such amendment, alteration or repeal that would authorize, create or increase the authorized amount of any shares of stock (whether or not already authorized) ranking junior to, on a parity with, or senior to the Class C Preferred Shares with respect to payment of dividends or payment upon liquidation shall be deemed not to adversely affect such powers, preferences or rights and shall not be subject to approval by the holders of Class C Preferred Shares; and provided further that the holders of the Preferred
Shares shall not have any voting rights with respect to the amendment, alteration or repeal of any provisions of the Certificate of Incorporation of the Corporation approved at a meeting of the stockholders the record date of which is prior to the issuance of any Class C Preferred Shares.


IN WITNESS WHEREOF, AirTouch Communications, Inc. has caused this certificate to be executed this day of ____________, 1996.

AIRTOUCH COMMUNICATIONS, INC.

By:______________________

                                 Exhibit 2.2(l)


1.      Definitions
        -----------

        Additional C Shares                     =                       Cash Reduction Amount
                                                                        ---------------------
                                                                              FMV-C Share

        Additional Unit Amount                  =                       Cash Reduction Amount
                                                                        ---------------------
                                                                                 $55

        Cash Reduction Amount                   =        (a) the amount of the reduction in Cash Election Number
                                                         required pursuant to clause (i) of Section 2.2(l), multiplied by (b) $55

        Class B Shares Pre-Adjustment           =        (a) $500 million, divided by (b) the AirTouch Preferred
                                                         Stock Issue Price.

        Class C Shares Pre-Adjustment           =        (a) (i) Units Pre-Adjustment, multiplied by $55, minus,
                                                         (ii) $500 million, divided by (b) $50

        FMV-C Share                             =        the fair market value of one share of AirTouch Class C
                                                         Preferred determined in writing by Lehman Brothers Inc. as of the Effective Time

        Units Pre-Adjustment                    =        72% of the number of CCI Common Equivalent Shares
                                                         outstanding as of immediately prior to the Effective Time


2.      Calculation of Adjustments
        to Class B Per-Unit Amount
        and Class C Per-Unit Amount

                                                                    Class B Shares Pre-Adjustment
        Class B Per-Unit Amount                 =                   -----------------------------
                                                         Units Pre-Adjustment + Additional Unit Amount


        Class C Per-Unit Amount                 =        Class C Shares Pre-Adjustment + Additional C Shares
                                                         ---------------------------------------------------
                                                         Units Pre-Adjustment + Additional Unit Amount